EXHIBIT 10x.

*Confidential Treatment Requested

AMENDED AND RESTATED
STOCK AND ASSET PURCHASE AGREEMENT
between
BRISTOL-MYERS SQUIBB COMPANY
and
ASTRAZENECA AB (PUBL)

Dated as of January 31, 2014

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i

(cont’d)

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(cont’d)

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(cont’d)

Exhibit A    Form of TRA Amendment
Exhibit B    Form of Transitional Services Agreement
Exhibit C    Form of Technology License Agreement
Exhibit D    Working Capital and Inventory
Exhibit E    Form of Saxa Collaboration Termination Agreement
Exhibit F    Form of Dapa Collaboration Termination Agreement
Exhibit G    Amylin Collaboration Continuation
Exhibit H    Form of Master Supply Agreement
Exhibit I    Form of Development Agreement
Exhibit J    Form of Site Asset Purchase Agreement

Schedules

Schedule 8.02(h)    Post-Closing Cooperation Regarding Access, Archival and Migration Matters

Schedule 8.07(j)    Post-Signing Cooperation Regarding Certain Tax Matters

Seller Disclosure Schedule

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AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT dated as of January 31, 2014 (as the same may be amended, restated, supplemented or modified from time to time, this “Agreement”), between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Seller”), and ASTRAZENECA AB (PUBL), a company incorporated in Sweden under no. 556011-7482 (“AZ”).
WHEREAS, Seller and AZ entered into a Stock and Asset Purchase Agreement dated as of December 19, 2013 (the “Original SAPA”).
WHEREAS, Seller and AZ now desire to amend and restate the Original SAPA.
WHEREAS, Seller and AstraZeneca UK Limited (“AZ UK”) entered into a Co-Development and Co-Promotion Agreement, dated as of January 11, 2007 (as amended from time to time, the “Saxa Collaboration Agreement”), in order to jointly conduct the clinical development and commercialization of a proprietary dipeptidyl peptidase IV inhibitor (BMS-477118), also known as “Saxagliptin” and presently marketed as “Onglyza”.
WHEREAS, Seller and AZ UK entered into a Co-Development and Co-Promotion Agreement, dated January 11, 2007 (as amended from time to time, the “Dapa Collaboration Agreement”), in order to jointly conduct the clinical development and commercialization of a proprietary SGLT 2 inhibitor (BMS-512148), also known as “Dapagliflozin” and presently marketed outside of the United States as “Forxiga”.
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 29, 2012, by and among Seller, B&R Acquisition Company, and Amylin Pharmaceuticals, Inc., on August 8, 2012 Seller acquired ownership of all equity interests of Amylin Pharmaceuticals, Inc.
WHEREAS, Seller and AstraZeneca Pharmaceuticals LP (“AZ Pharmaceuticals”) entered into that certain Joint Bidding Agreement, dated as of June 27, 2012, by and among Seller, AZ Pharmaceuticals and, solely with respect to Article VI thereof, AZ Parent, pursuant to which, inter alia, AZ Pharmaceuticals contributed approximately fifty percent (50%) of the purchase price Seller paid to acquire Amylin Pharmaceuticals, LLC (as successor to Amylin Pharmaceuticals, Inc.) (“Amylin”) and fifty percent (50%) of certain payments made by Amylin to Eli Lilly and Company and certain other Third Parties in settlement of outstanding debt.
WHEREAS, Seller, BMS Holdco, Inc. (“BMS Holdco” or the “Purchased Company”) and AZ Pharmaceuticals entered into that certain Bill of Sale and Assignment Agreement, dated as of August 9, 2012 (the “Assignment Agreement”), pursuant to which, inter alia, Seller and BMS Holdco themselves, and as agent for Amylin, assigned to AZ Pharmaceuticals, and AZ Pharmaceuticals assumed, ownership interests in and to certain assets specified therein.
WHEREAS, BMS Holdco and AZ Pharmaceuticals entered into a Co-Development and Co-Promotion Agreement, dated as of November 7, 2012 (the “Amylin Collaboration Agreement”), in order to provide for the further development and commercialization of certain of the compounds and products of Amylin and certain research and discovery activities related thereto.

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WHEREAS, Seller and its Selling Affiliates desire to sell and transfer to AZ and/or its designated Purchasing Affiliates, and AZ and/or its designated Purchasing Affiliates desire to purchase and accept from Seller and its Selling Affiliates, the Acquired Assets as fully described in this Agreement.
WHEREAS, Seller or a Selling Affiliate is the direct owner of one hundred percent (100%) of the issued and outstanding equity interests of BMS Holdco (such equity interests are collectively referred to as the “Purchased Company’s Equity Interests”).
WHEREAS, the Purchased Company is the direct or indirect owner of the issued and outstanding equity interests in each of the Subsidiaries listed in Section A of the Seller Disclosure Schedule (such entities are collectively referred to as the “Purchased Company Subsidiaries” and such equity interests are collectively referred to as the “Purchased Company Subsidiaries’ Equity Interests”).
WHEREAS, Amylin Pharmaceuticals, LLC (as successor to Amylin Pharmaceuticals, Inc.) and its subsidiaries are subsidiaries of BMS Holdco (the Purchased Company and the Purchased Company Subsidiaries are collectively referred to as the “Transferred Entities”).
WHEREAS, Seller and each of the Selling Affiliates desire to sell and transfer to AZ and/or the designated Purchasing Affiliates, and AZ and/or the designated Purchasing Affiliates desire to purchase and accept from Seller and the Selling Affiliates, the Purchased Company’s Equity Interests, the Acquired Assets and the Assumed Liabilities, all as fully described in this Agreement (collectively, the “Acquisition”).
WHEREAS, immediately after the Closing, and subject to the terms and conditions herein, AZ will (a) directly or through one or more Purchasing Affiliates own the Purchased Company’s Equity Interests and the Acquired Assets, (b) be responsible for the Assumed Liabilities and (c) indirectly own the Purchased Company Subsidiaries’ Equity Interests (the Purchased Company’s Equity Interests and the Purchased Company Subsidiaries’ Equity Interests are collectively referred to as the “Transferred Equity Interests”).
WHEREAS, subject to the terms and conditions herein, each of the Saxa Collaboration Agreement and the Dapa Collaboration Agreement will be terminated by the parties thereto (subject to the survival of certain provisions as provided therein), and, subject to Exhibit G, the Amylin Collaboration Agreement will continue.
WHEREAS, AZ Parent, contemporaneously with the execution and delivery of the Original SAPA, entered into and delivered the AZ Parent Guaranty, pursuant to which Parent agreed to guarantee the complete and punctual payment by AZ and its Affiliates of all the covenants, conditions and agreements of AZ and its Affiliates contained in this Agreement and in each of the Other Transaction Documents and to make the other agreements set forth in the AZ Parent Guaranty.
Accordingly, the parties hereby agree that the Original SAPA is amended and restated in its entirety as set forth hereby and the parties agree as follows:

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ARTICLE I

Purchase and Sale of the Purchased Company’s
Equity Interests and the Acquired Assets
SECTION 1.01  Purchase and Sale.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to AZ or its designated Purchasing Affiliates, and AZ shall, or cause its designated Purchasing Affiliates to, purchase, acquire and accept from Seller and the Selling Affiliates all the right, title and interest of Seller and the Selling Affiliates in, to and under the Purchased Company’s Equity Interests and the Acquired Assets for (i) the aggregate Purchase Price and (ii) AZ’s or its designated Purchasing Affiliates’ assumption of the Assumed Liabilities, without further recourse to Seller or its Affiliates (other than the Transferred Entities). Subject to the terms of the AZ Parent Guaranty, AZ shall have the right, exercisable by it by written notice to Seller at any time prior to the Closing (or, in the case of any Acquired Assets or Assumed Liabilities transferred after the Closing as part of a Deferred Transfer, at any time prior to such Deferred Transfer), to assign its rights to acquire the Purchased Company’s Equity Interests or the Acquired Assets or to assume the Assumed Liabilities hereunder, in whole or in part, to one or more persons which are Subsidiaries of AstraZeneca plc, a public limited company organized under the laws of England, in accordance with and subject to the terms of this Agreement (each such assignee, a “Purchasing Affiliate”). Each such notice shall include (i) the name, legal form, jurisdiction of incorporation or formation, as applicable, and address for the relevant Purchasing Affiliate(s) and (ii) the portion of the Acquired Assets or Assumed Liabilities, as the case may be, which shall be acquired by such Purchasing Affiliate(s). Notwithstanding the foregoing, the physical transfer of certain assets, including Transferred Regulatory Documentation and the Acquired Assets described in Section 1.02(b) may be delayed subject to the terms and conditions of the Transitional Services Agreement and the Development Agreement. With respect to any Acquired Assets described in Section 1.02(a)(iv), no later than fifteen (15) business days prior to the Closing, Seller shall provide AZ with (x) a schedule setting forth the legal entities that own such Acquired Assets and (y) the address of any warehouse or storage facility where such Acquired Assets will be stored as of the Closing (or in the case of any Deferred Transfer, at the time of the Deferred Transfer).
(b)    The sale, transfer, assignment and delivery of the International Acquired Assets and the assumption of the International Assumed Liabilities of each International Selling Affiliate will be effected pursuant to a short-form asset purchase agreement (each, an “International Asset Purchase Agreement”). Seller and AZ acknowledge their and their Affiliates’ obligations under Section 9.02 with respect to legally-required notification, information and/or consultation obligations with any applicable works council, economic committee, union or other employee representative body, or any or employees (collectively, the “Employment Consultation Process”) and, to the extent required under applicable local Law, Seller and AZ shall ensure that the Employment Consultation Process is completed prior to the relevant International Asset Purchase Agreement being entered into. Each International Asset

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Purchase Agreement shall be in a form reasonably acceptable to each of AZ and Seller, including with respect to (i) the deletion of provisions which are inapplicable to such International Selling Affiliate, AZ or its designated Purchasing Affiliate, as applicable, or the International Acquired Assets and the International Assumed Liabilities covered by such agreement, (ii) such changes as may be necessary to satisfy the requirements of applicable local Law, (iii) such changes as may be reasonably agreed upon by Seller and AZ regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant International Selling Affiliate, AZ or its designated Purchasing Affiliate, as applicable, and country, provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and (iv) such other changes as may be reasonably agreed by Seller and AZ, including to take into consideration the content and outcome of any Employment Consultation Process.
(c)    Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Seller shall, and shall cause its Affiliates (including the Transferred Entities) to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, Seller or its designees shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without further recourse to any Transferred Entity, AZ or any of its Affiliates. For purposes of clarity, notwithstanding anything to the contrary herein, and notwithstanding that any such contributions, transfers, assignments or acceptances occurs after the Closing Date, (i) Seller and its Affiliates shall retain, and none of AZ, its Affiliates or any Transferred Entity shall acquire, and no Transferred Entity shall retain, any interest in the Excluded Assets and (ii) Seller and its Affiliates shall retain, and none of AZ, its Affiliates or any Transferred Entity shall assume, and no Transferred Entity shall retain, any Excluded Liability.
SECTION 1.02  Acquired Assets; Excluded Assets.
(a)    The term “Acquired Assets” means all of the assets that are exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) on the date hereof in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business (other than the Excluded Assets) (subject to any increases, decreases or dispositions thereof as may occur prior to the Closing in accordance with Section 5.01), including the following (and Intellectual Property, which is addressed in Section 1.02(b)):
(i)    all Contracts exclusively used or held for use in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including those set forth in Section 1.02(a)(i) of the Seller Disclosure Schedule (collectively, the “Transferred Contracts”);
(ii)    all Permits (other than Regulatory Approvals which are addressed in clause (ix) immediately below) exclusively used or held for use in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including those set forth in Section 1.02(a)(ii) of the Seller Disclosure Schedule, but only to the extent such Permits may be transferred under applicable Law (collectively, the “Transferred Permits”);

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(iii)    subject to the provisions of Section 9.08 with respect to personnel records, all business and financial records, files, books and documents, including all books of account, ledgers, general, financial and accounting records, Tax Returns and other Tax records (including work papers and supporting documentation), operating, production and other manuals, manufacturing and quality control records, manufacturing procedures, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, manuals, laboratory books, preclinical, clinical and marketing studies and customer and supplier correspondence (in all cases, in any form or medium) (collectively, “Records”), in each case, exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business (collectively, the “Transferred Records”);
(iv)    (A) all raw materials, work-in-process, packaging, labels, supplies, goods in transit and finished goods inventory of products marketed and sold by or on behalf of the Amylin Business and (B) all finished goods inventory of products marketed and sold by or on behalf of any of the Saxa Business and the Dapa Business, in each case as of the Closing Date, and not discontinued, expired, defective, not fit for sale, non-conforming with relevant specifications, or adulterated or misbranded within the meaning of any applicable Law (collectively, the “Transferred Inventory”);
(v)    all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, in each case other than such matters relating to any Excluded Liabilities (for the avoidance of doubt, fifty percent (50%) of any monetary damages that result from all causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business made or initiated prior to the Closing Date shall be paid to Seller or its Affiliates, on the one hand, and AZ or its Affiliates, on the other hand);
(vi)    all rights to Third Party coverage for claims (including claims made after Closing with respect to insured incidents to the extent occurring prior to the Closing to the extent permitted under the terms of such Third Party policies) exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, excluding any fronting policies or any self-insurance of Seller or any of its Affiliates and in each case other than claims relating to any Excluded Liabilities; provided that, with respect to any Liabilities where AZ and its Affiliates on the one hand, and Seller and its Affiliates on the other hand, shall both share liability pursuant to the terms of this Agreement or any Other Transaction Document, the proceeds of any Third Party insurance coverage referenced in this Section 1.02(a)(vi) actually received shall be shared among such parties in the same proportion as such Liabilities are shared;
(vii)    (i) all labeling, advertising, marketing, sales and promotional materials (including television, radio and print content and materials), point of sale materials, and website and mobile application content, in each case, exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin

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Business, (ii) all consumer and end-user information, (iii) materials used for medical education activities and medical informational services, (iv) training materials, and (v) healthcare provider payor and consumer market research, in each case to the extent (A) exclusively related to any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business and (B) transferable in compliance with applicable Law;
(viii)    to the extent permitted under applicable Law and subject to the provisions of Section 9.08, as applicable, (i) with respect to the Transferred Employees and Transferred Contingent Workers, all contracts, personnel records, pay data, income tax and social security records, sickness and family leave records, employee evaluations, grievance and disciplinary records and other employment-related documents, (ii) with respect to former employees of the Saxa Business, the Dapa Business or the Amylin Business, all personnel files, grievance files and related documents to the extent such former employees have grievances that remain unresolved as of the Closing, and (iii) all other files and documents necessary to allow AZ and its Affiliates to comply with their obligations hereunder and under applicable Law with respect to the Transferred Employees;
(ix)    all (A) regulatory applications, submissions, registrations, licenses, clearances, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical trial authorization applications or notifications prepared for submission or submitted to a Governmental Entity with a view to the obtaining or maintaining of any Regulatory Approval, including any investigational medicinal product dossier, in each case, including those set forth on Section 1.02(a)(ix) of the Seller Disclosure Schedule, (B) correspondence with or to Regulatory Authorities (including Regulatory Approval letters, minutes and official contact reports relating to any communications with any Regulatory Authorities) with respect to the assets described in clause (A) above, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports and associated documents, investigations of adverse drug experience or reaction reports, and any other information relevant to the assessment of safety or benefit-risk ratios, and (D) non-clinical, clinical and other files, writings, notes, studies, reports and other documents or data contained or referenced in or supporting any of the foregoing, in each case, that were acquired, developed, compiled, collected or generated by Seller or any of its Affiliates or by any Third Party on behalf of Seller or any of its Affiliates, in each case, to the extent exclusively relating to any product under development or manufactured, distributed, marketed or sold at any time by or on behalf of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business (collectively, the “Transferred Regulatory Documentation”);
(x)    [Intentionally Omitted];
(xi)    [Intentionally Omitted];
(xii)    all goodwill (other than goodwill recorded on the balance sheet of Seller or any of its Affiliates) associated with the Saxa Business, the Dapa Business and the Amylin Business;

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(xiii)    all assets in respect of a Seller Benefit Plan that are transferred to AZ or its Affiliate in accordance with the provisions of Article IX; provided that such assets shall not become Acquired Assets unless and until the date of such transfer;
(xiv)    all equipment and other tangible personal property and interests therein exclusively used or held for use in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including those categories of equipment set forth in Section 1.02(a)(xiv) of the Seller Disclosure Schedule (collectively, the “Transferred Personal Property”);
(xv)    all Unique Instance Software Licenses; and
(xvi)    all accounts receivable to the extent exclusively related to the operation or conduct of the Amylin Business.
(b)    The term “Acquired Assets” shall also include all of the following Intellectual Property that is exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) on the date hereof in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business (other than the Excluded Assets) (subject to any increases, decreases or dispositions thereof as may occur prior to the Closing in accordance with Section 5.01) (the “Transferred Intellectual Property”):
(i)    all Patents exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including all Patents identified in Section 1.02(b)(i) of the Seller Disclosure Schedule;
(ii)    all Trademarks exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including all Trademarks identified in Section 1.02(b)(ii) of the Seller Disclosure Schedule;
(iii)    all Copyright Registrations and Unregistered Intellectual Property exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including all Copyright Registrations identified in Section 1.02(b)(iii) of the Seller Disclosure Schedule;
(iv)    [Intentionally Omitted];
(v)    all Technology exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, including all Technology identified in Section 1.02(b)(v) of the Seller Disclosure Schedule; and
(vi)    to the extent not otherwise included in Technology, (A) all Information contained in the Transferred Regulatory Documentation or Transferred Records, (B) to

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the extent not otherwise included in the foregoing clause (A), all pre-clinical and clinical data, safety data, and marketing data exclusively relating to, individually or collectively, a Compound or a Product, and (C) to the extent not otherwise included in the foregoing clauses (A) and (B), all Information that relates exclusively to, individually or collectively, a Compound or a Product, in each case exclusively used or held for use by Seller or any of its Affiliates (other than the Transferred Entities) in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business and excluding any Information to the extent owned by AZ or its Affiliates (“Product Know-How”); for the avoidance of doubt, all of the Intellectual Property identified on the Seller Disclosure Schedule referenced in this Section 1.02(b) constitutes Acquired Assets.
(c)    Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include (i) any properties, assets and rights of Seller and its Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible that are not exclusively used or held for use in the Business (other than the Transferred Intellectual Property identified in Section 1.02(b) of the Seller Disclosure Schedule), or (ii) any Excluded Assets.
(d)    The term “Excluded Assets” means the following (and includes all assets set forth in Section 1.02(d) of the Seller Disclosure Schedule):
(i)    electronic mail other than Transferred Electronic Mail;
(ii)    any Excluded Tax Attributes;
(iii)    all rights of Seller and its Affiliates (other than the Transferred Entities) under this Agreement and the Other Transaction Documents, in each case in accordance with their respective terms;
(iv)    all Contracts set forth in Section 1.02(d) of the Seller Disclosure Schedule;
(v)    all Intellectual Property set forth in Section 1.02(d) of the Seller Disclosure Schedule, including;
(A)    all Patents set forth in Section 1.02(d) of the Seller Disclosure Schedule; and
(B)    all BMS Marks and all other Trademarks set forth in Section 1.02(d) of the Seller Disclosure Schedule;
(vi)    all Unregistered Intellectual Property consisting of Trademarks that were considered at one time during the branding process as potential candidates for, individually or collectively, the Saxa Business or the Dapa Business, but were not selected as the final candidate or were not exclusively used or exclusively held for use with the Saxa Business or the Dapa Business, as well as any domain names associated with such candidates (other than Unregistered Intellectual Property set forth in Section 1.02(b)(ii) of the Seller Disclosure Schedules);

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(vii)    all personal property and interests therein set forth in Section 1.02(d) of the Seller Disclosure Schedule;
(viii)    all proprietary materials used for Seller’s and its Affiliates’ human resource program and supporting documentation thereto;
(ix)    all cash and other assets of or relating to any employee benefit plan, program or arrangement or related trust (including any pension and savings plan assets) in which any employees of Seller or its Affiliates participate (except assets of Assumed Benefit Plans of Transferred Entities);
(x)    all raw materials, work-in-process, packaging, labels, supplies and goods in transit related to products marketed and sold by or on behalf of any of the Saxa Business or the Dapa Business;
(xi)    other than as set forth in Section 1.02(a)(xv), all Software Assets that are not owned or licensed by a Transferred Entity;
(xii)    all tangible manufacturing assets that may be used exclusively or non-exclusively for the Saxa Business or Dapa Business, including (A) all manufacturing plant, equipment, tools, and materials resident at any of Seller’s or its Affiliates’ sites (other than the manufacturing plant in West Chester, Ohio and the San Diego, CA site which are part of the Amylin Business), including any and all equipment and tools used in connection with quality control and release activities, (B) all equipment, tools, and materials owned by Seller or any of its Affiliates and which are leased to or otherwise located at any Third Party manufacturers or suppliers, and (C) all manufacturing Contracts;
(xiii)    the following Records:
(A)    personnel records other than the Transferred Personnel Records, in accordance with the provisions of Section 9.08;
(B)    subject to AZ’s rights under Sections 8.07(c) and 10.10(c), Records to the extent relating to any Excluded Asset or Excluded Liability;
(C)    subject to AZ’s rights under Sections 8.07(c) and 10.10(c), Records (including accounting Records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax Records relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger or otherwise constitute accounting Records; and
(D)    file copies of the Records retained by Seller.
(xiv)    all Technology set forth on Section 1.02(d) of the Seller Disclosure Schedule.

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SECTION 1.03  Assumed Liabilities; Excluded Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, AZ and/or its Purchasing Affiliates shall assume, effective as of the Closing, and from and after the Closing AZ and/or its Purchasing Affiliates shall pay, perform and discharge when due, the following liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (collectively, “Liabilities”), excluding the Excluded Liabilities (all the foregoing, collectively, the “Assumed Liabilities”), in each case without further recourse to Seller or its Affiliates (other than the Transferred Entities):
(i)    all Environmental Liabilities to the extent arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets, in each case on or after the Closing Date, or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, in each case to the extent arising on or after the Closing Date;
(ii)    all Liabilities under or otherwise arising out of or relating to the Transferred Contracts or the Transferred Entity Contracts (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any such Contract), to the extent arising on or after the Closing Date, in each case other than any Excluded Contract Liabilities;
(iii)    all Liabilities under or otherwise arising out of or relating to the Transferred Permits or any Transferred Entity Permit to the extent arising on or after the Closing Date;
(iv)    all Liabilities in respect of any lawsuits, claims, actions or proceedings to the extent arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets, in each case to the extent arising on or after the Closing Date, or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities in each case, to the extent arising on or after the Closing Date (including any Liabilities relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury to person or property). For purposes of clarification all product liability or similar Liabilities resulting from Third Party Claims (A) related to the use of Products sold to ultimate consumers (or administered to a participant in a clinical trial) prior to the Closing and (B) where such ultimate consumers last purchased (or such participants were last administered) such Products prior to the Closing, shall be treated as Excluded Liabilities and shared by the parties under the Amylin Collaboration Agreement, Saxa Collaboration Agreement or Dapa Collaboration Agreement, as applicable, as in effect immediately prior to the Closing. For purposes of clarification all product liability or similar Liabilities resulting from Third Party Claims (A) related to the use of Products sold to ultimate consumers (or administered to a participant in a clinical trial) after the Closing and (B) where such ultimate consumers first purchased (or such participants first were administered) such Products after the Closing, shall be treated as Assumed Liabilities. For purposes of clarification all product liability or similar Liabilities

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resulting from Third Party Claims related to the use of Products sold to ultimate consumers (or administered to a patient in a clinical trial) prior to and after the Closing or that are not otherwise allocated between the parties pursuant to either of the two immediately preceding sentences shall be shared by the parties pursuant to their respective Allocable Portion, and the parties shall jointly manage in good faith any litigation related to any such Third Party Claims;
(v)    all Liabilities for Taxes to the extent arising out of or relating to the Business or the Acquired Assets, in each case other than (A) Excluded Tax Liabilities, and (B) Transfer Taxes that are the responsibility of Seller pursuant to Section 8.07(e) (such non-excluded Liabilities, the “Assumed Tax Liabilities”);
(vi)    subject to Section 8.16, all Liabilities arising out of or relating to the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate or exchange in respect of, any products marketed and/or sold by or on behalf of the Business, arising on or after the Closing Date;
(vii)    all Liabilities arising from the use of Seller’s National Drug Code number, including any fees related to the foregoing imposed on Seller, AZ or any of their respective Affiliates in respect of its or their status as a “covered entity” pursuant to the Patient Protection and Affordable Care Act by AZ or its Affiliates on or after the Closing Date in connection with the Business; and
(viii)    all Liabilities (other than the Retained Employee Liabilities) arising out of or relating to employment, compensation, employee benefits or termination of any employee, independent contractor or leased worker employed or retained by AZ and its Affiliates that (A) arise prior to, on or after the Closing Date with respect to such Liabilities incurred by the Transferred Entities, and (B) arise on or after the Closing Date with respect to such Liabilities incurred by Seller or its Affiliates that are not Transferred Entities; and
(ix)    all other Liabilities to the extent arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, in each case to the extent arising on or after the Closing Date;
provided, that notwithstanding anything to the contrary contained herein, all Liabilities of the Transferred Entities arising prior to, on or after the Closing Date shall be retained by the Transferred Entities, and nothing in this Section 1.03 is intended to transfer any such Liabilities to Seller or any of its Affiliates (other than Transferred Entities), provided, further, that nothing contained in this Section 1.03(a) shall be deemed to preclude any AZ Indemnitee from making a claim for indemnification and being indemnified for any Losses that such person would have otherwise been entitled to make or be indemnified for under Section 10.01 or Section 10.04.
(b)    Notwithstanding any other provision of this Agreement, AZ shall not assume any Excluded Liability, each of which shall be retained and paid, performed and

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discharged when due by Seller and its Affiliates (other than the Transferred Entities). The term “Excluded Liability” means all Liabilities of Seller or any of its Affiliates (other than the Transferred Entities) whether arising prior to, on or following the Closing other than the Assumed Liabilities, including the following:
(i)    all Liabilities under or otherwise arising out of or relating to (A) any amounts payable with respect to any Transferred Contract or to the extent arising prior to the Closing, or (B) any breach of or default under (whether after the giving of notice or the lapse of time or both) of any Transferred Contract or by Seller or any of its Affiliates prior to the Closing (collectively, “Excluded Contract Liabilities”);
(ii)    all Liabilities to the extent arising out of, relating to or in respect of any Excluded Asset;
(iii)    all (A) intragroup Liabilities of Seller or any Selling Affiliate to any of their respective Affiliates and (B) Liabilities of any Transferred Entity to Seller or any of its Affiliates;
(iv)    Taxes for all Pre-Closing Tax Periods, other than (A) Taxes arising out of any breach of any covenant relating to Taxes made by AZ or any of its Affiliates, and (B) Transfer Taxes that are the responsibility of AZ pursuant to Section 8.07(e) (such non-excluded Liabilities, the “Excluded Tax Liabilities”);
(v)    any Liabilities arising out of or relating to employment, compensation, employee benefits or termination of any current or former employees, officers, consultants or independent contractors of the Business and their respective dependents and beneficiaries that, in each case, relate to periods prior to the Closing (other than any Liability incurred by a Transferred Entity) and any Liability expressly retained by Seller or the Selling Affiliates under Section 9.06(a)(the “Retained Employee Liabilities”);
(vi)    all Liabilities set forth in Section 1.03(b)(vi) of the Seller Disclosure Schedule;
(vii)    all Liabilities with respect to any Seller Benefit Plan or any other employee benefit plan sponsored or maintained by Seller or any of its Affiliates, except as otherwise contemplated by Article IX; and
(viii)    all other Liabilities of Seller and its Affiliates (other than the Transferred Entities) to the extent arising out of or relating to the operation or conduct of the Business or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, in each case to the extent arising prior to the Closing Date;
provided, that nothing contained in this Section 1.03(b) shall be deemed to preclude any Seller Indemnitee from making a claim for indemnification and being indemnified for any Losses that such person would have otherwise been entitled to make or be indemnified for under Section 10.02 or Section 10.04.

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SECTION 1.04  Risk of Loss. At the Closing (or, with respect to any Acquired Assets that are subject to Deferred Transfers pursuant to Section 2.01(b), upon such Deferred Transfer), title to the Transferred Equity Interests and the Acquired Assets shall be transferred to AZ and/or its designated Purchasing Affiliates, and AZ and/or its designated Purchasing Affiliates shall thereafter bear all risk of loss associated with the assets of the Transferred Entities and the Acquired Assets. For purposes of clarification, in the case of Acquired Assets that are subject to a Deferred Transfer, prior to such Deferred Transfer, the parties shall bear risk of loss (including for purposes of Sections 1.02 and 1.03 such that, with respect to a Deferred Business only, the Closing shall occur on the Deferred Transfer Date for such Deferred Business) as contemplated in the Saxa Collaboration Agreement, the Dapa Collaboration Agreement and the Amylin Collaboration Agreement, as applicable, as in effect as of immediately prior to the Closing, in each case without regard to the effect of Exhibit G, the Saxa Collaboration Termination Agreement and the Dapa Collaboration Termination Agreement.
SECTION 1.05  Consents of Third Parties; Shared Contracts.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not, nor shall any Other Transaction Document, constitute an agreement to assign, transfer, grant or otherwise provide, directly or indirectly, any asset (including any Contract or Permit), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment, transfer, grant or other provision thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right or would in any way adversely affect the rights of Seller, any Selling Affiliate or the Transferred Entities or, upon assignment, transfer, grant or other provision, AZ or any Purchasing Affiliate under such asset, claim or right. If any direct or indirect transfer, assignment, grant or other provision by Seller, any Selling Affiliate or any Transferred Entity to, or any direct or indirect assumption by AZ or any Purchasing Affiliate of, any interest in, or liability, obligation or commitment under, any asset, claim or right (including any Contract or Permits) requires the consent of a Third Party, then such transfer, assignment, grant or other provision or assumption shall be made subject to such consent being obtained (including, with respect to Seller and any Selling Affiliate and any of the Transferred Entities, in connection with this Agreement or any Other Transaction Document).
(b)    Subject to Deferred Transfers described in Section 2.01, if any such consent referred to in Section 1.05(a) is not obtained prior to the Closing, the Closing shall nonetheless take place and, thereafter, Seller and the Selling Affiliates shall (i) use their reasonable best efforts to retain such asset, claim or right for the use and benefit, insofar as reasonably possible, of AZ or a Purchasing Affiliate and implement an arrangement with the intent that AZ or such Purchasing Affiliate shall obtain (without infringing upon the legal rights of such Third Party or violating any applicable Law) the economic claims, rights and benefits under any such asset, claim or right and (ii) take such other actions as may be reasonably requested by AZ in order to place AZ or its designated Purchasing Affiliate, insofar as reasonably possible, in the same position as if such asset, claim or right had been transferred at the Closing as contemplated hereby and so that all the benefits and burdens relating to such asset, claim or right, including possession, use, risk of loss, potential for gain, and dominion, control

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and command over such asset, claim or right, are to inure from and after the Closing to AZ or its designated Purchasing Affiliate. Without limiting the foregoing, at the reasonable request and expense of AZ, Seller shall cooperate with AZ to enforce any rights or remedies Seller or its Affiliates may have with respect to any asset, claim or right the transfer of which is delayed or not completed on the Closing Date. For no additional consideration and at such time as Seller and AZ agree after obtaining the applicable authorization, consent or waiver, Seller shall, or shall cause a Selling Affiliate to, cause any such asset, claim or right to be conveyed, assigned, transferred and delivered to AZ or its designated Purchasing Affiliate and AZ or such Purchasing Affiliate shall acquire, accept and assume such asset, claim or right and such asset, claim or right shall be an “Acquired Asset” hereunder. This Section 1.05(b) does not relate to the transfer of Permits, which is addressed solely by Section 8.02(c).
(c)    For a period of three (3) months following the Closing, AZ and Seller shall each use reasonable best efforts to cooperate with each other to (i) identify Shared Contracts (excluding Software Assets other than Unique Instance Software Licenses) and that are material to the Business and (ii) reasonably cooperate for a period of nine (9) months following the Closing with each other to assist AZ in entering into alternative, stand-alone arrangements with such third parties with respect to the matters related to the Business in such Shared Contracts. Each of Seller and AZ shall be responsible for its own costs in providing such cooperation; provided that neither party shall be required to make any payments to any third parties in connection with such cooperation.
SECTION 1.06  Refunds and Remittances.
(a)    Received by Seller or the Selling Affiliates. After the Closing, if Seller or any of the Selling Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to AZ or any Purchasing Affiliate in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which AZ is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to AZ or any Purchasing Affiliate in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to AZ at the address set forth in Section 12.06.
(b)    Received by AZ or the Purchasing Affiliates. After the Closing, if AZ or any of the Purchasing Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, AZ promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 12.06.

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ARTICLE II

Closing; Purchase Price
SECTION 2.01  Closing.
(a)    The meeting to effect the closing of the Acquisition (the “Closing Meeting”) shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, on the date specified by the parties, which shall be no later than the fifth (5th) business day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article III (other than (i) delivery of items to be delivered at the Closing Meeting and (ii) satisfaction or, to the extent permitted by applicable Law, waiver of conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between AZ and Seller. The closing of the Acquisition (the “Closing”) shall be deemed to be effective as of 12:00:01 a.m. in each applicable time zone on a country by country basis on the date (such date, the “Closing Date”) immediately following the date of the Closing Meeting.
(b)    Notwithstanding anything herein to the contrary, (A) (i) if any required filing, consent, approval or action required to be made or obtained relating to the Acquisition or advance ruling certificate or no-action letter required to obtain an exemption therefrom pursuant to the competition or antitrust Laws of any Governmental Entity (collectively, the “Antitrust Approvals”) as set forth on Section 2.01(b) of the Seller Disclosure Schedule, shall not have been obtained or deemed to have been obtained by the Closing Date due to circumstances in the jurisdictions of such Governmental Entity or (ii) if any legally required Employment Consultation Process has not been conducted to completion (as reasonably determined by Seller and AZ acting in good faith) (the “Consultation Completion”) by the Closing Date, to the extent required under applicable local Law (each such jurisdiction in clauses (i) and (ii), a “Deferred Jurisdiction”) and (B) all the conditions of Article III have been satisfied or waived, then the parties shall effect the Closing, but the transfer of the Acquired Assets and the assumption of the Assumed Liabilities in each such Deferred Jurisdiction (such Acquired Assets and Assumed Liabilities, collectively, a “Deferred Business”) will not occur on the Closing Date, but shall instead occur as soon as practicable after the Antitrust Approvals or Consultation Completion, as applicable, in such Deferred Jurisdiction have been obtained or deemed to have been obtained (or upon the waiver thereof by AZ and Seller). Subject to Section 8.05, the parties shall use reasonable best efforts to ensure that any Deferred Transfer occurs as soon as reasonably practicable after the Closing Date. For the avoidance of doubt, the Closing shall not be delayed as a result of any Deferred Transfer. At the closing of a Deferred Transfer pursuant to Section 2.01(d), AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to the Deferred Transfer Payment applicable to such Deferred Business.
(c)    From and after the Closing, and until such time as a Deferred Business has been transferred to AZ or its designated Purchasing Affiliate pursuant to Section 2.01(f) (each such transfer, a “Deferred Transfer”), such Deferred Business will be held by, and managed and operated by, Seller and its Affiliates pursuant to the terms (including those relating to economic

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and liability matters) of, the Amylin Collaboration Agreement, Saxa Collaboration Agreement and Dapa Collaboration Agreement, as applicable, as in effect immediately prior to the Closing, without giving effect to Exhibit G, the Saxa Collaboration Termination Agreement and the Dapa Collaboration Termination Agreement.
(d)    The closing of a transfer of each Deferred Business will be effected on the fifth (5th) business day after the Antitrust Approvals or Consultation Completion, as applicable, in such Deferred Jurisdiction have been obtained or deemed to have been obtained (or upon the waiver thereof by AZ and Seller), or at such other time as the parties may agree, (the date of each such closing, a “Deferred Transfer Date”) without regard to any of the conditions set forth in Article III.
(e)    [Intentionally Omitted]
(f)    At the Closing Meeting, Seller shall deliver or cause to be delivered to AZ:
(i)    a certificate or certificates representing the Purchased Company’s Equity Interests, duly endorsed by Seller or the applicable Selling Affiliate for transfer to AZ or its designated Purchasing Affiliate, with appropriate transfer stamps, if any, affixed;
(ii)    such instruments of sale, assignment, transfer and conveyance (including a counterpart of each International Asset Purchase Agreement) as may be reasonably requested by AZ to effect or evidence the transfer of the Acquired Assets and the Assumed Liabilities to AZ and/or its designated Purchasing Affiliate, in each case duly executed by an authorized officer of Seller or the applicable Selling Affiliate;
(iii)    a counterpart of the Transitional Services Agreement, duly executed by an authorized officer of Seller;
(iv)    a counterpart of the Saxa Collaboration Termination Agreement, duly executed by an authorized officer of Seller;
(v)    a counterpart of the Dapa Collaboration Termination Agreement, duly executed by an authorized officer of Seller;
(vi)    a counterpart of the Technology License Agreement, duly executed by an authorized officer of Seller;
(vii)    [Intentionally Omitted];
(viii)    a counterpart of the Development Agreement, duly executed by an authorized officer of Seller or an Affiliate of Seller;
(ix)    a counterpart of each amendment to each Existing PV Agreement, duly executed by an authorized officer of Seller or an Affiliate of Seller;
(x)    a counterpart of the Master Supply Agreement, duly executed by an authorized officer of Seller or an Affiliate of Seller;

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(xi)    a counterpart of the TRA Amendment, duly executed by authorized officers of Seller, BMS Holdco and Amylin; and
(xii)    the certificate required to be delivered under Section 3.02(a).
(g)    At the Closing Meeting, AZ or its applicable Purchasing Affiliates shall deliver or cause to be delivered to Seller:
(i)    by wire transfer to a bank account designated in writing by Seller at least two (2) business days prior to the Closing Date, immediately available funds in an amount equal to the Closing Date Amount plus or minus, as the case may be, the Estimated Working Capital and Inventory Amounts;
(ii)    such instruments of sale, assignment, transfer and conveyance (including its counterpart of each applicable International Asset Purchase Agreement) as Seller or the Selling Affiliates may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities by AZ and/or its designated Purchasing Affiliates, in each case duly executed by an authorized officer of AZ and/or the applicable Purchasing Affiliate;
(iii)    a counterpart of the Transitional Services Agreement, duly executed by an authorized officer of AZ and/or the applicable Purchasing Affiliate;
(iv)    a counterpart of the Saxa Collaboration Termination Agreement, duly executed by an authorized officer of AZ UK;
(v)    a counterpart of the Dapa Collaboration Termination Agreement, duly executed by an authorized officer of AZ UK;
(vi)    a counterpart of the Technology License Agreement, duly executed by an authorized officer of AZ and/or the applicable Purchasing Affiliate;
(vii)    [Intentionally Omitted];
(viii)    a counterpart of the Development Agreement, duly executed by an authorized officer of AZ or an Affiliate of AZ;
(ix)    a counterpart of each amendment to each Existing PV Agreement, duly executed by an authorized officer of AZ or an Affiliate of AZ;
(x)    a counterpart of the Master Supply Agreement, duly executed by an authorized officer of AZ or an Affiliate of AZ;
(xi)    a counterpart of the TRA Amendment, duly executed by authorized officers of AZ Parent and AZ Pharmaceuticals; and
(xii)    the certificate required to be delivered under Section 3.03(a).
SECTION 2.02  Purchase Price.

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(a)    On the Closing Date, AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount (such amount, the “Closing Date Amount”) equal to (i) two billion eight hundred million dollars ($2,800,000,000) minus (ii) the aggregate amount of all Deferred Transfer Payments minus (iii) the aggregate amount of all payments made or directed by AZ or any of its Affiliates to Seller or any of its Affiliates under or pursuant to the Japan Co-Promotion and Supply Agreements between the date of this Agreement and the Closing Date minus (iv) the Amylin Expense Adjustment Amount.
(b)    No later than three (3) business days prior to the Closing Date, Seller shall prepare and deliver to AZ a certificate (the “Closing Certificate”) setting forth Seller’s good faith estimate of (i) Amylin Working Capital as of the effective time of the Closing on the Closing Date (the “Estimated Amylin Working Capital”), (ii) Ex-Entity Inventory as of the effective time of the Closing on the Closing Date (the “Estimated Ex-Entity Inventory”) based on the local standard cost recorded in the books and records of the relevant Selling Affiliate as of the time of such estimate and (iii) the Ex-Entity Inventory Difference as of the effective time of the Closing on the Closing Date based on Estimated Ex-Entity Inventory (the “Estimated Ex-Entity Inventory Difference”). The methodology and principles used in the calculation of the Estimated Amylin Working Capital, the Estimated Ex-Entity Inventory and the Estimated Ex-Entity Inventory Difference shall be prepared in accordance with the Working Capital and Inventory Principles. If the Estimated Amylin Working Capital is greater than zero, then, on the Closing Date, AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred percent (100%) of the Estimated Amylin Working Capital. If the Estimated Amylin Working Capital is less than zero, then, on the Closing Date, Seller or one or more of its designated Affiliates shall pay to AZ an amount equal to one hundred percent (100%) of the absolute value of the Estimated Amylin Working Capital. On the Closing Date, AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred percent (100%) of the Estimated Ex-Entity Inventory. If the Estimated Ex-Entity Inventory Difference is greater than zero, then, on the Closing Date, the amount of such difference shall be deducted from the Closing Date Amount. The payments and/or deductions to the Closing Date Amount made pursuant to this Section 2.02(b) are collectively referred to herein as the “Estimated Working Capital and Inventory Amounts”. All invoicing for payments pursuant to this Section 2.02 with respect to the transfer of inventory in local markets shall be in the functional currency for such local market, based on the spot rate as published by Bloomberg. Inventory that would otherwise be included in Transferred Inventory and that is owned by Seller or any of its Affiliates in any Exception Market (as defined in the Closing Certificate) or any market with respect to which there will be a Deferred Transfer Payment as indicated in the Closing Certificate shall not be considered Transferred Inventory at the Closing (including for purposes of calculating Ex-Entity Inventory) and shall be transferred to AZ or its designated Affiliate or otherwise addressed pursuant to the terms of the Transitional Services Agreement.
(c)    Within thirty (30) days after AZ becomes aware of the receipt of the U.S. Farxiga Approval, AZ or one of its Affiliates shall pay to Seller or one or more of Seller’s designated Affiliates an aggregate amount equal to six hundred million dollars ($600,000,000) (the “U.S. Farxiga Approval Amount”); provided, however that if the U.S. Farxiga Approval is received prior to the Closing Date, the U.S. Farxiga Approval Amount shall be paid on the later

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of (i) the Closing Date and (ii) within thirty (30) days after AZ becomes aware of the receipt of the U.S. Farxiga Approval.
(d)    Within thirty (30) days after the Japanese Forxiga Approval, AZ or one of its Affiliates shall pay to Seller or one or more of Seller’s designated Affiliates an aggregate amount equal to one hundred million dollars ($100,000,000) (the “Japanese Forxiga Approval Amount”); provided, however, that if the Japanese Forxiga Approval is received prior to the Closing Date, the Japanese Forxiga Approval Amount shall be paid on the later of (i) the Closing Date and (ii) within thirty (30) days after AZ becomes aware of the receipt of the Japanese Forxiga Approval.
(e)    Within thirty (30) days after the Ex-U.S. Saxa/Dapa Launch, AZ or one of its Affiliates shall pay to Seller or one or more of Seller’s designated Affiliates an aggregate amount equal to one hundred million dollars ($100,000,000) (the “Ex-U.S. Saxa/Dapa Launch Amount”).
(f)    On or before February 29, 2020, AZ or one of its Affiliates shall deliver a statement to Seller setting forth in reasonable detail the Cumulative Ex-U.S. Sales during the Ex-U.S. Sales Measurement Period (the “Period-End Cumulative Ex-U.S. Sales Statement”) and shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred fifty million dollars ($150,000,000) (the “Tier I Ex-U.S. Sales Milestone Amount”) if Cumulative Ex-U.S. Sales during the Ex-U.S. Sales Measurement Period (subject to Section 5.07(b)(ii)) as set forth in the Period-End Cumulative Ex-U.S. Sales Statement is equal to or greater than six billion dollars ($6,000,000,000) (the “Tier I Ex-U.S. Sales Milestone”).
(g)    On or before February 29, 2020, in addition to the payment required in Section 2.02(f), if any, AZ or one of its Affiliates shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred fifty million dollars ($150,000,000) (the “Tier II Ex-U.S. Sales Milestone Amount”) if Cumulative Ex-U.S. Sales during the Ex-U.S. Sales Measurement Period (subject to Section 5.07(b)(ii)) as set forth in the Period-End Cumulative Ex-U.S. Sales Statement is greater than eight billion dollars ($8,000,000,000) (the “Tier II Ex-U.S. Sales Milestone”); provided that Cumulative Ex-U.S. Sales that occur in the Ex-U.S. Sales Measurement Period or any portion thereof in which the Tier I Ex-U.S. Sales Milestone is achieved may be included, if applicable, in the calculation of Cumulative Ex-U.S. Sales for determining whether the Tier II Ex-U.S. Sales Milestone has been achieved.
(h)    On or before February 29, 2020, AZ or one of its Affiliates shall deliver a statement to Seller setting forth in reasonable detail the Cumulative U.S. Sales during the U.S. Sales Measurement Period (the “Period-End Cumulative U.S. Sales Statement”) and shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred fifty million dollars ($150,000,000) (the “Tier I U.S. Sales Milestone Amount”) if Cumulative U.S. Sales during the U.S. Sales Measurement Period (subject to Section 5.07(b)(ii)) as set forth in the Period-End Cumulative U.S. Sales Statement is equal to or greater than eight billion five hundred million dollars ($8,500,000,000) (the “Tier I U.S. Sales Milestone”).
(i)    On or before February 29, 2020, in addition to the payment required in Section 2.02(h), AZ or one of its Affiliates shall pay to Seller or one or more of Seller’s

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designated Affiliates an amount equal to one hundred fifty million dollars ($150,000,000) (the “Tier II U.S. Sales Milestone Amount”) if Cumulative U.S. Sales during the U.S. Sales Measurement Period (subject to Section 5.07(b)(ii)) as set forth in the Period-End Cumulative U.S. Sales Statement is greater than ten billion five hundred million dollars ($10,500,000,000) (the “Tier II U.S. Sales Milestone”); provided that Cumulative U.S. Sales that occur in the U.S. Sales Measurement Period or any portion thereof in which the Tier I U.S. Sales Milestone is achieved may be included, if applicable, in the calculation of Cumulative U.S. Sales for determining whether the Tier II U.S. Sales Milestone has been achieved.
(j)    Within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year (each a “Quarter Day”) starting on the first Quarter Day after Closing and ending on December 31, 2025, AZ shall deliver a statement (each an “AZ Non-Amylin WW Sales Statement”) to Seller setting forth the Non-Amylin WW Sales for the immediately preceding calendar quarter (for the avoidance of doubt, the first statement will be with respect to the period starting on the Closing and ending on the first Quarter Day after Closing and the last statement will be with respect to the last quarter of the 2025 calendar year). On the same date that AZ delivers such AZ Non-Amylin WW Sales Statement, AZ or one of its Affiliates shall pay to Seller or Seller’s designated Affiliates:
(i)    with respect to the period commencing on the Closing and ending on December 31, 2014, an amount equal to the applicable First Tier Non-Amylin Royalty Rate for such calendar quarter multiplied by the Non-Amylin WW Sales for such calendar quarter set forth in the AZ Non-Amylin WW Sales Statement; and
(ii)    with respect to the period commencing on the Closing and ending on December 31, 2016, an amount equal to the applicable Second Tier Non-Amylin Royalty Rate for such calendar quarter multiplied by the Non-Amylin WW Sales for such calendar quarter set forth in the AZ Non-Amylin WW Sales Statement, provided that no such royalty shall be payable on any Non-Amylin WW Sales exceeding five hundred million dollars ($500,000,000) in a calendar year; and
(iii)    with respect to the period commencing on January 1, 2015, and ending on December 31, 2025, an amount equal to the applicable Third Tier Non-Amylin Royalty Rate for such calendar quarter multiplied by the Non-Amylin WW Sales for such calendar quarter (subject to Section 5.07(b)(ii)) set forth in the AZ Non-Amylin WW Sales Statement.
For purposes of clarification, the royalties set forth in clauses (i) and (ii) and clauses (ii) and (iii) may be paid concurrently, and the five hundred million dollars ($500,000,000) limit in clause (ii) shall apply only to such royalties described in clause (ii).
(k)    Within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year starting March 31, 2015 and ending on December 31, 2025, AZ shall deliver a statement, together with information and documentation supporting the calculations of AZ (each such statement an “AZ Amylin U.S. Sales Statement”) to Seller setting forth the Amylin U.S. Sales for the immediately preceding calendar quarter (for the avoidance of doubt, the first statement will be with respect to the first quarter of the 2015 calendar year and the last

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statement will be with respect to the last quarter of the 2025 calendar year). On the same date that AZ delivers such AZ Amylin U.S. Sales Statement, AZ or one of its Affiliates shall pay to Seller or Seller’s designated Affiliates an amount equal to the applicable Amylin U.S. Royalty Rate for such calendar quarter multiplied by the Amylin U.S. Sales for such calendar quarter (subject to Section 5.07(b)(ii)) set forth in the AZ Amylin U.S. Sales Statement; provided, that the aggregate amounts paid to Seller and its designated Affiliates under this clause (k) for all years through December 31, 2025 shall not exceed one billion two hundred million dollars ($1,200,000,000). For the avoidance of doubt, no royalties shall be payable by AZ or its Affiliates to Seller or its Affiliates with respect to Net Sales of Amylin Products outside the U.S.
(l)    During the thirty (30)-day period beginning January 1 of each year starting January 1, 2015 and ending January 1, 2026, Seller and its independent auditors shall be permitted to review the working papers of AZ and its independent auditors relating to any or all of the AZ Non-Amylin WW Sales Statements, the AZ Amylin U.S. Sales Statements, the Period-End Cumulative Ex-U.S. Sales Statement or the Period-End Cumulative U.S. Sales Statement received by Seller in the previous calendar year; provided that Seller and its advisors, including its independent auditors, shall have executed (A) a customary confidentiality agreement with AZ providing AZ substantially the same level of confidentiality protection as afforded under Section 8.09 and (B) all customary release letters reasonably requested by AZ’s independent auditors, in each case in connection therewith. Each such statement shall each become final and binding upon the parties on January 31 of the year following delivery thereof, unless prior to such date Seller gives written notice to AZ of its disagreement with any of such statements (a “Sales Statement Notice of Disagreement”). Any Sales Statement Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on the Non-Amylin WW Sales, Amylin U.S. Sales, Cumulative Ex-U.S. Sales or Cumulative U.S. Sales, as applicable, not being calculated in accordance with this Agreement and (iii) specify the amount that Seller reasonably believes is the correct amount of the applicable Non-Amylin WW Sales, Amylin U.S. Sales, Cumulative Ex-U.S. Sales and/or Cumulative U.S. Sales based on the disagreements set forth in the Sales Statement Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the applicable statement(s) in calculating such amount. If the Sales Statement Notice of Disagreement is received by AZ in a timely manner, then the applicable statements (as revised in accordance with this Section 2.03) shall become final and binding on the parties on the earlier of (i) the date Seller and AZ resolve in writing all differences they have with respect to the matters specified in the Sales Statement Notice of Disagreement and (ii) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the thirty (30)-day period following the delivery of a Notice of Disagreement, Seller and AZ shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Sales Statement Notice of Disagreement and agree on a final determination of the Non-Amylin WW Sales, Amylin U.S. Sales, Cumulative Ex-U.S. Sales and/or Cumulative U.S. Sales, as applicable. During such period, AZ and its independent auditors shall be permitted to review the working papers of Seller and its independent auditors relating to the Sales Statement Notice of Disagreement; provided that AZ and its advisors, including its independent auditors, shall have executed (A) a customary confidentiality agreement with Seller providing Seller the same level of protection as afforded under Section 8.09 and (B) all customary release letters reasonably requested by Seller’s independent auditors, in each case in

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

connection therewith. At the end of such thirty (30)-day period, if no agreement on the Non-Amylin WW Sales, Amylin U.S. Sales, Cumulative Ex-U.S. Sales and/or Cumulative U.S. Sales, as applicable, has been reached, upon the request of either Seller or AZ, Seller and AZ shall submit to the Accounting Firm (the selection of which is described in Section 2.03) for arbitration any and all matters that remain in dispute and that were properly included in the Sales Statement Notice of Disagreement. The parties shall jointly instruct the Accounting Firm that it shall (i) review only the matters that were properly included in the Sales Statement Notice of Disagreement and which remain in dispute, (ii) make its determination in accordance with the requirements of this Section 2.02 and (iii) render its written decision as promptly as practicable but in no event later than forty-five (45) days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(l). The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.02 shall be borne by AZ and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of AZ incurred in connection with its preparation of the AZ Non-Amylin WW Sales Statement, AZ Amylin U.S. Sales Statement, the Period-End Cumulative Ex-U.S. Sales Statement and the Period-End Cumulative U.S. Sales Statement, its review of any Sales Statement Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by AZ, and the fees, costs and expenses of Seller incurred in connection with its review of such statements, its preparation, review and certification of any Sales Statement Notice of Disagreement and its preparation of its written briefs submitted to the Accounting Firm shall be borne by Seller.
(m)    AZ shall pay the amounts if and as required by this Section 2.02 in cash (in U.S. dollars) using immediately available funds (such amounts, together with any adjustments pursuant to Section 2.03, collectively, the “Purchase Price”). Subject to Section 10.12, neither AZ nor any of its Affiliates shall have any right to set-off any amounts due to be paid pursuant to this Section 2.02.
(n)    On or prior to December 1 of each year beginning 2014 and through 2025, AZ shall provide to Seller an annual budget for the following calendar year that details the good faith sales estimates of each of the Products on a U.S. and ex-U.S. basis, together with information and documentation supporting AZ’s calculations therefor.
(o)    In addition to the other rights and obligations of the parties to this Agreement, at the request of Seller, AZ shall, and shall if applicable cause its Affiliates to, permit Seller or an independent, certified public accountant not having any significant relation to either Seller or AZ, as appointed by Seller, at reasonable times and upon reasonable notice, and not more than one (1) time per calendar year, to examine the books and records of AZ (or its relevant Affiliate) as may be reasonably necessary to determine the correctness of any payment made under this Agreement.

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(p)    Notwithstanding anything to the contrary herein, each party hereto shall be entitled to deduct and withhold from amounts otherwise payable to any person hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax law. Any amounts so withheld with respect to payments made by AZ or any Permitted Purchasing Affiliates to any person pursuant to this Section 2.02 or Section 2.03 shall be treated for all purposes of this Agreement as having been paid to such person. Notwithstanding the foregoing, to the extent that any Taxes are required to be withheld with respect to payments made pursuant to Sections 2.02 or 2.03 to a person by a Purchasing Affiliate that is not a Permitted Purchasing Affiliate, then the amount paid by such Purchasing Affiliate shall be increased as necessary such that the amount received by such person after such required withholding for Taxes is equal to the amount such person would have received if no withholding had been required; provided that neither AZ nor such Purchasing Affiliate shall be required to pay any such increased amounts in respect of any such withholding to the extent such withholding results from a transaction undertaken by Seller or a Selling Affiliate after the Closing, except to the extent that such transaction is required to be undertaken pursuant to this Agreement. In all events, the parties shall cooperate in good faith to minimize the amount of withholding tax required to be deducted and withheld from any amounts payable hereunder. A “Permitted Purchasing Affiliate” means (i) with respect to any assignment of AZ’s right to purchase the Purchased Company’s Equity Interests, Zeneca Inc. or, with respect to any assignment of Zeneca Inc.’s rights to purchase the Purchased Company’s Equity Interests, any Purchasing Affiliate that is treated as person who is resident in the United Kingdom, Sweden or the United States for income tax purposes and (ii) with respect to any assignment of AZ’s right to purchase the Acquired Assets or to assume the Assumed Liabilities, (x) any Purchasing Affiliate that is treated as a resident for Tax purposes of the United Kingdom, Sweden or the United States (including AZ UK) or (y) any other Purchasing Affiliate that is organized in the same jurisdiction in which such Acquired Assets or Assumed Liabilities are held or located.
(q)    For purposes of Section 2.02(f) through (k), in the event that AZ or any of its Affiliates sells a Competing Product in a country following the Closing, such Competing Product shall be deemed a Corresponding Product for purposes of determining Net Sales of such Corresponding Product in such country for any period beginning on the Closing Date and ending on the earlier of (i) the eighth anniversary of the Closing Date and (ii) the date such Competing Product is Divested. In the event that any Product is sold or transferred in any manner (directly or indirectly) to a Third Party (by way or sale, merger, business combination or otherwise), such Third Party shall agree, as a condition to any such sale or transfer, to fully assume the obligations of AZ and its Affiliates with respect to the obligations set forth in Section 2.02 (with respect to any royalty or milestone payments that are due or may become due to Seller and its Affiliates under this Agreement) and Section 7.05 (with respect to Diligent Efforts), in each case related to such sold or transferred assets or equity interests; provided that no such assumption by such Third Party will in any way relieve any obligations of the Seller and its Affiliates under this Agreement or the obligations of AZ Parent under the AZ Parent Guaranty. Any such sale or transfer of any assets or equity interests that does not include such assumption of obligations shall be void.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SECTION 2.03  Working Capital and Inventory Amounts.
(a)    As promptly as practicable, but no later than ninety (90) days after the Closing Date, AZ shall prepare and deliver to Seller (i) a statement (the “Amylin Working Capital Statement”) setting forth Amylin Working Capital as of the effective time of the Closing (the “Closing Amylin Working Capital”) determined in a manner consistent and in accordance with the Working Capital and Inventory Principles, (ii) a statement (the “Ex-Entity Inventory Statement”) setting forth Ex-Entity Inventory as of the effective time of the Closing (the “Closing Ex-Entity Inventory”) based on the local standard cost recorded in the books and records of the relevant Selling Affiliate as of such time, and (iii) a statement (the “Ex-Entity Inventory Difference Statement” and, together with the Amylin Working Capital Statement and the Ex-Entity Inventory Statement, the “Statements”) setting forth Ex-Entity Inventory Difference as of the effective time of the Closing (the “Closing Ex-Entity Inventory Difference”).
(b)    During the forty-five (45)-day period following Seller’s receipt of the Statements, Seller and its independent auditors shall be permitted to review the working papers of AZ and its independent auditors relating to the Statements; provided that Seller and its advisors, including its independent auditors, shall have executed all release letters reasonably requested by AZ’s independent auditors in connection therewith. The Statements shall each become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless prior to such date Seller gives written notice to AZ of its disagreement with any of the Statements (a “Notice of Disagreement”). Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on the Closing Amylin Working Capital not being calculated, the Closing Ex-Entity Inventory and/or the Closing Ex-Entity Inventory Difference not being determined in accordance with this Section 2.03 and (iii) specify the amount that Seller reasonably believes is the correct amount of the Closing Amylin Working Capital, the Closing Ex-Entity Inventory and/or the Closing Ex-Entity Inventory Difference based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the applicable Statement(s) in calculating such amount. If the Notice of Disagreement is received by AZ in a timely manner, then the Statements (as revised in accordance with this Section 2.03), as applicable, shall become final and binding on the parties on the earlier of (i) the date Seller and AZ resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the forty-five (45)-day period following the delivery of a Notice of Disagreement, Seller and AZ shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of the Closing Amylin Working Capital, the Closing Ex-Entity Inventory and the Closing Ex-Entity Inventory Difference. During such period, AZ and its independent auditors shall be permitted to review the working papers of Seller and its independent auditors relating to the Notice of Disagreement; provided that AZ and its advisors, including its independent auditors, shall have executed all release letters reasonably requested by Seller’s independent auditors in connection therewith. At the end of such forty-five (45)-day period, if no agreement on the Closing Amylin Working Capital, the Closing Ex-Entity Inventory and/or the Closing Ex-Entity Inventory Difference has been reached, upon the request of either Seller or AZ, Seller and AZ shall submit to a nationally

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

recognized independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing or, if the parties are unable to so agree in writing within ten (10) days after the end of such forty-five (45)-day period, then AZ and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to resolve the disputed matters. The parties shall jointly instruct the Accounting Firm that it shall (i) review only the matters that were properly included in the Notice of Disagreement and which remain in dispute, (ii) make its determination in accordance with the requirements of this Section 2.03 and (iii) render its written decision as promptly as practicable but in no event later than forty-five (45) days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.03(b). The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.03 shall be borne by AZ and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of AZ incurred in connection with its preparation of the Statements, its review of any Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by AZ, and the fees, costs and expenses of Seller incurred in connection with its review of the Statements, its preparation, review and certification of the Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by Seller.
(c)    Adjustments.
(i)    If the Closing Amylin Working Capital is greater than the Estimated Amylin Working Capital, AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred percent (100%) of the difference between the Closing Amylin Working Capital and the Estimated Amylin Working Capital. If the Closing Amylin Working Capital is less than the Estimated Amylin Working Capital, then Seller or one or more of its designated Affiliates shall pay to AZ an amount equal to one hundred percent (100%) of the difference between the Estimated Amylin Working Capital and the Closing Amylin Working Capital.
(ii)    If the Closing Ex-Entity Inventory is greater than the Estimated Ex-Entity Inventory, AZ shall pay to Seller or one or more of Seller’s designated Affiliates an amount equal to one hundred percent (100%) of the difference between the Closing Ex-Entity Inventory and the Estimated Ex-Entity Inventory. If the Closing Ex-Entity Inventory is less than the Estimated Ex-Entity Inventory, then Seller or one or more of its designated Affiliates shall pay to AZ an amount equal to one hundred percent (100%) of

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

the difference between the Estimated Ex-Entity Inventory and the Closing Ex-Entity Inventory.
(iii)    If the Closing Ex-Entity Inventory Difference is greater than the Estimated Ex-Entity Inventory Difference, then Seller shall pay to AZ or one or more of AZ’s designated Affiliates an amount equal to one hundred percent (100%) of the difference between the Closing Ex-Entity Inventory Difference and the Estimated Ex-Entity Inventory Difference. If the Closing Ex-Entity Inventory Difference is less than the Estimated Ex-Entity Inventory Difference, then AZ or one or more of its designated Affiliates shall pay to Seller an amount equal to one hundred percent (100%) of the difference between the Estimated Ex-Entity Inventory Difference and the Closing Ex-Entity Inventory Difference.
(iv)    Within ten (10) business days after each Statement becomes final and binding on the parties, the applicable party shall make payment by wire transfer in immediately available funds of the amount required to be paid by this Section 2.03(c). Any payment not made within such ten (10) business day period shall accrue interest from the end of such ten (10) business day period until (but not including) the date of payment at a rate equal to the Prime Rate. For the avoidance of doubt, if one Statement becomes final and binding on the parties, but one or more of the other Statements is the subject of a Notice of Disagreement, the parties shall make any required payments pursuant to this Section 2.03(c) within the timeframe required by the immediately preceding sentence with respect to the final and binding Statement notwithstanding the Notice of Disagreement pertaining to any other Statements. The amount of any payment made pursuant to Section 2.03(c)(i)-(iii) shall be deemed an adjustment to the Purchase Price for all purposes hereunder.
(d)    The term “Amylin Working Capital” means the calculation of assets and liabilities of the Transferred Entities in the same manner, using the same methods, as in the example set forth on Exhibit D hereto. The term “Ex-Entity Inventory” means the inventory of the Saxa Business and Dapa Business and the inventory of the Amylin Business not included as a component of Amylin Working Capital (but in each case, only to the extent (i) included in Transferred Inventory and (ii) that such inventory consists of finished product located in the local market (i.e., in the local distribution center) or in transit to the local distribution center with at least fifteen (15-)month shelf-life, excluding returns and unsalable product. The term “Ex-Entity Inventory Difference” means the aggregate amount of all differences, if any, between the value attributed to any item included in the Ex-Entity Inventory and the price to be paid by AZ or any of its Affiliates for such item of Ex-Entity Inventory under the Master Supply Agreement.
(e)    Each line item of the Closing Amylin Working Capital and the Closing Ex-Entity Inventory shall be calculated in the same manner, using the same methods, as the corresponding line item in the applicable examples set forth on Exhibit D hereto was calculated, whether or not doing so is in accordance with U.S. GAAP, except as otherwise provided in Exhibit D hereto. The foregoing principles are referred to in this Agreement as the “Working Capital and Inventory Principles”. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the applicable Statements, and whether the calculation of the Closing Amylin Working Capital and the Closing Ex-Entity

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Inventory, as applicable, were done in accordance with the Working Capital and Inventory Principles, and the Accounting Firm is not to make any other determination, including any determination as to whether U.S. GAAP was followed in calculating the applicable amounts or Statements. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.03 shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under Section 2.03(c). Any items on or omissions from the Working Capital and Inventory Principles that are based upon errors of fact or mathematical errors shall be carried forward for purposes of calculating the Closing Amylin Working Capital or the Closing Ex-Entity Inventory, as applicable.
(f)    Until the date on which the Statements shall become final and binding on the parties pursuant to Section 2.03(b), each party agrees that following the Closing it shall preserve the accounting books and records of the Business on which the Statements are to be based and shall not take any actions with respect to such books and records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 2.03; provided that Seller’s obligation to preserve the accounting books and records following the Closing shall not apply to Transferred Records that Seller or its Selling Affiliates no longer possess.
(g)    Until the date on which the Statements shall become final and binding on the parties pursuant to Section 2.03(b), each party agrees that following the Closing it shall afford and cause to be afforded to the other party and any accountants, counsel or financial advisors retained by such other party in connection with the preparation of the Statements, Notice of Disagreement and any payments contemplated by this Section 2.03, access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of the Business and such party’s and its accountant’s work papers relevant to the preparation of the Statements, the Notice of Disagreement and the adjustment contemplated by this Section 2.03, and shall provide the other party, upon such other party’s reasonable request and at such other party’s expense, with copies of any such books, contracts, records and work papers.
SECTION 2.04  Costs and Expenses. Notwithstanding anything in this Agreement to the contrary, and subject to Section 8.01, Seller or its Affiliates, on the one hand, and AZ or its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of all out-of-pocket costs and expenses of transferring the Acquired Assets, the Assumed Liabilities and the Transferred Equity Interests to AZ or its designated Purchasing Affiliate, including with respect to any Deferred Transfers; provided, however that, subject to the Transitional Services Agreement, AZ or its Affiliates shall be responsible for one hundred percent (100%) of the costs and expenses relating to (a) the physical transportation and delivery of any of the foregoing and (b) regulatory maintenance costs.
SECTION 2.05  No Double Counting. Notwithstanding anything in this Agreement to the contrary, (a) any expense, charge or item that could cause a reduction or increase of the Purchase Price under more than one provision of this Agreement shall only be counted one time in so reducing or increasing, as applicable, the Purchase Price, and (b) any

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payment, expense, charge or other financial obligation made or charged under one Transaction Document shall not be charged or paid under any other Transaction Document.
ARTICLE III

Conditions to Closing
SECTION 3.01  Conditions to Obligations of Seller and AZ    . The respective obligations of Seller and AZ to effect the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by either party in writing with respect to fulfillment of conditions to its own obligations) as of the Closing of the following conditions:
(a)    No Injunctions or Restraints. No law (including common law), statute, rule, ordinance or regulation of a Governmental Entity (each, a “Law”), or judgment, executive order, stipulation, decree, legally binding agreement, temporary restraining order, preliminary or permanent injunction or other order (each, an “Injunction”) enacted, entered, promulgated, enforced or issued by, or executed with, any Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”), or other legal restraint or prohibition making illegal, preventing or enjoining the Acquisition shall be in effect.
(b)    Antitrust Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition and the other transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, (ii) the German Federal Cartel Office shall have submitted a notice stating that the Acquisition does not constitute a notifiable concentration under German merger control provisions, is not subject to prohibition or may be consummated, and (iii) both the Austrian Federal Competition Authority and Federal Cartel Prosecutor shall have waived their right to request a Phase II review of the Acquisition by the Austrian Federal Cartel Court, and neither the Austrian Federal Competition Authority nor the Federal Cartel Prosecutor shall have requested the initiation of Phase II proceedings within the Phase I period set out in the Austrian Cartel Act.
SECTION 3.02  Conditions to Obligations of AZ. The obligation of AZ and the Purchasing Affiliates to effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by AZ) as of the Closing of the following conditions:
(a)    Representations and Warranties; Covenants. The representations and warranties of Seller made in Article IV of this Agreement (other than the representations and warranties in Section 4.06, Section 4.07, Section 4.08 and Section 4.11) shall be true and correct in all material respects (or, in the case of any such representation or warranty that is qualified by “material,” “materiality,” “Business Material Adverse Effect” or “Seller Material Adverse Effect”, in all respects) as of the Closing as though made as of such time, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such

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earlier date). The representations and warranties made in Section 4.06, Section 4.07, Section 4.08 and Section 4.11 shall be true and correct (without regard to “materiality” “Business Material Adverse Effect” or “Seller Material Adverse Effect” qualifications included therein) as of the Closing as though made as of such time, except, in each case, to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a Business Material Adverse Effect or a Seller Material Adverse Effect. Seller and the Selling Affiliates shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Selling Affiliates at or prior to the time of the Closing. Seller shall have delivered to AZ a certificate dated the Closing Date and signed by an authorized officer of Seller to the effect that the conditions specified in this Section 3.02(a) are satisfied.
(b)    Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Business Material Adverse Effect or Seller Material Adverse Effect.
(c)    Other Transaction Documents. Seller shall have executed and delivered to AZ the Other Transaction Documents to which Seller is a party and each Affiliate of Seller shall have executed and delivered to AZ the Other Transaction Documents to which such Affiliate is specified to be a party.
SECTION 3.03  Conditions to Obligation of Seller. The obligation of Seller to, or to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) as of the Closing of the following conditions:
(a)    Representations and Warranties; Covenants. The representations and warranties of AZ made in Article VI of this Agreement shall be true and correct in all material respects (or, in the case of any such representation or warranty that is qualified by “material,” “materiality,” “Purchaser Material Adverse Effect” or words of similar import set forth therein, in all respects) as of the Closing as though made as of such time, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). AZ and its Purchasing Affiliates shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by AZ and its Purchasing Affiliates at or prior to the time of the Closing. AZ shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of AZ to the effect that the conditions specified in this Section 3.03(a) are satisfied.
(b)    Other Transaction Documents. AZ shall have executed and delivered to Seller the Other Transaction Documents to which AZ is a party and each Affiliate of AZ shall have executed and delivered to Seller the Other Transaction Documents to which such Affiliate is specified to be a party.

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SECTION 3.04  Frustration of Closing Conditions. Neither AZ nor Seller may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party’s material breach of this Agreement or such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04.
ARTICLE IV

Representations and Warranties of Seller
Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”) (provided that the disclosure of an item in one section of the Seller Disclosure Schedule shall be deemed to be a disclosure in (a) only the corresponding section of the Seller Disclosure Schedule and (b) any other section of the Seller Disclosure Schedule only to the extent it is reasonably apparent from a reading of the text of such disclosure that such disclosure is applicable to such other section of the Seller Disclosure Schedule), Seller hereby represents and warrants to AZ as follows:
SECTION 4.01  Organization, Standing and Authority; Execution and Delivery; Enforceability.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Selling Affiliate is a legal entity, duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Seller and each of the Selling Affiliates has all requisite corporate or other entity power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. Seller has duly and properly taken, and each of the Selling Affiliates will have duly and properly taken prior to the Closing, all corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is or they are, or is or are specified to be, a party and to consummate the transactions contemplated hereby and thereby.
(b)    This Agreement has been duly executed and delivered by Seller and, prior to the Closing, Seller and the Selling Affiliates will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by AZ, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by AZ, each Other Transaction Document will constitute, a legal, valid and binding obligation of Seller or the Selling Affiliates, as the case may be, enforceable against such person in accordance with its terms.
SECTION 4.02  No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and the Selling Affiliates

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specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller and the Selling Affiliates with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or similar restrictions of any kind (“Liens”) (other than Permitted Liens or Liens arising from acts or omissions of AZ or its Affiliates) upon any of the Acquired Assets or any properties or assets of any of the Transferred Entities under, (i) any provision of the Certificate of Incorporation or By-laws (or the comparable governing instruments) of Seller, any Selling Affiliate or any of the Transferred Entities, (ii) any Supply Chain Contracts or (iii) any Injunction, or, subject to the matters referred to in paragraph (b) below, applicable Law, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Business Material Adverse Effect or a Seller Material Adverse Effect.
(b)    No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required to be obtained or made by or with respect to Seller, any Selling Affiliate or any Transferred Entity in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act and compliance with and filings and approvals under applicable foreign merger control or competition Laws, (ii) those that may be required solely by reason of AZ’s or any Affiliate of AZ’s (as opposed to any other Third Party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (iii) compliance with and filings under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, (iv) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange, (v) compliance with and filings, approvals or notices required under applicable Law related to the transfer of Transferred Permits, Transferred Intellectual Property and Regulatory Approvals and (vi) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect.
SECTION 4.03  Transferred Equity Interests    . Seller or a Selling Affiliate has good and valid title to the Purchased Company’s Equity Interests free and clear of any Liens, and is the record and beneficial owner thereof. The Purchased Company has good and valid title to the Purchased Company Subsidiaries’ Equity Interests set forth in Section A of the Seller Disclosure Schedule, free and clear of all Liens (other than restrictions imposed by securities Laws), and is the record and beneficial owner thereof. Assuming AZ has the requisite power and authority to be the lawful owner of the Purchased Company’s Equity Interests, upon delivery to AZ at the Closing of certificates representing the Purchased Company’s Equity Interests, duly endorsed by Seller or the applicable Selling Affiliate for transfer to AZ, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Purchased Company’s Equity Interests will pass to AZ, free and clear of any Liens, other than those arising from acts or omissions of AZ or its Affiliates.

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SECTION 4.04  Organization, Standing and Documents of Transferred Entities. Section 4.04 of the Seller Disclosure Schedule sets forth the name and the jurisdiction of organization of each Transferred Entity. Each Transferred Entity is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization. Each Transferred Entity has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Each Transferred Entity is in good standing and duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be in good standing or so qualified, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Seller has prior to the date hereof delivered or otherwise made available to AZ true and complete copies of the organizational documents, each as amended to the date hereof, of each of the Transferred Entities.
SECTION 4.05  Equity Interests in the Transferred Entities.
(a)    Section 4.05(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement and for each Transferred Entity, the number of authorized equity interests in such Transferred Entity, the number of outstanding equity interests in such Transferred Entity and the record and beneficial owners thereof. Except for the Transferred Equity Interests, there are no shares of capital stock or other equity securities of the applicable Transferred Entity issued or outstanding. All of the Transferred Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. None of the Transferred Equity Interests have been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of applicable Law, the Certificate of Incorporation or By-Laws (or comparable governing instruments) of the applicable Transferred Entity, any Contract to which the applicable Transferred Entity is subject, bound or a party or otherwise. There are not any outstanding bonds, debentures, notes or other indebtedness of any Transferred Entity having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Transferred Entity Voting Debt”). There are not any outstanding warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (x) pursuant to which Seller, any Selling Affiliate, or any of the Transferred Entities is or may become obligated to issue, deliver or sell, any additional Transferred Equity Interests or any security convertible into, or exchangeable for, any Transferred Equity Interests or any Transferred Entity Voting Debt, (y) pursuant to which Seller, any Selling Affiliate, or any of the Transferred Entities is or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, arrangement, commitment or undertaking or (z) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Transferred Equity Interests.

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(b)    Other than this Agreement, the Transferred Equity Interests are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Equity Interests.
(c)    BMS Holdco is a direct, wholly owned subsidiary of Seller that was formed solely for the purpose of acquiring and holding all of the issued and outstanding equity interests in Amylin in connection with Seller’s acquisition of Amylin. Since the date of its incorporation, BMS Holdco has not carried on any business or conducted any operations, and has not acquired any assets or assumed or otherwise become liable for any Liabilities, other than the execution of the Assignment Agreement and the Amylin Collaboration Agreement, the performance of its obligations thereunder and matters ancillary thereto.
SECTION 4.06  Good and Valid Title to Acquired Assets; Sufficiency of Assets.
(a)    Seller or a Selling Affiliate has, or as of the Closing Date will have, good and valid title to, or a valid lease or license or other right to use, all material Acquired Assets, in each case free and clear of all Liens, subject to AZ and its Affiliates’ joint ownership in certain of such Acquired Assets, except (i) such as are set forth in Section 4.06(a)(i) of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty, (v) Liens that may have been placed by any developer or other Third Party on leased property or on property over which Seller, a Selling Affiliate or a Transferred Entity has easement rights, together with any subordination or similar agreements relating thereto, (vi) zoning and building codes and other similar laws, orders, rules and regulations, (vii) recorded and/or unrecorded easements, covenants, rights-of-way and other similar restrictions, (viii) licenses, options and other similar like Liens relating to Intellectual Property that, with respect to exclusive licenses, are included in a Transferred Contract set forth in Section 1.02(a)(i) of the Seller Disclosure Schedule or, with respect to any non-exclusive licenses, are in the ordinary course of business, and (ix) other imperfections of title or Liens, if any, which do not, individually or in the aggregate, materially impair the value or continued use and operation of the Acquired Assets to which they relate in the conduct of the applicable Business as presently conducted (the Liens described in clauses (i) through (viii) above are hereinafter referred to collectively as “Permitted Liens”). This Section 4.06 does not relate to the Transferred Equity Interests.
(b)    All material items of tangible Transferred Personal Property are in good maintenance and repair and operating condition (subject to normal wear and tear), except for failures to be in good maintenance and repair which, individually or in the aggregate, would not be reasonably likely to have a Business Material Adverse Effect.
(c)    Except as set forth in Section 4.06(c) of the Seller Disclosure Schedule, the Acquired Assets together with the Transferred Entities and the assets thereof, the Business Employees and AZ and its Affiliates’ respective rights under the Transitional Services

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Agreement, the Technology License Agreement, the Master Supply Agreement, the Development Agreement and Other Transaction Documents, as well as all assets of and services provided by AZ and any of its Affiliates under or in connection with the Amylin Collaboration Agreement, Saxa Collaboration Agreement and Dapa Collaboration Agreement, (i) constitute all of the assets, properties and rights that are necessary for AZ and the Purchasing Affiliates to conduct and operate the Business from and after the Closing in all material respects as currently conducted as of the date hereof and (ii) constitute all of the assets and properties exclusively used or held for use in the Business.
(d)    Since August 8, 2012, (i) except for Contracts which are otherwise a Transferred Contract, none of the Transferred Entities has sold, leased, disposed of or otherwise transferred any material rights, assets or properties to any person other than to another Transferred Entity (excluding Products sold in the ordinary course of business and Intellectual Property), (ii) none of the Transferred Entities has sold, leased, disposed of or otherwise transferred or licensed any Intellectual Property covered by the Non-Collaboration Assets Agreement, (iii) Seller and its Affiliates have complied in all material respects with Section 7.5(a)(i) of the Amylin Collaboration Agreement, and (iv) the only business conducted or operated by the Transferred Entities has been pursuant to the Amylin Collaboration Agreement.
SECTION 4.07  Inventory.
(a)    Except as set forth in Section 4.07(a) of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect, the Transferred Inventory (i) is saleable and merchantable in the ordinary course of business, (ii) was produced or manufactured in accordance in all material respects with the specifications for the Products as set forth in the Amylin Collaboration Agreement, the Saxa Collaboration Agreement or the Dapa Collaboration Agreement, as applicable, and in compliance in all material respects with applicable Law and (iii) is not adulterated or misbranded within the meaning of any applicable Law.
(b)    Except as set forth in Section 4.07(b) of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect, to the extent that the Transferred Inventory contains raw materials and work-in-process, such raw materials and work-in-process have been manufactured, handled, maintained, packaged and stored at all times in accordance in all material respects with the specifications set forth in the Amylin Collaboration Agreement, the Saxa Collaboration Agreement or the Dapa Collaboration Agreement, as applicable, in compliance in all material respects with applicable Law. Except as set forth in Section 4.07(b) of the Seller Disclosure Schedule, the finished goods included in the Inventory are not obsolete or expired and will have at the Closing Date a remaining shelf life of at least twelve (12) months.
SECTION 4.08  Employee Matters.
(a)    Section 4.08(a) of the Seller Disclosure Schedule contains a list, as of the date hereof, which list shall be updated by Seller within ten (10) business days prior to the Closing consistent with the terms of this Agreement, of (i) each Business Employee, including details of title, date of hire, salary or wage rate, and target bonus (if any), and (ii) all material

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Contracts (including employment and consulting agreements) between Seller or any Selling Affiliate, on the one hand, and any Business Employee or Contingent Worker of Seller or any of its Affiliates, on the other hand. To the knowledge of Seller, no Business Employee is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, proprietary rights agreement or similar Contract, that would prohibit or impair the performance of his or her duties as an employee of AZ or any of its Affiliates if employed by AZ or any of its Affiliates pursuant to the provisions of Article IX.
(b)    Section 4.08(b) of the Seller Disclosure Schedule contains a list of all material personnel policies, rules or procedures applicable to Business Employees. Seller has delivered to AZ true and complete copies of all such written policies, rules or procedures.
(c)    Section 4.08(c) of the Seller Disclosure Schedule contains a list of each material “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other material U.S. or international plan, arrangement or policy relating to commission, profit sharing, stock options, stock awards, stock purchases, compensation, deferred compensation, retirement or pension, severance, fringe benefits, disability, medical or dental insurance, life assurance, vacation, overtime, supplemental unemployment or other employee benefits, in each case maintained or contributed to or required to be maintained or contributed to by Seller or any Selling Affiliate for the benefit of any Business Employees, but excluding any (i) payroll practices, (ii) plans, agreements and arrangements that are mandated by applicable Law (other than U.S. Law), and (iii) obligations under collective bargaining agreements, trade union agreements and works council agreements listed in Section 4.08(f) of the Seller Disclosure Schedule (all the foregoing, other than the excluded items, being herein called the “Seller Benefit Plans”). Seller or its Affiliates have delivered or made available to AZ (i) copies or written descriptions of the material terms of each Seller Benefit Plan, and (ii) for each U.S. Seller Benefit Plan relating to U.S. Business Employees that is an Assumed Benefit Plan, (A) the most recent summary plan description for each such Seller Benefit Plan for which such a summary plan description is required or has been prepared and all summaries of material modifications since the most recent summary plan description, (B) each trust agreement and insurance or group annuity Contract relating to such Seller Benefit Plan, (C) the most recent Form 5500 (including any applicable schedules thereto) required to be filed in respect of any such Seller Benefit Plan that is a Pension Plan and (D) the most recent IRS determination letter or opinion letter.
(d)    Except as set forth in Section 4.08(d) of the Seller Disclosure Schedule, neither Seller nor any Selling Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Seller Benefit Plan or modify or change any existing Seller Benefit Plan in a material respect that would affect any Business Employee.
(e)    Each Seller Benefit Plan has been established and administered in material compliance with its terms and applicable Law and is registered with and (if required) approved by (or is pending approval by) applicable regulatory authorities. All material required contributions that are due and payable have been made with respect to the Seller Benefit Plans, and none is currently subject to any funding shortfall. Each Seller Benefit Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code has been determined by the IRS to be,

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tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Seller Benefit Plan or any other circumstance is reasonably expected to adversely affect its tax qualified status.
(f)    Section 4.08(f) of the Seller Disclosure Schedule sets forth a list of the written collective bargaining agreements applicable to any Business Employees and written agreements between Seller or any Selling Affiliate and any works council, trade union or other employee body purporting to represent or negotiate on behalf of any Business Employees.
(g)    Neither Seller nor any Selling Affiliate is subject to any pending or, to the knowledge of Seller, threatened material labor strike or other material industrial action on the part of any Business Employees nor, to the knowledge of Seller, is there any threatened material arbitration, administrative proceeding or lawsuit alleging breach of any applicable Law governing the hiring, employment or the termination of employment or engagement of any Business Employee, agency worker or consultant providing services to the Business.
(h)    Except as contemplated by this Agreement or as set forth in Section 4.08(h) of the Seller Disclosure Schedule, neither the Acquisition nor any of the other transactions contemplated by this Agreement or any of the Other Transaction Documents shall entitle any Business Employee to any (or any enhanced) severance, retention, change in control or any other material payment or benefit, or accelerate the vesting, accrual or exercise of any benefits under any Seller Benefit Plan, or require any payment into any Seller Benefit Plan.
(i)    Except as set forth in Section 4.08(i) of the Seller Disclosure Schedule, there are no current actions, suits or claims pending or, to the knowledge of Seller, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Seller Employee Plan, against the assets of any Seller Benefit Plan or relating to any Seller Benefit Plan or against Seller or any Selling Affiliate relating to the employment of any Business Employee or consultancy arrangement with any Contingent Worker. Except as set forth in Section 4.08(i) of the Seller Disclosure Schedule, there are no material audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened in writing by any Governmental Entity with respect to any Seller Employee Plan or with respect to the employment of any Business Employee or the retention of any Contingent Worker.
(j)    No existing circumstances nor the transactions contemplated by this Agreement would reasonably be expected to result in any material Liabilities for AZ or any of its Affiliates with respect to any Seller Benefit Plan under Title IV of ERISA. No existing circumstances would reasonably be expected to result in any material Liabilities with respect to any Seller Benefit Plan under Section 4971 of the Code. No Transferred Entity sponsors an employee benefit plan subject to Title IV of ERISA, and neither AZ nor any AZ Employer would reasonably be expected to incur any liability under Title IV of ERISA with respect to any Seller Benefit Plan (or be required to contribute to any Seller Benefit Plan that is subject to Title IV of the ERISA) as a result of the transactions contemplated by this Agreement.
(k)    Seller and the Selling Affiliates have complied in all material respects with all applicable Laws respecting employment and employment practices with respect to the Business Employees and Contingent Workers. To the knowledge of Seller, each individual who

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is providing services to the Business and is classified by Seller or an Affiliate as an independent contractor (or otherwise not classified as an employee) is properly classified as such.
SECTION 4.09  Debt. As of the Closing, none of the Transferred Entities shall have, or otherwise be responsible for, any debt for borrowed money, other than (i) the 2014 Notes or (ii) any debt included as a line item on the Amylin Working Capital Statement.
SECTION 4.10  Fees. The only brokers, finders or investment bankers that have acted for Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are Goldman, Sachs & Co., and Seller or its Affiliates shall pay all fees or commissions which may be payable to the aforementioned firm.
SECTION 4.11  Tax Representations.
(a)    (i) All material Tax Returns required to be filed with any taxing authority with respect to any Seller Pre-Closing Tax Period by or on behalf of any Transferred Entity (collectively, the “Seller Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Seller Returns were true and complete in all material respects; and (iii) all material Taxes shown as due and payable on the Seller Returns that have been filed have been timely paid, or withheld and remitted to the appropriate taxing authority.
(b)     (i) None of the Transferred Entities has granted any extension or waiver of the statute of limitations period applicable to any Seller Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no material claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Transferred Entities in respect of any Tax relating to a Seller Pre-Closing Tax Period or, to the knowledge of Seller, otherwise; and (iii) during the Seller Pre-Closing Tax Period, none of Seller, its Affiliates or any Transferred Entity has, to the extent it has affected, may affect or may relate to any Transferred Entity, made or changed any material Tax election, changed any annual Tax accounting period, adopted or materially changed any method of Tax accounting, filed any amended material Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.
(c)    (i) During the Seller Pre-Closing Tax Period, none of the Transferred Entities has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent; (ii) as of the Closing, none of the Transferred Entities is party to any Tax sharing agreement; and (iii) as of the Closing, none of the Transferred Entities is party to any agreement or arrangement with any taxing authority with regard to the Tax liability of any other person.
(d)    BMS Holdco is treated as a corporation for U.S. Federal income Tax purposes and each other Transferred Entity is treated as a disregarded entity for U.S. Federal income Tax purposes.

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(e)    Each of Seller and BMS Holdco (and any predecessor for Tax purposes of BMS Holdco) and their respective Affiliates have complied with their obligations described in the TRA under the caption “Asset Purchase Gain Tax Reporting.”
SECTION 4.12  DISCLAIMER. AZ AND THE PURCHASING AFFILIATES ACKNOWLEDGE THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE TRANSFERRED ENTITIES, THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF ANY PRODUCTS BY SELLER, THE SELLING AFFILIATES OR THE TRANSFERRED ENTITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO AZ AND ITS REPRESENTATIVES AND (B) AZ HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE BUSINESS, THE TRANSFERRED ENTITIES, THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF ANY PRODUCTS BY SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO AZ AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS. IN ENTERING INTO THIS AGREEMENT, AZ HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS. AZ ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, AZ AND/OR ITS DESIGNATED PURCHASING AFFILIATES SHALL ACQUIRE THE TRANSFERRED ENTITIES AND THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, OR ENFORCEABILITY (EXCEPT WITH RESPECT TO THE REPRESENTATION AND WARRANTY IN SECTION 4.01(B)) AND IN AN “AS IS” CONDITION AND ON AN “AS IS” AND “WHERE IS” BASIS.
ARTICLE V

Covenants of Seller
Seller covenants and agrees as follows:
SECTION 5.01  Conduct. From the date hereof to the Closing, except as set forth in Section 5.01 of the Seller Disclosure Schedule or otherwise specifically required or permitted by the terms of this Agreement or specifically required by the terms of the Amylin Collaboration

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Agreement, the Saxa Collaboration Agreement or the Dapa Collaboration Agreement, Seller shall, and shall cause its Affiliates to, (i) conduct the Business in the ordinary course of business consistent with past practice, (ii) comply with their respective obligations under the Amylin Collaboration Agreement, the Saxa Collaboration Agreement and the Dapa Collaboration Agreement, and (iii) comply in all material respects with all applicable Laws, and Seller shall not, and shall not permit any of its Affiliates (including the Transferred Entities) to, do any of the following in connection with the Business without the prior written consent of AZ (which consent shall not be unreasonably withheld or delayed) (provided that clause (h) of this Section 5.01 shall only limit the actions of the Transferred Entities):
(a)    amend the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other comparable governing documents of any Transferred Entity;
(b)    issue (A) any equity interests in, or any other security of, a Transferred Entity, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interests in, or any other security of, a Transferred Entity, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (1) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, (2) obligating any Transferred Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Transferred Equity Interests or (D) any Transferred Entity Voting Debt;
(c)    split, combine or reclassify any of the equity interests in any Transferred Entity, or issue any other security in respect of, in lieu of or in substitution for the equity interests in any Transferred Entity;
(d)    adopt or amend in any material respect any Seller Benefit Plan or employee collective bargaining agreement covering any Business Employee if such adoption or amendment would result in new or increased costs to AZ on or after the Closing Date, except in the ordinary course of business, pursuant to a written agreement that was entered into and legally binding prior to the date hereof or as required by applicable Law; provided, however, that Seller may adopt or amend any Seller Benefit Plan if (A) the cost to Seller or its Affiliates of providing the benefits thereunder would not result in a material cost to the Business, (B) such adoption or amendment does not materially increase or decrease benefits for any Business Employee or (C) if such adoption or amendment affects a broad cross-section of employees of Seller or its Affiliates in addition to the Business Employees;
(e)    grant to any Business Employee any increase in base salary, wages, bonuses, incentive compensation, pension, severance or termination pay, except (A) in the ordinary course of business consistent with past practice, including with respect to normal year-end performance bonuses and annual merit increases, (B) as may be required under existing

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agreements, Seller Benefit Plans or applicable Law, (C) any increases for which Seller or its Affiliates shall be solely obligated or (D) in the event that such grant affects a broad cross-section of employees of Seller or its Affiliates in addition to the Business Employees;
(f)    hire any Business Employee with an annual base salary in excess of $300,000 or bonus opportunity in excess of $120,000, or transfer any employee from one position to another position such that the employee would not be expected to be a Business Employee on the Closing Date on account of such transfer, except to comply with applicable Law or in accordance with an arrangement or a restructuring plan contemplated by Seller or its Affiliates as of the date hereof to the extent such plan has been disclosed to AZ prior to the date hereof;
(g)    sell, lease, license, transfer or otherwise dispose of any Acquired Assets or any assets of the Transferred Entities which are material, individually or in the aggregate, to the Business, except (i) sales of Inventory in the ordinary course of business, (ii) as permitted by the Saxa Collaboration Agreement, the Dapa Collaboration Agreement or the Amylin Collaboration Agreement and (iii) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories in the ordinary course of business or assets that are obsolete or no longer used in the Business;
(h)    (i) acquire a business or substantially all of the assets of a business from any other person or (ii) acquire any material assets (other than inventory) that if so acquired prior to the Closing would constitute Acquired Assets;
(i)    violate, withdraw, materially amend, allow to lapse or otherwise take any action that would result in Seller or any of its Affiliates being in default (with or without notice or lapse of time or both) under any Regulatory Approval or application thereof, or any other licenses, permits, authorizations, registrations, qualifications and approvals relating to the conduct of the Business, including the Transferred Permits and the Transferred Entity Permits, or take any other action or cause any other event that would result in the suspension, modification, revocation or nonrenewal thereof, or giving to any other person any right of termination, amendment or cancellation thereof;
(j)    grant any license to any Transferred Intellectual Property or to any Intellectual Property owned by any of the Transferred Entities used or held for use in the Business;
(k)    except in the ordinary course of business consistent with past practice, make any material change to any pricing, marketing, selling, billing, or receivables collection or payables or liability payment practices of the Business;
(l)    settle, or offer or propose to settle, (A) any material lawsuit, action or other proceeding involving or against any of the Transferred Entities, the Acquired Assets or the Business or (B) any lawsuit, action or other proceeding that relates to the transactions contemplated hereby, in each case other than any such lawsuit, action or other proceeding that relates exclusively to any Excluded Liability or Excluded Asset, so long as such settlement does

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

not provide for equitable relief or other ongoing constraints against any Transferred Entity, Acquired Asset or the Business;
(m)    grant, create or incur any Lien (other than a Permitted Lien) on any material Acquired Asset that will not be discharged on or prior to the Closing;
(n)    other than in the ordinary course consistent with past practice, enter into, amend or modify in any material respect any Contract that is or would be a material Transferred Contract or material Transferred Entity Contract, or otherwise waive, release or assign any material rights, claims or benefits of any material Transferred Contract or material Transferred Entity Contract;
(o)    with respect to the Transferred Entities or the Acquired Assets, make any change in any material method of accounting or accounting practice (including an annual Tax accounting period), principle or policy (for either Tax or financial accounting purposes) other than those required by a change in U.S. GAAP or applicable Law, make or revoke any material Tax election unless required by applicable Law, file any amended material Tax Return, enter into any closing agreement, settle or resolve any material Tax claim, assessment, audit or other similar proceeding, surrender any right to claim a Tax refund, offset or other reduction in Tax, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or
(p)    commit or agree, whether in writing or otherwise, to do any of the foregoing.
Notwithstanding the foregoing, Seller shall not have obligations under this Section 5.01 solely to the extent that AZ or its Affiliates have control pursuant to the Amylin Collaboration Agreement, Saxa Collaboration Agreement or Dapa Collaboration Agreement with respect to Seller taking such actions (or refraining from taking such actions) that are enumerated in this Section 5.01.
SECTION 5.02  Resignations. On the Closing Date, Seller shall cause to be delivered to AZ duly signed resignations, effective immediately after the Closing, of all directors or limited liability company managers of the Transferred Entities or shall take such other action as is necessary to cause such persons to no longer be directors of any relevant Transferred Entity immediately after the Closing.
SECTION 5.03  Access. From the date hereof to the Closing, Seller shall, and shall cause its Affiliates to, (a) give AZ and its Affiliates and their respective officers, employees, advisors, agents or other representatives access, upon reasonable prior notice during normal business hours, to the properties, books and records to the extent relating to any of the Acquired Assets, the Transferred Entities or the Business; (b) furnish to AZ and its Affiliates and their respective officers, employees, advisors, agents or other representatives such financial and operating data and other information relating to the Acquired Assets, the Transferred Entities or the Business as such persons may reasonably request; and (c) use its reasonable best efforts to obtain the assistance of Seller’s and its Affiliates’ employees, counsel, accountants and financial advisors (including Ernst & Young, Seller’s transition consultant) in connection with Seller’s and

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

its Affiliates’ cooperation with AZ’s investigation of the Acquired Assets (and the identification thereof), the Transferred Entities and the Business; provided, however, that such access, information requests and other cooperation (i) do not unreasonably disrupt the normal operations of Seller, its Affiliates or the Business, (ii) would not violate any attorney-client privilege of Seller, the Selling Affiliates or the Transferred Entities or violate any applicable Law and (iii) would not breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise. Such rights of access explicitly exclude any Phase II environmental investigations or any other intrusive or invasive sampling, including subsurface testing of soil, surfacewater or groundwater at any owned or leased real property of Seller or any of its Affiliates.
SECTION 5.04  Business Confidential Information.
(a)    Following the Closing, Seller shall, and shall cause its Affiliates to treat and hold any proprietary and confidential information to the extent relating to the operations or affairs of the Business, any Transferred Entity or any Acquired Asset (collectively, the “Business Confidential Information”) with at least the same degree of care, but no less than reasonable care, with which it protects its own confidential information. Business Confidential Information that constitutes Acquired Assets shall not be used by Seller or its Affiliates except in accordance with the next sentence. For the avoidance of doubt, this Section 5.04 shall not limit or restrict in any manner the disclosure or use of Business Confidential Information by Seller and its Affiliates in connection with providing services to AZ and its Affiliates pursuant to the Transitional Services Agreement, in performing its or their obligations or exercising its or their rights thereunder or under any Other Transaction Document; provided that nothing herein shall limit Seller’s or its Affiliates obligations pursuant to any other portion of this Agreement or any other Transaction Document.
(b)    The obligations of confidentiality contained in Section 5.04(a) with respect to the Business Confidential Information shall not apply to any information to the extent that (i) it is already, or becomes, publicly available or otherwise part of the public domain after the Closing Date, and other than through any fault of Seller or any of its Affiliates in breach of this Agreement,(ii) it is disclosed to Seller or any of its Affiliates after the Closing Date, other than under an obligation of confidentiality, by a Third Party who to Seller’s knowledge has no obligation of any nature to AZ not to disclose such information to others or (iii) it is acquired or developed independently by Seller after the Closing Date without reference to any Business Confidential Information in possession of Seller or any of its Affiliates as of immediately prior to the Closing.
(c)    Notwithstanding Section 5.04(a), Seller may disclose Business Confidential Information to the extent required by any Governmental Entity or otherwise as required by Law or legal process. Before disclosing Business Confidential Information pursuant to this Section 5.04(c), Seller shall provide AZ with reasonably prompt notice of any court order, subpoena or interrogatories that requires disclosure of the Business Confidential Information so that AZ may seek a protective order or other appropriate remedy or waive compliance with this Agreement to the extent legally permitted. Seller shall consult with AZ on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of AZ to protect the Business Confidential Information. Further, in the event such

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

disclosure is required by any Governmental Entity, Seller shall (i) redact mutually agreed upon portions of the Business Confidential Information, (ii) submit a request to such Governmental Entity that such portions of the Business Confidential Information receive confidential treatment or otherwise be held in the strictest confidence to the fullest extent permitted by applicable Law and (iii) be permitted to rely on the advice of Seller’s counsel with respect to its disclosure obligations under such requirement.
SECTION 5.05  Intercompany Agreements and Accounts. Except as otherwise provided under Schedule 2 to the Transitional Services Agreement, Seller shall take, or cause to be taken, all necessary actions to cause all intercompany agreements between Seller or its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, to be terminated as of the Closing. On or prior to the Closing Date, Seller shall cause all intercompany accounts receivable or other intercompany obligations as of the Closing Date between Seller or its Affiliates and the Transferred Entities to be, at the option of Seller, settled in full or netted against any applicable intercompany accounts payable, with any net intercompany receivables to be distributed to Seller on or prior to the Closing Date.
SECTION 5.06  Electronic Mail. On or prior to the Closing, AZ shall establish a secure electronic mail account for each Transferred Employee (each, an “AZ Email Account”). For thirty (30) days following the Closing, Seller shall provide for the ability of all Transferred Employees to continue to receive emails with the use of auto-reply as well as send email to other Seller email addresses but not externally. Seller shall establish reasonable procedures and policies to enable each Transferred Employee to transfer their Transferred Electronic Mail to their AZ Email Account within forty-five (45) days following Closing. AZ shall establish reasonable procedures and policies to ensure that only Transferred Electronic Mail is transferred to AZ Email Accounts. Electronic mail that is not Transferred Electronic Mail shall be considered an Excluded Asset; provided however, that information contained in or attached to Electronic Mail constituting an Acquired Asset shall not be considered an Excluded Asset, but after complying with this Section 5.06, Seller shall no longer have an obligation to transfer such Acquired Asset to AZ or the relevant Purchasing Affiliate.
SECTION 5.07  Non-Competition.
(a)    Subject to the terms of this Section 5.07, from the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and Seller shall cause its Affiliates not to: (i) either itself or with or through any Affiliate or Third Party, market, promote, sell or otherwise commercialize a Competing Product anywhere in the world, or (ii) grant or transfer any right or license to, or enter into any collaboration with, any Third Party by contract or otherwise, to market, promote, sell or otherwise commercialize, a Competing Product anywhere in the world (the activities described in the foregoing clauses (i) and (ii) are collectively referred to herein as “Competing Activities”).
(b)    Notwithstanding the covenants set forth above in Section 5.07(a), during the Restricted Period neither Seller nor any of its Affiliates shall be prohibited from:
(i)    acquiring any securities of any person to the extent such acquisitions are for passive investment purposes only and do not result in Seller or any of its Affiliates

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

owning in the aggregate more than ten percent (10%) of all issued and outstanding capital stock of such person, or, if the person is organized in Japan and its capital stock is listed on the Tokyo Stock Exchange, any passive investment in the capital stock of such person; or
(ii)    acquiring (through merger, stock purchase, purchase of assets or otherwise) ownership of, or any equity interest in (to the extent not otherwise permitted by Section 5.07(b)(i)), and continuing to hold, any business or person engaged in any Competing Activities; provided that, if such Competing Activities account for ten percent (10%) or more of such business’ or person’s consolidated annual revenues during the fiscal year prior to such acquisition being made, the Net Sales of all Corresponding Products with respect to the applicable Competing Product in each country where such Competing Product is sold shall be excluded thereafter for purposes of determining Cumulative U.S. Sales and/or Cumulative Ex-U.S. Sales, as applicable, and for purposes of determining Amylin U.S. Sales and Non-Amylin WW Sales, as applicable, until the earlier of (x) the end of the Restricted Period and (y) the date (if any) that the applicable Competing Product is Divested; and provided, further, that, if such Competing Activities account for less than ten percent (10%) of such business’ or person’s consolidated annual revenues during the fiscal year prior to such acquisition being made, the Net Sales of all Corresponding Products with respect to the applicable Competing Product in each country where such Competing Product is sold shall be (A) excluded thereafter for purposes of determining Cumulative U.S. Sales and/or Cumulative Ex-U.S. Sales, as applicable, and (B) for purposes of determining Amylin U.S. Sales and Non-Amylin WW Sales, as applicable, in each case of (A) and (B) from and after six months following the closing of such acquisition until the earlier of (x) the end of the Restricted Period and (y) the date (if any) that the applicable Competing Product is Divested.
(c)    Nothing in this Section 5.07 shall restrict the activities of any person (or any of its Affiliates) who engages in a business combination transaction resulting in the acquisition (by merger, tender offer, purchase or otherwise) of any capital stock or assets of Seller and who prior to entering into or commencing such business combination transaction is not an Affiliate of Seller.
(d)    Nothing in this Section 5.07 shall restrict the activities of any person (or any of its Affiliates) who engages in a business combination transaction with Seller pursuant to which (A) at least eighty percent (80%) of any consideration paid to the stockholders of Seller and/or such person, as applicable, as a result of such transaction, consists of common equity of the resulting parent company, and (B) the market capitalization of the resulting parent entity immediately following the consummation of such business combination is at least one hundred sixty seven percent (167%) of the market capitalization of Seller prior to the public announcement of such business combination (with such market capitalization of Seller being determined by reference to the average trading price over the last five (5) trading days where Seller’s stock price was unaffected as a result of such possible business combination).
(e)    Nothing in this Section 5.07 shall restrict the activities of any acquired business or person described in Section 5.07(b)(ii).

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

(f)    Notwithstanding anything herein to the contrary, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.07(a). AZ shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants. If a final and non-appealable judicial determination is made that any provision of Section 5.07(a) constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of Section 5.07(a) will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.
SECTION 5.08  Peptides. Notwithstanding anything to the contrary contained herein, as soon as practicable after the Closing (but in any event no later than 60 days), Seller shall, and shall cause its Affiliates to, transfer to AZ or its designated Affiliates all peptides and/or chemical compounds set forth in attachment 4.06(d)(3) to Section 4.06(d) of the Seller Disclosure Schedule. Seller or its Affiliates, on the one hand, and AZ or its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of the out-of-pocket costs of such transfers.
ARTICLE VI

Representations and Warranties of AZ
AZ hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
SECTION 6.01  Organization, Standing and Authority; Execution and Delivery; Enforceability.
(a)    AZ is a company duly incorporated in Sweden under no. 556011-7482. AZ has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by AZ to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.
(b)    This Agreement has been duly executed and delivered by AZ and, prior to the Closing, AZ will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by each other party thereto, each Other Transaction Document to which AZ is, or is specified to be party, will constitute, a legal, valid and binding obligation of AZ, enforceable against AZ in accordance with its terms.
SECTION 6.02  No Conflicts; Consents.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

(a)    The execution and delivery of this Agreement by AZ does not, and the execution and delivery by AZ of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by AZ with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (other than Liens arising solely from acts or omissions of Seller or its Affiliates) upon any of the properties or assets of AZ under, any provision of (i) its certificate of incorporation or by-laws, (ii) any Contract to which AZ is a party or by which any of its properties or assets are bound or (iii) any Injunction, or, subject to the matters referred to in paragraph (b) below, Law applicable to AZ or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.
(b)    No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to AZ in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents to which it is, or is specified to be, a party or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act, if applicable, and compliance with and filings and approvals under applicable foreign merger control or competition laws, (ii) those that may be required solely by reason of Seller’s or any Affiliate of Seller’s (as opposed to any other Third Party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (iii) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.
SECTION 6.03  Actions and Proceedings. There are no (a) outstanding Injunctions of any Governmental Entity or arbitration tribunal against AZ, (b) lawsuits, actions or other proceedings pending or, to the knowledge of AZ, threatened against AZ or any of its Affiliates, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of AZ, threatened against AZ, other than, in the case of each of clauses (a), (b) and (c), any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.
SECTION 6.04  Securities Act. The Transferred Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and AZ and its Affiliates shall not offer to sell or otherwise dispose of the Transferred Equity Interests so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.
SECTION 6.05  Availability of Funds. As of the Closing Date, AZ will have cash on hand or existing undrawn credit facilities that are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement and to pay the related fees and expenses associated therewith.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SECTION 6.06  Fees. No broker, finder or investment banker has acted for AZ or its Affiliates in connection with this Agreement or the transactions contemplated hereby or is entitled to any brokerage fee, finder’s fee or commission in respect thereof.
SECTION 6.07  DISCLAIMER. SELLER AND THE SELLING AFFILIATES ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NEITHER AZ NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, IN CONNECTION WITH THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
ARTICLE VII

Covenants of AZ
AZ covenants and agrees as follows:
SECTION 7.01  [Intentionally Omitted].
SECTION 7.02  Replacement of Credit Support. AZ shall use its reasonable best efforts (without any obligation, however, to (a) spend any money other than customary amounts in connection with arranging such substitute arrangements or (b) commence or threaten to commence any litigation) to (i) obtain or provide replacement arrangements, effective as of the Closing, for all guarantees (including any guarantees by Seller or its Affiliates with respect to the 2014 Notes), covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by Seller or any of its Affiliates (other than the Transferred Entities) to the extent such arrangements are exclusively for the benefit of the Business, the Acquired Assets or the Transferred Entities and are listed in Section 7.02 of the Seller Disclosure Schedule, and (ii) obtain releases indicating that Seller and its Affiliates (other than the Transferred Entities) have no liability with respect thereto, in each case reasonably satisfactory to Seller. In the event that AZ is unable to obtain the release of Seller or its Affiliates (other than the Transferred Entities), AZ shall indemnify and hold harmless Seller and its Affiliates (other than the Transferred Entities) from and against any Losses suffered or incurred by them in connection with any of the foregoing guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support.
SECTION 7.03  Bulk Transfer Laws. AZ and the Purchasing Affiliates hereby waive compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to AZ and the Purchasing Affiliates.
SECTION 7.04  Recordation of Transfer of Intellectual Property. AZ or its Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of the out-of-pocket costs of all applicable recordations of the assignment of the Transferred Intellectual Property.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SECTION 7.05  Diligent Efforts. AZ agrees and covenants, for itself and its Affiliates, that: (i) AZ shall, and shall cause its Affiliates to, (A) use Diligent Efforts to (1) achieve the Tier I U.S. Sales Milestone, the Tier II U.S. Sales Milestone, the Tier I Ex-U.S. Sales Milestone and the Tier II Ex-U.S. Sales Milestone, (2) obtain the U.S. Farxiga Approval, the Japanese Forxiga Approval and the Ex-U.S. Saxa/Dapa Launch, and (3) commercialize, market, promote and sell the products that are the subject of the Non-Amylin WW Sales and the Amylin U.S. Sales, in the case of this clause (3), until January 1, 2026, and (B) not act in a manner designed to (1) avoid achieving such milestones or obtaining such approvals or launch, as applicable, or (2) reduce or otherwise minimize Non-Amylin WW Sales or Amylin U.S. Sales, and (ii) AZ shall not, and shall cause its Affiliates not to, engage in activities or transactions which are intended to defer the receipt or recognition of revenue taken into account in calculating Cumulative Ex-U.S. Sales, Cumulative U.S. Sales, Non-Amylin WW Sales or Amylin U.S. Sales. “Diligent Efforts” means the level of effort and resources normally devoted by AZ to a product or compound owned by it or to which it has rights, which is of similar market potential, profit potential, or strategic value resulting from its own research efforts and at a similar stage in its development or product life based on conditions then prevailing, in view of all costs and risks relevant to such compound, product or project, and taking into account, without limitation, issues of safety and efficacy, applicable Law, product profile, the proprietary position, the then current competitive environment for such product or compound and the likely timing of the product’s entry into the market, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors. Diligent Efforts shall be determined on a country-by-country and Product-by-Product basis.
SECTION 7.06  AZ Parent Guaranty. Contemporaneously with the execution and delivery of the Original SAPA, AZ delivered to Seller a guaranty of AZ Parent (the “AZ Parent Guaranty”).
SECTION 7.07  Fulfillment of Tender Obligations    .  AZ acknowledges that Seller and its Affiliates have agreed to supply certain of the Products at specified prices or subject to rebates under government, hospital and similar tender contracts to certain customers (collectively, the “Fixed Price Tender Commitments”). Prior to AZ or any of its Affiliates assuming any responsibilities under any Fixed Price Tender Commitments, Seller shall provide AZ with (i) a true and complete copy of any such Fixed Price Tender Commitments that is a Transferred Contract and (ii) a summary of the applicable pricing, discounts and term of any such Fixed Price Tender Commitment that is a Shared Contracts. The parties acknowledge and agree that the Fixed Price Tender Commitments that are Shared Contracts shall not constitute Transferred Contracts or other Acquired Assets for purposes of this Agreement. In connection with the obligations of the applicable Selling Affiliate under the Fixed Price Tender Commitments relating to the Products which Seller or the applicable Selling Affiliate is unable to terminate early or transfer to AZ, the parties agree that, from the Closing Date until the scheduled expiration of the term of such contract or obligation (or, if earlier, the termination of such contract), except as may be set forth in the Transitional Services Agreement or the Other Transaction Documents: (a) AZ, or one of its Affiliates shall use commercially reasonable efforts to, promptly following reasonable advance written notice from Seller, supply to Seller, one of its Affiliates or the applicable customer directly (in each case at the reasonable request of Seller) all of the Products requested by the applicable customer under each of the Fixed Price Tender

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Commitments; (b) AZ or any of its Affiliates shall invoice Seller for all of the Products supplied pursuant to Section 7.07(a) at the corresponding prices set forth in the Fixed Price Tender Commitments; and (c) all amounts payable pursuant to Section 7.07(b) shall be paid within thirty (30) days after the receipt by Seller of the invoice applicable thereto; provided that neither AZ nor any of its Affiliates shall be obligated to supply any products pursuant to this Section 7.07 at below cost; and (d) neither Seller nor any of its Affiliates shall extend or amend such Fixed Price Tender Commitments without obtaining the prior written consent of AZ.
SECTION 7.08  2014 Notes. Notwithstanding anything to the contrary contained herein, Seller or its Affiliates, on the one hand, and AZ or its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of any liabilities arising out of or relating to the 2014 Notes; provided, however, the portion of such liabilities borne by Seller or its Affiliates shall be treated for U.S. federal income tax purposes as a contribution to the capital of BMS Holdco immediately prior to the Closing. The “2014 Notes” means the convertible senior notes due in 2014 of Amylin Pharmaceuticals, LLC (as successor to Amylin Pharmaceuticals, Inc.).
SECTION 7.09  No Use of Marks.
(a)    Except as otherwise provided in any Other Transaction Document or in Section 7.09(b), as of the Closing Date and thereafter, AZ shall, and shall cause the Transferred Entities and each of its other Affiliates to, as soon as practicable, but in no event later than 180 days following the Closing Date (the “Wind-Down Period”), cease to, and shall not at any time thereafter, make any use of any BMS Mark in any form or manner (including by promptly removing or otherwise deleting references to any BMS Mark and all references to Seller’s and any Selling Affiliate’s name, customer service addresses or telephone numbers from all Product literature, packaging and labeling and all other materials and from all websites).
(b)    Subject to the terms and conditions of this Agreement, Seller hereby grants to AZ and the Transferred Entities a limited, non-exclusive, non-transferable, non-sublicenseable (except to an Affiliate of AZ), royalty-free license to use the BMS Marks used in the Business as of the Closing Date in the conduct of the Business in the ordinary course (i) during the Wind-Down Period, (ii) to distribute, promote, market, offer for sale and sell the Transferred Inventory until such inventory is sold or expires, and (iii) if, with respect to any Product, a period of time greater than the Wind-Down Period is required to obtain any approvals required from any applicable Governmental Entities or Regulatory Authorities in any jurisdiction for any changes to be made with respect to any Product literature, packaging or labeling to comply with the requirements set forth in Section 7.09(a) (including to remove or otherwise delete all references to any of the BMS Marks and Seller’s or any Selling Affiliate’s customer service addresses or telephone numbers), then AZ and the Transferred Entities shall continue to have the right to use the applicable BMS Marks used in connection with such Product after the expiration of the Wind-Down Period in such jurisdiction in the ordinary course of the conduct of the applicable Business until such required approval(s) are obtained (provided that the foregoing license under this clause (iii) shall be on a Product-by-Product and a jurisdiction-by-jurisdiction basis and shall not extend longer than thirty (30) months after the Closing Date unless otherwise mutually agreed by AZ and Seller (the “Transitional License”); provided, however, that AZ and each Transferred Entity shall use commercially reasonable efforts to comply with all reasonable quality control requirements of Seller. All goodwill arising from AZ’s and any Transferred

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Entity’s use of any BMS Mark and the exercise of the license granted hereunder shall inure solely to the benefit of Seller. For the avoidance of doubt, from and after the Closing, AZ and the Transferred Entities shall, jointly and severally, indemnify Seller and the other Seller Indemnitees against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from any use of the BMS Marks and the exercise of its right under the Transitional License pursuant to this Section 7.09 (other than such claims that the BMS Marks infringe the Intellectual Property rights of a Third Party).
(c)    Except as otherwise provided in any Other Transaction Document as of the Closing Date and thereafter, Seller and the Seller Affiliates shall, and shall cause each of their Affiliates to, as soon as practicable, but in no event later than 90 days following the Closing Date, cease all use of any AZ Mark (including all Assigned Marks) in any form or manner (including by promptly removing or otherwise deleting references to any AZ Mark (including all Assigned Marks) from all Excluded Assets and by promptly relinquishing into the public domain all domain names consisting of or incorporating any AZ Mark included in the Excluded Assets).
SECTION 7.10  Obligations Under Amylin Merger Agreement. AZ shall comply with Section 6.4 of the Agreement and Plan of Merger, dated as of June 29, 2012, by and among Seller, B&R Acquisition Company, and Amylin Pharmaceuticals, Inc.
SECTION 7.11  2013 Amylin Bonuses; Services Agreement.
(a)    Prior to March 15, 2014, AZ shall cause the 2013 Amylin Bonuses to be paid to the employees entitled thereto. AZ shall not transfer or otherwise move any employees of Amylin Pharmaceuticals LLC or Amylin Pharmaceuticals LLC’s Subsidiaries who is entitled to be paid the 2013 Amylin Bonuses to any other Affiliate of AZ on or prior to March 15, 2014.
(b)    Prior to the date hereof, AZ shall have entered into services agreements between each Transferred Entity in the United States and AZ or an Affiliate of AZ, in each case in substantially the same form that has been made available to Seller prior to the date hereof (each, a “Services Agreement”). The Services Agreements shall not be terminated and shall not be amended or modified in any material respect on or prior to March 15, 2014, in each case without Seller’s prior consent.
SECTION 7.12  Leased Vehicles. AZ shall reimburse Seller all Termination Costs with respect to any leased vehicle used in the Saxa Business, Dapa Business or Amylin Business prior to Closing and leased under a Contract related to the countries identified on Schedule 7.12  (each, a “Terminated Leased Business Vehicle”).   “Termination Costs” means, with respect to any Terminated Leased Business Vehicle, the actual out-of-pocket costs required under the applicable Contract to be paid as a fee for terminating the lease of such Terminated Leased Business Vehicle (e.g., early termination charges and administrative fees).  In no event shall AZ be responsible for any costs arising out of past activities with respect to, or condition of, any Terminated Leased Business Vehicle that becomes due with respect to excessive wear and tear, excessive mileage charges and damage to bodywork. For the avoidance of doubt, (a) any leased vehicle used in the Saxa Business, Dapa Business or Amylin Business other than a Terminated Leased Business Vehicle prior to Closing, AZ shall be responsible for all costs arising from and after the Closing in connection with such leased vehicles, (b) any vehicle that is (i) used in the

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Saxa Business, Dapa Business or Amylin Business by a Transferred Employee and (ii) subject to a loan agreement with the Seller pursuant to which the Seller has lent amounts of money or provided a car to such Transferred Employee, in each case with an expectation for the Transferred Employee to pay the entire loan balance under such loan agreement, AZ shall pay to Seller the balance under each loan agreement and Seller shall assign to AZ such loan agreement, and (c) AZ and Seller agree to use commercially reasonable efforts to enter into those certain Lease Transfer Agreements with each of Wheel LT and Wheels Leasing Canada Ltd. with respect to vehicles used by a Transferred Employee in the United States and Canada, respectively, in substantially the same form as each of AZ and Seller have received and reviewed as of the date hereof.
ARTICLE VIII

Mutual Covenants
SECTION 8.01  Consents.
(a)    Prior to the Closing, and for a reasonable period not to exceed six months thereafter, Seller shall, and shall cause its Affiliates to, cooperate with AZ upon its reasonable request in any reasonable manner in connection with AZ obtaining any material authorizations, consents and waivers from Third Parties, necessary to permit the consummation of the Acquisition, the transfer of the Acquired Assets to AZ and the Purchasing Affiliates and the other transactions contemplated by this Agreement and the Other Transaction Documents, and to permit the conduct of the Business by AZ, the Purchasing Affiliates and the Transferred Entities following the Closing in substantially the manner conducted by Seller and its Affiliates (including the Transferred Entities) immediately prior to the Closing. Notwithstanding the foregoing, (i) such cooperation shall not require Seller or any of its Affiliates (including the Selling Affiliates and the Transferred Entities) to expend any money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party, and (ii) in connection with obtaining any authorization, consent or waiver from a Third Party related to any Transferred Contract, Transferred Entity Contract, Transferred Permit or Transferred Entity Permit, no material amendment, waiver, consent or other changes shall be made to any of the foregoing without the prior written consent of AZ.
(b)    Notwithstanding the foregoing, AZ agrees that, except as provided in Section 1.05(b), Seller and its Affiliates shall not have any liability or obligation whatsoever to AZ or any of its Affiliates arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Transferred Contract, Transferred Entity Contract, Transferred Permit or Transferred Entity Permit as a result thereof. AZ further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Closing shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

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SECTION 8.02  Cooperation; Further Assurances.
(a)    After the Closing, upon reasonable written notice, AZ and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for legal, tax, regulatory, financial reporting and accounting matters directly related to the Business, the Transferred Entities, the Acquired Assets or the Assumed Liabilities, other than with respect to litigation or other disputes between the parties hereto (such information collectively, the “Requested Information”); provided, however, that any party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, (ii) such access would result in a violation of confidentiality obligations to a third party or (iii) disclosure of any such Requested Information would result in the loss or waiver of the attorney-client privilege). No costs, expenses or other charges shall be payable by the requesting party to the other party in connection with such requests. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Seller shall provide any consent or waiver reasonably required in order to permit AZ to engage the same counsel to represent AZ following the Closing in connection with any matters relating to any of the Transferred Entities, Acquired Assets or the Business on which such counsel had represented Seller and its Affiliates prior to the Closing (other than in connection with any such matter that would be adverse to Seller or its Affiliates).
(b)    From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01 and 8.04), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to AZ and the Purchasing Affiliates such assignments, deeds, bills of sale, consents and other instruments as AZ or its counsel may reasonably request as necessary or desirable for such purpose.
(c)    Without limiting Sections 1.05(b) or 8.02(a) and except as otherwise provided in the Transitional Services Agreement and Development Collaboration Agreement, AZ, Seller and the Selling Affiliates shall cooperate using their reasonable best efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, any Permit necessary for AZ or its designated Purchasing Affiliates to own or operate the Business, the Transferred Entities or the Acquired Assets. During the period commencing on the date hereof and continuing for a reasonable period not to exceed one year after the Closing, (i) each of Seller, the Selling Affiliates and AZ shall provide or cause to be provided to the other parties all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by applicable Law) any such Permits and (ii) if any Permits are not secured prior to the Closing, Seller, the Selling Affiliates and AZ shall cooperate in good faith in any lawful and reasonable arrangement reasonably proposed by either party under which AZ shall obtain the benefit of Permits held by Seller or the Selling Affiliates in connection with the ownership or operation of the Business, the Transferred Entities or the Acquired Assets following the Closing; provided that such assistance and cooperation shall not

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include any obligation to expend money to any third party or Governmental Entity from whom such Permits are requested under this Section 8.02(c), or to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Notwithstanding the foregoing, Seller and the Selling Affiliates shall not be required to transfer to AZ or any of its Purchasing Affiliates any Regulatory Approvals prior to the Closing. Except as otherwise provided in the Transitional Services Agreement or the Development Agreement, as soon as practical following the Closing Date, Seller shall execute and deliver such documentation as is necessary in order to commence the process of transferring its rights, title and interests in and to the Regulatory Approvals to AZ or its designated Purchasing Affiliate. Until such time as Seller receives written notification from the relevant Governmental Entity acknowledging the transfer of such Regulatory Approval, Seller will continue to maintain such Regulatory Approvals for the benefit of AZ and its Purchasing Affiliates at AZ’s sole cost and expense.
(d)    Subject to Section 1.05, if any party discovers, following the Closing Date, that any assets held by Seller or any of its Subsidiaries were assets (other than Excluded Assets) exclusively used or held for use in the Saxa Business, the Dapa Business or the Amylin Business as of the Closing, but were not transferred to AZ or its designated Purchasing Affiliates as part of the consummation of the transactions under Sections 1.01 and 1.02, then any such assets shall be deemed to have been held in trust by Seller or its Affiliates for AZ and Seller shall and shall cause its Affiliates to, promptly transfer, assign and convey such assets to AZ or its designated Purchasing Affiliates without any additional consideration therefor, free and clear of all Liens (other than Permitted Liens). The allocation of costs and expenses pursuant to transfers under this Section 8.02(d) shall be subject to the terms and conditions of Section 2.04.
(e)    If any party discovers, following the Closing Date, that any assets that have been transferred by Seller and/or its Selling Affiliates to AZ and/or its Purchasing Affiliates are not Acquired Assets, then any such assets shall be deemed to have been held in trust by AZ and/or its applicable Purchasing Affiliates for Seller and/or its applicable Affiliates and AZ shall, and shall cause its Affiliates to, promptly transfer, assign and convey such assets to Seller and/or its designated Affiliates without any consideration therefor free and clear of all Liens (other than Permitted Liens). The allocation of costs and expenses pursuant to transfers under this Section 8.02(e) shall be subject to the terms and conditions of Section 2.04.
(f)    To facilitate the potential access to Requested Information contemplated by this Section 8.02 after the Closing Date, the parties agree to use their commercially reasonable efforts to retain all Requested Information in their respective possession or control on the Closing Date in accordance with their respective policies as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. For the avoidance of doubt, such policies shall be deemed to apply to any Requested Information in a party’s possession or control on the Closing Date relating to the other parties. No party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Requested Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the Closing Date without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take

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possession of such Requested Information prior to such destruction; provided , however , that in the case of any Requested Information relating to taxes, employee benefits or environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). With respect to any and all materials transferred by Seller and received by AZ that are subject or related to ongoing and potential litigation (including materials previously identified by Seller and/or AZ as subject to an existing litigation hold notice), AZ and its Affiliates will retain and not destroy such materials for the duration of any such litigation or potential litigation. With respect to any and all materials that are subject to or related to ongoing and potential litigation (including materials previously identified by Seller and/or AZ as subject to an existing litigation hold notice) that are retained by Seller and not received by AZ, Seller and its Affiliates will retain and not destroy such materials for the duration of any such litigation or potential litigation.
(g)    Without limiting the foregoing provisions of this Section 8.02, pursuant to the term of the Transitional Services Agreement, after the Closing Date Seller and its Affiliates shall provide the Transferred Employees with access to the travel and entertainment (T&E) expense system known as the “Concur T&E System” and all T&E reports for 2013 processed from and after August 1, 2013 covering health care provider (HCP) meal transactions.  On or about February 3, 2014, Seller shall deliver to AZ a file that includes information regarding the U.S. Transferred Employees’ expense data since August 1, 2013 related to HCP meal transactions (collectively, the “T&E Data”).  AZ and its Affiliates shall use commercially reasonable efforts to cause the T&E Data to be provided to the U.S. Transferred Employees and provide the U.S. Transferred Employees with Seller’s instructions necessary for the U.S. Transferred Employees to complete the review of the T&E Data and to return such T&E Data and the related employee certifications to Seller, as provided in the immediately following sentence, on or before February 21, 2014.  AZ shall forward BMS’ instructions to the U.S. Transferred Employees regarding the submission of the T&E Data (as such instructions may be revised by Seller) and the certifications to an email address to be provided by Seller.  Throughout the period from on or about February 3, 2014 to February 21, 2014, Seller shall provide support services to the U.S. Transferred Employees for the purpose of responding to questions with respect to the process related to the T&E Data and certifications.
(h)    Without limiting any of the other provisions set forth in this Section 8.02, after the Closing Date AZ shall, and shall cause the Transferred Entities and its and their Affiliates (and, as applicable, each of its and their respective officers, employees, agents, auditors and representatives) to, use commercially reasonable efforts to comply with Schedule 8.02(h) and to maintain in full force and effect the Contracts identified in Schedule 8.02(h) as the “Archival Project Contracts” and complete the archival, migrations and other projects described in Schedule 8.02(h) and perform its obligations in accordance with the terms of such Archival Project Contracts and the other terms set out in Schedule 8.02(h), including to (i) provide to Seller and/or its designees, each of the deliverables required to be provided to Seller as set forth in Schedule 8.02(h) within the timing specified therein for each such deliverable; (ii) permit Seller and its Affiliates (including, as applicable, its and their respective officers, employees, agents, auditors and representatives) (A) user access to (including to view, execute queries, run reports, print and download documents, data and information from), and training with respect to, the systems and databases described in Schedule 8.02(h) (including the JDE Systems and the

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DAS Systems (as each is defined therein)) and any successor systems or databases or systems, and (B) access from time to time (and at times and dates mutually acceptable to the parties) to inspect, review and make copies of such Records and information as Seller may deem necessary or appropriate, in each case with respect to clauses (A) and (B), as may be reasonably requested by Seller and its Affiliates from time to time after Closing and to the extent such Records, data and other information pertain to transactions or other events occurring on or prior to the Closing Date, including any that pertain to fiscal 2013 or any events occurring prior thereto (and including any such Records, data or other information added to any system or otherwise generated on or prior to March 31, 2014); (iii) properly retain and maintain all such Records, data and information described in Schedule 8.02(h) until such time as Seller notifies AZ that such retention and maintenance is no longer necessary (or, if sooner, seven years after the last Tax filing submitted by or on behalf of Seller or any of its Affiliates that relates to any transaction contemplated by this Agreement (provided that if any audit(s) are in progress at the end of such period, such period shall be automatically extended until such audit(s) are complete)); and (iv) provide reasonable assistance and reasonable cooperation with Seller and its Affiliates to provide copies of, and to migrate the data, databases and other information and Records described in Schedule 8.02(h) to Seller’s and/or its Affiliates’ or other designees’ databases and systems as set forth in Schedule 8.02(h). Seller or its Affiliates, on the one hand, and AZ and its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of all reasonable out-of-pocket costs and expenses incurred in connection with the foregoing.
SECTION 8.03  Publicity. The parties recognize that each party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement, the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby, and hereby agree that (a) for a period of four (4) months following the date of this Agreement (or, if the Closing has not occurred prior to the date that is four (4) months following the date of this Agreement, then for the period starting on the date of this Agreement and ending on the Closing Date), such publication shall be permitted without the other party’s consent to the extent that such releases or statements do not contain information beyond that included in press releases relating to this Agreement, the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby that was approved in writing by each of Seller and AZ, and (b) thereafter each party shall be entitled to issue any press releases and make any other public statements or disclosures relating to this Agreement, the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby or to the performance hereunder without the prior consent of the other party subject to any existing obligations of confidentiality between the parties; provided that in any case (i) any disclosure to employees of Seller or AZ or any of their respective Affiliates, or to applicable works councils, unions or employee representatives, may be made without the prior consent of the other party and (ii) any disclosure which is required by applicable Law or the rules of the Securities and Exchange Commission or any securities exchange having jurisdiction over the disclosing party, as reasonably advised by the disclosing party’s counsel, may be made without the prior consent of the other party, although the other party shall be given prompt notice of any such legally required disclosure and to the extent practicable the disclosing party shall provide the other party an opportunity to comment on the proposed disclosure.

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SECTION 8.04  Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement (including the provisions set forth in Sections 8.01 and 8.05), each party hereto shall use its reasonable best efforts to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing and to consummate the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Seller and AZ shall use their respective reasonable best efforts to cause the Closing to occur on or prior to the Outside Date, or as soon as practicable thereafter. Each of Seller and AZ shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article III not being satisfied.
SECTION 8.05  Antitrust Notification and Other Regulatory Filings.
(a)    Without limiting the foregoing, AZ and Seller shall (i) as promptly as reasonably practicable, but in no event later than five (5) business days after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act, file with the German Federal Cartel Office the required forms under Act Against Restraints of Competition, file with the Austrian Federal Competition Authority under the Austrian Cartel Act, and (ii) make an initial filing with the Ukrainian Anti-Monopoly Committee under the Protection of Economic Competition, in each case, for the transactions contemplated by this Agreement or the Other Transaction Documents; provided that AZ and Seller shall as promptly as practical (but in no event later than fifteen (15) business days after the date of this Agreement) make an initial filing with the Ukrainian Anti-Monopoly Committee under the Protection of Economic Competition Act with respect to the transactions contemplated by this Agreement or the Other Transaction Documents. Any such notices and applications, including such HSR Act notification and report form, shall be in substantial compliance with the requirements of the HSR Act or the applicable foreign merger control or competition Law; provided that Seller and AZ shall have the right to review and provide comments on any such notices and applications of the other party prior to their filing, to the extent permissible under applicable Law and practicable. Each of Seller and AZ shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any such foreign merger control or competition Law. Each of Seller and AZ shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity and shall comply with any such inquiry or request as promptly as practicable. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable foreign merger control or competition Law. Each of Seller and AZ shall (i) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith; (ii) advise the other party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions); and (iii) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such

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meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. AZ agrees not to extend directly or indirectly any waiting period under the HSR Act or any foreign merger control or competition Law or enter into any agreement with a Governmental Entity to delay or to not consummate the transactions contemplated by this Agreement, except with the prior written consent of Seller. Each of Seller and AZ shall use its reasonable best efforts to obtain as promptly as practicable any clearance required under the HSR Act and any such foreign merger control or competition Law for the consummation of the Acquisition or the other transactions contemplated this Agreement or the Other Transaction Documents.
(b)    Without limiting the generality of AZ’s obligations pursuant to Section 8.05(a), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition or antitrust Law, or if any Law or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, AZ shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Injunction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such Law or Injunction repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, including (i) selling, holding separate, licensing or otherwise disposing of, or proposing and agreeing to sell, hold separate, license or otherwise dispose of, or permitting the sale, holding separate, licensing or other disposition of, any assets of AZ or its Subsidiaries, or after the Closing, the Business and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting to conduct its business in a specified manner; provided, however, that without Seller’s prior written consent, neither AZ nor any of its Affiliates shall implement (nor agree to implement) any of the measures described in this sentence with respect to the Business, the Acquired Assets or the Transferred Entities to the extent such measures would adversely affect the payments to be made to or other benefits to be obtained by Seller or its Affiliates under this Agreement, the Master Supply Agreement or pursuant to the surviving provisions of the Saxa Collaboration Agreement, the Dapa Collaboration Agreement or the Amylin Collaboration Agreement.
(c)    AZ shall not, and shall ensure that its Affiliates shall not, acquire or agree to acquire by merging with or into, consolidating with, or by purchasing assets of or equity in, a business of the type and character of, or competes with, all or part of the Business, or take any action which will reasonably be likely to (i) impose any delay in the obtaining of, or increase the risk of not obtaining the expiration, termination or waiver of any applicable waiting period or any consent, approval, permit, ruling, authorization or clearance pursuant to any antitrust or competition Law necessary to consummate the transactions contemplated by this Agreement and the Other Transaction Documents; (ii) increase the risk of any Governmental Entity entering an injunction or order prohibiting the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents; (iii) increase the risk of not being able to remove any such order or injunction on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement and the Other Transaction

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Documents. AZ shall not, and shall ensure that its Affiliates shall not, consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents or withdraw its notification and report form pursuant to the HSR Act unless Seller has given its prior written consent to such extension or delay.
SECTION 8.06  Support Services; Specified Ancillary Agreement. Seller and its Affiliates (other than the Transferred Entities) provide certain support services (“Support Services”) to the Business and employees of the Business in connection with the operation of the Business as conducted as of the date of this Agreement. AZ acknowledges that, except to the extent provided in the Development Agreement or the Transitional Services Agreement, all Support Services will be terminated as of the Closing Date. On the Closing Date, each of Seller and AZ shall enter into a Transitional Services Agreement substantially in the form of Exhibit B and a Development Agreement substantially in the form of Exhibit I. With respect to the Specified Ancillary Agreement, the parties agree that the form attached hereto as Exhibit B contains all of the material terms necessary for each party to fulfill its obligations under such Specified Ancillary Agreement following the Closing.  AZ and Seller agree to work in good faith to prepare and agree upon the schedules thereto or to the extent there are schedules attached to the form of such Specified Ancillary Agreement attached hereto, to negotiate such further amendments and modifications to each of the schedules to the Specified Ancillary Agreement, all as more fully set forth on Section 8.06 of the Seller Disclosure Schedules; provided, that the failure of the parties to agree on such schedules or such amendments or modifications, as applicable, prior to the Closing Date shall in no way limit the obligations of any of the parties hereto, including the obligations set forth in Section 2.1(f) and 2.1(g); provided further, that if such contemplated schedules or amendments or modifications  to such schedules, as applicable, of any such Specified Ancillary Agreement as contemplated by Section 8.06 of the Seller Disclosure Schedule are not made prior to the Closing Date, the terms set forth in Section 8.06 of the Seller Disclosure Schedule with respect to the applicable Specified Ancillary Agreement shall be deemed to be a part of such Specified Ancillary Agreement to the extent necessary to give meaning to such Specified Ancillary Agreement (taking into account all amendments and modifications made to such Specified Ancillary Agreement through the Closing Date).  The fact that the Closing occurs shall in no way limit the continuing obligation of the parties to continue to negotiate in good faith to, as applicable, prepare and agree upon such schedules or make further amendments and modifications to existing schedules.   With respect to Exhibit B, Seller shall use reasonable efforts to prepare an initial draft of such schedules and provide such draft to AZ for AZ’s review and comment as soon as practicable but no later than twenty-five (25) days after the date hereof and with respect to Exhibit I, Seller shall use reasonable efforts to provide additional details in the Development Plan (as defined therein) as required by the Development Agreement.
SECTION 8.07  Tax Matters.
(a)    Purchase Price Allocation. Seller and AZ undertake to act in good faith to jointly agree to a schedule setting forth the allocation of the consideration in the Acquisition (including, as appropriate for Tax purposes, assumptions of liabilities) among (i) the Acquired Assets and (ii) the Transferred Equity Interests (the “Purchase Price Allocation Schedule”) for Tax purposes. If Seller and AZ so agree within 180 days of the Closing Date, Seller and AZ shall

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cause each of their respective Affiliates (including the Transferred Entities), (i) to report the Tax consequences of the Acquisition contemplated herein in a manner consistent with the Purchase Price Allocation Schedule and (ii) not to take any position inconsistent therewith for any Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest). If Seller and AZ do not so agree within 180 days of the Closing Date, each of Seller and AZ (and their Affiliates) (x) shall not be required to agree to a Purchase Price Allocation Schedule, (y) shall each be permitted to used its own purchase price allocation for any Tax purpose and (z) shall not have any liability to the other for any additional Taxes or other liabilities as a result of inconsistencies between the respective allocations of AZ and Seller.
(b)    Responsibility for Preparation and Filing of Tax Returns.
(i)    Tax Returns for Pre-Closing Tax Periods.
(A)    AZ shall be responsible for preparing and filing any Tax Returns, including any required amended Tax Returns, for any Historic Amylin Tax Period of the Transferred Entities. Notwithstanding the foregoing, to the extent any such Tax Return with respect to any Historic Amylin Tax Period would materially and adversely affect Seller or its Affiliates, AZ shall not file such Tax Return without Seller’s prior written consent, which consent shall not be unreasonably withheld.
(B)    For any Seller Pre-Closing Tax Period of the Transferred Entities (or any Pre-Closing Tax Period with respect to a Tax relating to the Acquired Assets) other than a Straddle Period, Seller shall timely prepare and file with the appropriate taxing authorities all Tax Returns, reports and forms required to be filed, and shall pay all Taxes due with respect to such Tax Returns, reports and forms. To the extent not otherwise required by applicable Law, and to the extent that they relate to the Transferred Entities or the Acquired Assets, all such Tax Returns shall be prepared on a basis consistent with the past practice of the Transferred Entities (or with respect to such Acquired Assets, as the case may be) and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Notwithstanding the foregoing, to the extent any such Tax Return would materially and adversely affect AZ or its Affiliates, Seller shall not file such Tax Return without Seller’s prior written consent, which consent shall not be unreasonably withheld.
(C)    (1) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for any Pre-Closing Tax Period that include Seller or any of its Affiliates (other than the Transferred Entities) and (2) AZ shall be responsible for filing any amended tax returns of the Transferred Entities or relating to the Acquired Assets other than those described in clause (1). Notwithstanding the foregoing, to the extent any amended Tax Return filed pursuant to this clause (C) by one party or its Affiliates would materially and adversely affect the other party or its Affiliates, such party

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or its Affiliate shall not file such Tax Return without the other party’s prior written consent, which consent shall not be unreasonably withheld.
(ii)    For any Straddle Period of the Transferred Entities (or relating to the Acquired Assets), AZ shall timely prepare and file with the appropriate taxing authority all Tax Returns, reports and forms required to be filed and shall pay all Taxes due with respect to such Tax Returns, reports and forms; provided that Seller shall reimburse AZ for any amount owed by Seller pursuant to Section 10.03 with respect to the taxable periods covered by such Tax Returns, reports or forms. To the extent not otherwise required by applicable Law, all such Tax Returns shall be prepared on a basis consistent with the past practice of the Transferred Entities and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Notwithstanding the foregoing, to the extent any such Tax Return would materially and adversely affect Seller or its Affiliates, AZ shall not file such Tax Return without Seller’s prior written consent, which consent shall not be unreasonably withheld (it being understood that any such Tax Return will not be deemed to materially and adversely affect Seller or its Affiliates solely because the filing of such Tax Return gives rise to a reimbursement obligation of Seller pursuant to this Section 8.07(b)(ii)).
(c)    Cooperation in Tax Matters. Each of Seller, the Transferred Entities and AZ shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, reports and forms relating to Taxes, including maintaining and making available to each other all Records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. AZ and Seller recognize that Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax Records and information held by the Transferred Entities and with respect to the Acquired Assets to the extent such Records and information pertain to events occurring prior to the Closing Date; therefore, AZ agrees, and agrees to cause the Transferred Entities, (a) to use their commercially reasonable efforts to properly retain and maintain such Records until such time as Seller notifies AZ that such retention and maintenance is no longer necessary (or, if sooner, seven years after the Closing Date), and (b) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such Records as Seller may deem necessary or appropriate from time to time.
(d)    Refunds and Credits.
(i)    Tax refunds and credits:
(A)    of the Transferred Entities for any Pre-Closing Tax Period shall be for the account of Seller,
(B)    relating to the Acquired Assets for any Pre-Closing Tax Period shall be for the account of Seller, and

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(C)    of the Transferred Entities or relating to the Acquired Assets, to the extent not otherwise addressed in clause (A) or (B) above, shall be for the account of AZ.
(ii)     AZ shall, if Seller so requests, cause the Transferred Entities to file for and obtain any refunds or credits to which Seller is entitled under this Section 8.07(d), the expense of filing for and obtaining such refunds or credits shall be borne by Seller and AZ in proportion to the amount of refund or credit to which each would be entitled under clause (i) if such refund or credit is obtained. AZ and Seller shall jointly control the prosecution of any such refund claim. AZ shall cause the Transferred Entities to forward to Seller any such refund within 30 days after the refund is received (or reimburse Seller for any such credit within 30 days after the credit is allowed or applied against other Tax liability); provided, however, that any such amounts payable to Seller shall be net of any cost or benefit (in each case, whether Tax or otherwise) to AZ or the Transferred Entities, as the case may be, attributable to the receipt of such refund and/or the payment of such amounts to Seller. Seller and AZ shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 8.07(d) as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to AZ or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 10.10.
(iii)    Notwithstanding anything to the contrary set forth in this Agreement, the provisions of the TRA shall govern the treatment of any Tax refunds or credits to the extent provided therein.
(e)    Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by AZ and Seller; provided, however, that AZ shall be solely responsible for any such Taxes to the extent it is eligible for a refund or credit of such Taxes. Seller agrees to cooperate with AZ in order for AZ to obtain any refund or credit of such Taxes. Seller and AZ shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.
(f)    Straddle Periods. Taxes (other than Transfer Taxes) payable with respect to a Straddle Period (and refunds of such Taxes) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes, as if the Tax period ended as of the close of business on the Closing Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable applicable Law), as if the Tax period of that entity ended as of the close of business on the Closing Date.

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(g)    FIRPTA Certificate. Each of Seller and each Selling Affiliate shall, to the extent required by Section 1445 of the Code and the U.S. Treasury Regulations thereunder to demonstrate that the none of the transfers contemplated by this Agreement are subject to withholding under the U.S. Foreign Investment in Real Property Tax Act, deliver to AZ prior to the Closing a certificate, in form and substance satisfactory to AZ (i) in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller or the Selling Affiliate, as applicable, is not a “foreign person” within the meaning of U.S. Treasury Regulation Section 1.1445-2(b)(2) or (ii) in accordance with U.S. Treasury Regulation Section 1.1445-2(c)(3) certifying that the Purchased Company Equity Interests are not U.S. Real Property Interests within the meaning of Section 897(c) of the Code and the U.S. Treasury Regulations thereunder.
(h)    AZ Post-Closing Activities. AZ shall not (i) carry back any loss or other Tax attribute of the Transferred Entities for a Post-Closing Tax Period to any Pre-Closing Tax Period that is not an Historic Amylin Tax Period or (ii) with respect to any Pre-Closing Tax Period, take any position with respect to Taxes of the Transferred Entities (or relating to the Acquired Assets), in either case that reasonably could be expected to materially and adversely affect Seller or that would have the effect of shifting income to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by the AZ.
(i)    Section 338 Election. AZ shall not make an election with respect to the Transferred Entities under Section 338(g) of the Code without the express written consent of Seller. If Seller gives its consent to a 338(g) election and AZ makes such election, AZ shall (i) indemnify Seller for any Tax liability resulting from such election by AZ and (ii) pay any additional amounts necessary to put Seller in the same after-Tax position it would have been in had AZ not made such election.
(j)    AZ and Seller agree that from and after the date hereof through the Closing Date, each of them shall and shall cause its respective Affiliates to cooperate with respect to the matters set forth on Schedule 8.07(j).
(k)    VAT. If a payment made pursuant to this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, in addition to that payment, the payer shall pay an amount equal to the VAT chargeable on such supply, subject, where applicable, to the provision of a valid VAT invoice.
SECTION 8.08  Customer Databases.
(a)    (i) From and after Closing, Seller shall provide AZ with access to the electronic copy of the list of all customers of the Products in the United States and outside of the United States which Seller is permitted to disclose to AZ as of the Closing Date in accordance with applicable Law (the “Current Customer List”), and (ii) no later than thirty (30) days from Closing, deliver to AZ a single electronic copy of the Current Customer List.
(b)    As soon as practicable following Closing, but not later than thirty (30) days after the Closing Date, Seller shall, or shall cause a Selling Affiliate to, use its reasonable best efforts to contact by letter or email each customer of Products in jurisdictions other than the United States, that in Seller’s reasonable opinion the Laws of which require such contact to seek the consent of or provide notice to a customer for the transfer of such customer’s personal

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information to and/or subsequent processing by a Third Party as contemplated herein, where such customer has not yet previously consented and/or received adequate notice from Seller (each such customer to be identified on the list, maintained by Seller and its Affiliates, of customers of the Business outside the United States (the “Non-U.S. Customer List”) to the extent required by Law, to permit or decline to have such person’s identity and other personal information provided to AZ (and, in the case of customers on the Non-U.S. Customer List, to be transferred to a country designated by AZ), which election shall be made by a reply letter, email or registration on a website designated by Seller (or the applicable Selling Affiliate).  Any person that Seller reasonably determines it was unable to contact (e.g., if Seller does not have a postal or an email address for such person or if Seller or the applicable Selling Affiliate received an “undeliverable” response to a letter or an email addressed to such person) or any person who did not reply to the communication sent by Seller will be deemed to have declined to have such person’s identity and personal information provided to AZ.
(c)     Notwithstanding any provision of Section 1.02 to the contrary, Seller’s sole obligation with respect to the Non-U.S. Customer List shall be to deliver to AZ a single electronic copy of such list not later than March 15, 2014; provided, that Seller shall delete the identity and other personal information of each person that declined (or was deemed to decline) to have such information provided to AZ from the copy of the applicable list to be delivered to AZ prior to delivery thereof.
(d)    At all times following the Closing, unless otherwise agreed with the relevant customer, AZ shall have in place and strictly observe a privacy policy with respect to the Current Customer List and the Non-U.S. Customer List that is at least as protective of the interests of the customers whose data it is provided with in the privacy of their respective identities and personal information as the model privacy policy of Seller as in effect on the date of this Agreement (except to the extent that AZ is required to modify or adapt such policy according to the local applicable laws in each relevant market/country or to meet requirements for specific cases), a copy of which is included  in Section 8.08(d) of the Seller Disclosure Schedule.
(e)    In the event a Selling Affiliate remains a “Data Controller,” as that term is defined by the EU Data Protection Directive, in an EU member state after the Closing, the provisions of Section 8.08(a) and (b) shall not apply and such Selling Affiliate shall be permitted to retain its entire Current Customer List and Non-U.S. Customer List, without any deletion.
SECTION 8.09  Confidentiality.
(a)    Subject to Section 5.04, a party receiving Confidential Information of the other party will (i)(A) maintain such Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own confidential information, and (B) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing party, and (ii) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all information and materials received by either party from the other party or its Affiliates, whether prior to, on or after the date hereof in connection with this Agreement, the Other Transaction

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Documents, the Acquisition and the other transactions contemplated hereby and by the Other Transaction Documents, or any discussions or negotiations with respect thereto. The terms and conditions of this Agreement and the Other Transaction Documents shall constitute Confidential Information of each party. The foregoing obligations and the other obligations set forth in this Section 8.09(a) shall not apply with respect to any portion of such Confidential Information which:
(i)    is publicly disclosed by the disclosing party, either before or after it becomes known to the receiving party;
(ii)    was known to the receiving party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing party;
(iii)    is subsequently disclosed to the receiving party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;
(iv)    has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or
(v)    has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.
(b)    Notwithstanding Section 8.09(a), the receiving party may disclose Confidential Information to the extent required by any Governmental Entity or otherwise as required by Law. Before disclosing Confidential Information pursuant to this Section 8.09(b), the receiving party shall provide the disclosing party with prompt notice (and in any event no later than five (5) business days after receipt thereof) of any court order, subpoena or interrogatories that requires disclosure of the Confidential Information so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with this Agreement. The receiving party shall consult with the disclosing party on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of the disclosing party to protect the Confidential Information. Further, in the event such disclosure is required by any Governmental Entity, the receiving party shall (i) redact mutually agreed upon portions of the Confidential Information to the fullest extent permitted under applicable Law and (ii) submit a request to such Governmental Entity that such portions of the Confidential Information receive confidential treatment or otherwise be held in the strictest confidence to the fullest extent permitted by applicable Law.
(c)    Notwithstanding the foregoing, if any Other Transaction Document contains provisions regarding the treatment of Confidential Information, then the confidentiality provisions of such Other Transaction Document shall govern the confidential treatment of such Confidential Information.

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(d)    As of the Closing Date, all Business Confidential Information shall cease to constitute Confidential Information and shall be subject to the terms of Section 5.04.
SECTION 8.10  Collaboration Agreements. Each of Seller and AZ shall cause their respective Affiliates to enter into each of the Saxa Collaboration Termination Agreement and the Dapa Collaboration Termination Agreement in substantially the forms of Exhibit E and Exhibit F, respectively.
SECTION 8.11  Notification of Certain Events; Disclosure Schedule Updates.
(a)    Each party shall promptly notify the other party of (i) any notice from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or any of the Other Transaction Documents; (ii) any notice from any Governmental Entity in connection with the transactions contemplated by this Agreement or any of the Other Transaction Documents; (iii) any inaccuracy in any material respect of any of its representations or warranties contained in this Agreement; and (iv) any failure of such party or such party’s Affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.11(a) shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving that notice (including the provisions of Article X).
(b)    Concurrently with the execution and delivery of this Agreement, Seller has delivered to AZ the Seller Disclosure Schedules. From and after the date of this Agreement until the Closing Date, Seller may prepare and deliver to AZ supplements and/or amendments to the Seller Disclosure Schedule relating to the representations and warranties contained in Article IV with respect to matters, facts or circumstances that existed on or prior to the date hereof (any such supplement and/or amendment being referred to as an “Seller Disclosure Schedule Update”); provided, however, that no Seller Disclosure Schedule Update shall be deemed to add or remove any item from the definitions of Excluded Assets, Assumed Liabilities or Excluded Liabilities without AZ’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless any such item would not reasonably be expected to result in any additional cost, burden or risk to AZ or any of its Affiliates and (ii) the delivery of any such Seller Disclosure Schedule Update relating to the representations and warranties contained in Article IV shall not limit or otherwise affect the rights or remedies of AZ or any Purchasing Affiliate available hereunder, including for purposes of Section 3.02(a) and Article X.
SECTION 8.12  Transitional Services Assets; Assets Used in Deferred Business.
(a)    Seller and AZ agree that, until such time as the Transitional Services Agreement is terminated or such earlier time that Seller and AZ shall mutually agree, any assets that are Acquired Assets or that are owned by the Transferred Entities may be used by Seller or any of its Affiliates to provide services to AZ and its Affiliates pursuant to the Transitional Services Agreement.
(b)    AZ hereby grants to Seller and its Affiliates a limited, royalty-free, non-transferable, non-exclusive license (with no right to sublicense except as expressly provided

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herein) to use any assets that are Acquired Assets or that are owned by the Transferred Entities solely in connection with the conduct or operation of any Deferred Business. Seller may grant sublicenses of the foregoing to Seller’s and AZ’s vendors, contractors and subcontractors solely to the extent necessary for such vendors, contractors and subcontractors to conduct or operate the Deferred Business. The license set forth in this Section 8.12(b) and any sublicenses granted pursuant hereto shall terminate with respect to any Deferred Business upon the transfer of the applicable Deferred Business to AZ or its Affiliates.
SECTION 8.13  Termination of Certain Agreements    . Seller and AZ agree to work in good faith, from the date hereof to Closing, to prepare and agree upon (a) a list of agreements to be terminated pursuant to the Saxa Collaboration Termination Agreement, the Dapa Collaboration Termination Agreement or Exhibit G (collectively, the “Terminating Agreements”) and (b) a list of agreements to be modified in connection with the Closing and in connection with the Saxa Collaboration Termination Agreement, the Dapa Collaboration Termination Agreement or Exhibit G (or in the case of a Deferred Jurisdiction, the Deferred Transfer Date) (collectively, the “Modified Agreements”). The Terminating Agreements shall be terminated as of the Closing (or on such later date with effect as of the Closing) on the terms and conditions set forth in the Saxa Collaboration Termination Agreement, the Dapa Collaboration Termination Agreement or Exhibit G, as applicable. The Modified Agreements shall be modified in accordance with the terms and conditions agreed by the Parties.
SECTION 8.14  Additional Agreements.
(a)    On the Closing Date, each of Seller and AZ shall cause their Affiliates to enter into a Development Agreement substantially in the form of Exhibit I.
(b)    On the Closing Date, each of Seller and AZ shall cause their Affiliates to enter into a Master Supply Agreement substantially in the form of Exhibit H.
(c)    Subject to the terms of this Agreement, as needed, within three (3) months after the Closing Date (or as otherwise agreed by the parties), Seller and AZ (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall define and finalize the responsibilities the parties shall employ to protect patients and promote their well-being in connection with the use of the Products. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Product. Such guidelines and procedures shall be in accordance with, and enable the parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Until such guidelines and procedures are set forth in a written agreement between the parties (hereafter referred to as the “Pharmacovigilance Agreement”), each of the (i) Amended and Restated Safety Data Exchange Agreement between Bristol-Myers Squibb Company and AstraZeneca UK Limited regarding Dapagliflozin executed on November 1, 2011 (including any amendments thereto), (ii) Safety Data Exchange Agreement between Bristol-Myers Squibb Company and AstraZeneca UK

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Limited regarding Saxagliptin executed on July 2, 2012 (including any amendments thereto) and (iii) Pharmacovigilance Agreement between Bristol-Myers Squibb Holdco, Inc. and AstraZeneca Pharmaceuticals LP regarding Exenatide products Byetta® and Bydureon®, Symlin® (pramlintide) and metreleptin executed on March 28, 2013 (including any amendments thereto) ((i), (ii) and (iii), collectively, the “Existing PV Agreements”), as further amended and delivered on the Closing Date, will remain in full force and effect. Notwithstanding the foregoing, the parties acknowledge that their respective roles and responsibilities with respect to pharmacovigilence with respect to the Products will change and agree, with respect to the applicable Products, to implement the necessary procedures to protect patients well-being and public health, and to collaborate by providing and exchanging safety information required to fulfill the regulatory obligations of both parties with respect to such Products in all territories.
SECTION 8.15  Genetic Materials.
(a)    Notwithstanding anything to the contrary contained herein and subject to the terms and conditions of the Development Agreement and any applicable privacy Laws and Laws with respect to informed consent, at or as soon as practicable after the Closing, Seller or a Selling Affiliate shall transfer to AZ any Substances, Genetic Materials, and/or Collaboration Genetic Materials (as each such term is defined in the Amylin Collaboration Agreement, the Saxa Collaboration Agreement and Dapa Collaboration Agreement, as applicable) and related clinical data that is held by Seller or its Affiliates. Seller or its Affiliates, on the one hand, and AZ or its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of the out-of-pocket costs of such transfers.
(b)    With respect to any Substances, Genetic Materials, and/or Collaboration Genetic Materials (as each such term is defined in the Amylin Collaboration Agreement, the Saxa Collaboration Agreement and Dapa Collaboration Agreement, as applicable) and clinical data transferred by Seller or a Selling Affiliate to AZ pursuant to or in connection with this Agreement (collectively “Covered Data and Samples”), AZ agrees that AZ shall be, and shall comply with all obligations relative to being, the Data Controller (as defined in the European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995, as amended, and corresponding or similar legislation under other countries’ applicable Laws (the “EU Data Protection Directive”)) relative to any and all Covered Data and Samples so transferred. Without limiting the foregoing, AZ shall:
(i)    process the Covered Data and Samples only in accordance with the applicable Informed Consent Form (as such term is defined in the EU Data Protection Directive) executed by study subjects relating to same;
(ii)    implement appropriate technical and organizational measures to ensure that the Covered Data and Samples is kept secure and is not subject to any unauthorized or unlawful processing, accidental loss, destruction, alteration or damage, and take, in accordance with good industry practice in the healthcare related professional services market place, all necessary steps to avoid and prevent any such loss or disclosure;
(iii)    ensure that where its employees or contractors process Covered Data and Samples, they are trained in the handling and care of Covered Data and Samples and that such employees or contractors are only permitted access to Covered Data and Samples on a “need to know” basis;
(iv)    unless otherwise provided by law, destroy all Covered Data and Samples that are no longer necessary for its permitted uses;
(v)    abide by and stay informed of applicable Laws relating to being the Data Controller relative to the Covered Data and Samples, including applicable Laws

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concerning privacy and security and applicable Laws implementing the EU Data Protection Directive with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination or other use of subject or other personal data as contemplated by applicable data protection or privacy laws of all data relating to any person about whom or which data may have been collected; and
(vi)    agree to abide by all applicable Laws of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patients’ individually identifiable health information and/or patients’ protected health information, including as defined in the U.S. by 45 C.F.R. 160.103 or personal data as defined in the EU by the EU Data Protection Directive, in the course of its performance of this Section 8.15(b).
SECTION 8.16  U.S. Product Pricing and Related Matters.
(a)    AZ and Seller shall agree, reasonably and in good faith, to appropriate provisions to be included in the Transitional Services Agreement that shall address:
(i)    government price calculation and reporting for the Products and exchange of information in connection therewith;
(ii)    distribution, order acceptance and processing for the Products;
(iii)     change of NDC numbers for the Products;
(iv)    processing of and payment for returns for the Products;
(v)    administration and payment of rebates, chargebacks, administration fees, Industrial Funding Fees, and other similar payments with respect to the Products for governmental entities and private payors;
(vi)    deletion of the Products from Seller’s Federal Supply Schedule (“FSS”) and addition of the Products to AZ’s FSS;
(vii)    notifications to wholesalers and other Third Parties of the transfer of ownership of the Products to AZ; and
(viii)    other related matters;
in each case, in order to comply with each of their respective obligations under applicable Law, with respect to the Products and to facilitate a timely, smooth and orderly transition of the Products to AZ. Except as otherwise provided under the terms of the Transitional Services Agreement, AZ shall be responsible for all of the foregoing responsibilities, from and after the first day of the calendar quarter that commences following the Closing Date.

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(b)    AZ and Seller agree to cooperate in good faith to agree to terms which will be memorialized in the Transitional Services Agreement which shall allocate the financial responsibility between the parties from and after the Closing Date with respect to payment of Product returns, rebates, chargebacks, administration fees, any applicable industrial funding or similar fees, and other similar payments with respect to Products sold with Seller's or a Transferred Entity’s NDCs before, on and after the Closing Date (collectively, the “TSA Pricing and Reimbursement Payments”) such that: (i) AZ shall have financial responsibility for the TSA Pricing and Reimbursement Payments arising from Amylin Products sold before, on and after the Closing Date but that are payable after Closing, (ii) Seller shall have financial responsibility for TSA Pricing and Reimbursement Payments arising from Saxa Products and Dapa Products sold before the Closing Date, and (iii) AZ shall have financial responsibility for TSA Pricing and Reimbursement Payments arising from Saxa Products and Dapa Products sold on and after the Closing Date.
(c)    For clarity, Seller shall be responsible for any fees paid by Seller or its Affiliates under applicable Law (a “Covered Fee”) to the extent that any such Covered Fee is attributable to sales of the Products before the Closing Date, including any fees imposed on Seller or any of its Affiliates in respect of its status as a “covered entity” pursuant to the Patient Protection and Affordable Care Act; provided, however, that AZ shall reimburse Seller for any Covered Fee to the extent that any such Covered Fee is attributable to sales of the Amylin Products before, on or following the Closing Date but that are payable after Closing.
(d)    For additional clarity, the parties shall reconcile and settle payments between each other to achieve the allocation of financial responsibility set forth in clause (b) above on a quarterly basis but that is payable after the Closing.
SECTION 8.17  EEIG. The Regulatory Approvals held by the EEIG shall be transferred to AZ or its designated Affiliates or designee (an “AZ MAH”) in accordance with the terms of the Transitional Services Agreement, and upon the completion of the transfer of all such Regulatory Approvals and all Regulatory Approvals in countries where the EEIG Certificate of Pharmaceutical Product was used or referenced to get a Marketing Authorization (as defined in the Transitional Services Agreement) (such date the “EEIG Transfer Completion Date”), the parties shall mutually agree to either dissolve the EEIG or transfer the EEIG Member Interest to AZ or an Affiliate of AZ. From the Closing Date until the EEIG Transfer Completion Date the parties shall not, unless mutually agreed in writing, change the name, address or telephone number of the EEIG or take any other action that would delay the transfer of any Regulatory Approval to an AZ MAH and the parties shall, and shall cause their Affiliates to, continue to maintain such name, office address and telephone number during such period. The parties agree that the EEIG Operating Agreement shall continue to operate as the by-laws of the EEIG, provided that to the extent that any provision of the EEIG Operating Agreement is inconsistent with this Agreement or the Transitional Services Agreement, the parties shall not (and shall ensure that their Affiliates shall not) give effect to such provision of the EEIG Operating Agreement and if requested by either party shall discuss in good faith such amendments as may be necessary to ensure the EEIG Operating Agreement is consistent with the Transaction Documents and the operation of the EEIG as set forth in this Agreement and the Transitional

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Services Agreement. Without prejudice to the generality of the foregoing, on the Closing, Sections 15.4 and 15.5 of the EEIG Operating Agreement shall cease to apply.
SECTION 8.18  Saxa Japan. In accordance with Section 1.05, the parties hereto will use the efforts specified in Section 1.05 to obtain the consent of Kyowa Hakko Kirin Co. Ltd., (“KHK”) where required, to the assignment to AZ (or an Affiliate designated by AZ) of: (i) the Seller/Otsuka Saxa Commercialization Agreement, (ii) the Seller/KHK Saxa Supply Agreement, and (iii) the KHK Consent Agreement. In the event the parties hereto are unable to effect such assignments by the Closing, then the parties will immediately enter into good faith negotiations to finalize, as rapidly as possible and without additional consideration, such agreement(s) as may be necessary to ensure that Seller may continue to grant to KHK the same rights and licenses that Seller was able to extend immediately prior to the Closing Date, that Seller can continue to supply KHK with Product as provided in the Seller/KHK Saxa Supply Agreement in accordance with the terms thereof (and at the price that Seller was providing the same immediately prior to the Closing), and that Seller may continue to fulfill its other obligations and exercise its rights under the Seller/KHK Saxa Supply Agreement, the Seller/Otsuka Saxa Commercialization Agreement and the KHK Consent Agreement in the same manner as Seller was able to do so immediately prior to the Closing.  During the period prior to entering into such assignments, Seller shall be deemed the licensee of AZ under Intellectual Property that is licensed to KHK pursuant to the Seller/Otsuka Saxa Commercialization Agreement with the right to sublicense solely to the extent reasonably necessary for Seller to perform with respect to KHK as described in the preceding sentence. The parties hereby agree to act in accordance with Section 1.05(b) (including with respect to clauses (i) and (ii) of the first sentence thereof) with respect to the Seller/KHK Supply Agreement, the Seller/Otsuka Saxa Commercialization Agreement and the KHK Consent Agreement, and that the Seller/Otsuka Saxa Commercialization Agreement (and/or any other related Contract between or among the parties and/or any of their respective Affiliates) shall not be assigned to AZ or its designated Purchasing Affiliate until such time as Seller shall have received all consents required for the assignment of the Seller/KHK Saxa Supply Agreement to AZ or its designated Purchasing Affiliate, in accordance with the terms of the Seller/KHK Saxa Supply Agreement.
SECTION 8.19  Site Transfer. On the Closing Date, each of Seller and AZ shall, or shall cause their respective Affiliates to, enter into an Asset Purchase Agreement substantially in the form of Exhibit J.
ARTICLE IX

Employee Matters
SECTION 9.01  Employment Transfers.
(a)    Transferred Employees; Transition Date. Each Business Employee who (i) transfers employment automatically to an AZ Employer pursuant to Acquired Rights Regulations, (ii) accepts the offer of employment described in Section 9.01(c)(i) or Section 9.01(d) and commences work for an AZ Employer, or (iii) otherwise becomes an employee of the applicable AZ Employer (including, for the avoidance of doubt, Business Employees who remain employed by the Transferred Entities on and after the Closing Date) by operation of Law

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pursuant to the transaction contemplated by this Agreement is referred to herein as a “Transferred Employee”. The date a Transferred Employee commences employment with an AZ Employer is referred to herein as the “Transition Date”, whether occurring on the Closing Date, on the date of a Deferred Transfer or such other date contemplated by the terms of this Section 9.01. A Contingent Worker who commences performing services for the Business pursuant to an agreement with AZ or any of its Affiliates entered into in connection with the transaction contemplated by this Agreement is referred to herein as a “Transferred Contingent Worker”, and the Transition Date for a Transferred Contingent Worker shall be the date those services are first provided pursuant to the agreement with AZ or any of its Affiliates. For purposes of this Article IX, the terms “Closing” and “Closing Date” shall mean, in an applicable jurisdiction, respectively, a Deferred Transfer and the date of a Deferred Transfer.
(b)    Acquired Rights Regulations. Seller and AZ intend that the Acquisition shall constitute a relevant transfer for the purposes of the Acquired Rights Regulations in the Acquired Rights Countries to the fullest extent permissible and, accordingly, shall not operate to terminate the contracts of employment of Business Employees employed in such jurisdictions. Such contracts shall instead transfer to the applicable AZ Employer pursuant to the Acquired Rights Regulations with effect from Closing, unless agreed otherwise between the parties in writing before the Closing with respect to an Excluded Employee (or other employee of Seller or its Affiliate) for whom the parties agree that steps should be taken to avoid the application of automatic employment transfer under any applicable Acquired Rights Regulations. The parties shall cooperate to take such actions as may be appropriate or required to accomplish such transfer of employment with respect to a transfer of undertaking, transfer of establishment, employer substitution or otherwise pursuant to the applicable Acquired Rights Regulations. AZ agrees to indemnify and hold harmless Seller and its Affiliates against (i) any Liabilities for which Seller or such Affiliate may otherwise be jointly and severally liable with respect to employment related Liabilities under the applicable Acquired Rights Regulations, to the extent arising from acts or omissions occurring on and after the Closing Date, and (ii) in accordance with Section 9.06(b)(iv). Seller agrees to indemnify and hold harmless AZ and its Affiliates against any Losses arising from any claim, action or suit by or on behalf of any individual (including any Excluded Employee) purporting (A) that the parties failed to apply the provisions of the applicable Acquired Rights Regulations to such individual in circumstances where it was required, or (B) for an individual whose employment transfers or is alleged by Seller or a Seller Employer to transfer to an AZ Employer pursuant to this section, that such individual’s employment should not have so transferred under the applicable Acquired Rights Regulations in connection with the transactions contemplated by this Agreement.
(c)    Employment/Engagement Offers. No later than fifteen (15) days before the Closing Date (or such longer period as may be required under applicable Law, collective bargaining agreement, trade union agreement or works council agreement), AZ shall, or shall cause another AZ Employer to, make an offer of employment or engagement to each individual (each a “Business Offeree”) who is a Business Employee or a Contingent Worker but whose employment or engagement does not automatically transfer to AZ or its Affiliate pursuant to any applicable Acquired Rights Regulations or otherwise by operation of applicable Law on the Closing Date (other than an employee absent due to long-term disability on such date (an “Inactive Employee”), unless otherwise required by applicable Law). For the avoidance of doubt,

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Business Offerees include Business Employees who, as of the Closing Date, are or are expected to be active and those who are on vacation, holiday, sickness or other approved leave of absence (including maternity leave, military leave, and disability leave, other than long-term disability leave).
(i)    AZ Employer’s employment offer shall provide the Business Offeree (who is a Business Employee) a period of no less than five (5) calendar days to decide to accept the offer for employment commencing on the Closing Date, conditioned on the Closing occurring, and shall further provide for (A) at least the same base salary or wage rate and at least the same cash incentive opportunity, each as in effect immediately prior to the individual’s Transition Date, (B) employee benefits that are substantially similar in the aggregate (including retirement benefits (other than defined benefit pension benefits) and equity-based compensation opportunity) to the employee benefits that were available to the Business Offeree immediately prior to the individual’s Transition Date (and, for purposes of this Article IX, the employee benefits offered by AZ and the other AZ Employers as of the date hereof, a true and accurate list has been provided by AZ to Seller, shall be deemed to be substantially similar in the aggregate to the employee benefits that were available to the Business Offerees prior to the individual’s Transition Date), (C) severance benefits as described in Section 9.03(d), and (D) in the event that the place of the Business Offeree’s employment will change, relocation benefits if, and under substantially similar terms as, the Business Offeree would have been entitled to relocation benefits under the applicable Seller Employer relocation plan or policy in effect immediately prior to the Business Offeree’s Transition Date had the applicable Seller Employer required the same change of location of employment. It is acknowledged and agreed that any Liabilities arising from severance benefits or termination indemnities payable to a Business Offeree who rejects the AZ Employer’s employment offer (or, in the case of a Business Employee who, by operation of Law, automatically transfers to an AZ Employer, an offer of continued employment) which offer, if accepted, would have entitled the Business Offeree to relocation benefits under Section 9.01(c)(i)(D), shall be shared equally (50/50) by Seller and AZ, and Seller’s U.S. severance plan may be amended prior to Closing in a form acceptable to AZ to clarify that a Business Employee, under such circumstances, would be entitled to severance pay (provided such amendment does not increase the amount of severance benefits due upon an eligible termination). It is intended that the preceding sentence applies in all Acquired Rights Countries. Offers of engagement to Contingent Workers will be on terms that AZ or an AZ Employer determines are commercially appropriate.
(ii)    Seller shall (and shall cause the applicable Seller Employer to) make commercially reasonable efforts to cooperate with AZ and not, directly or indirectly, take any steps to discourage any Business Employee from accepting the offer of employment described in this Section 9.01(c). To the extent permissible under applicable Law or any collective bargaining agreement, trade union agreement or works council agreement, Seller shall (and shall cause the applicable Seller Employer to) terminate the employment of each Business Offeree as of the Closing Date, conditioned on the Closing, unless otherwise agreed to in writing by the parties. Each Seller Employer shall waive any notice requirements, post-termination restrictions or other contractual constraints that

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might prevent Business Employees commencing employment with the AZ Employers on or immediately following the Transition Date.
(d)    Inactive Employees. Seller shall (or cause the applicable Seller Employer to) use commercially reasonable efforts to continue providing that any Inactive Employees with disability coverage on or after the Closing Date under the applicable Seller Benefit Plan to the extent consistent and in accordance with the terms of such plan or as otherwise required by applicable Law (determined assuming neither AZ nor another AZ Employer provides such benefits); provided that AZ or another AZ Employer shall offer employment to any Inactive Employee who becomes ready, willing and able to return to active work within twelve (12) months after the Closing Date, or during such other period as required by applicable Law, on substantially the same terms as described in Section 9.01(c)(i), to commence upon the first regular workday following the conclusion of such leave (or, if later, following such recovery).
(e)    Visa, Work Permit, etc. If any Transferred Employee requires a work visa or permit or an employment pass or other approval for his or her employment to continue with AZ or one of its Affiliates as of the Transition Date, AZ shall, or shall cause its Affiliate to, use commercially reasonable efforts to secure prior to the Transition Date the necessary visa, permit, pass or other approval in a timely manner consistent with the terms of this Section 9.01 and shall be solely responsible for any expenses related thereto, except that if such visa, permit, pass or other approval was required, but was not obtained, in order for the Transferred Employee to provide services to the Business prior to the Transition Date, Seller shall (or shall cause a Seller Employer to) use commercially reasonable efforts to obtain such approval prior to the Closing Date.
(f)    Unions and Works Councils. As of the Closing Date, and if legally required to do so, AZ shall, or shall cause its Affiliate to, take commercially reasonable steps to assume and remain bound by any collective bargaining agreement, trade union agreement or works council agreement in effect with respect to any Transferred Employees in accordance with their terms.
(g)    Transition. Seller and AZ intend that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement with a Seller Employer and any statutory termination indemnity, notice requirement or statutory severance under applicable Law, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee. The parties shall cooperate to make commercially reasonable efforts to take all appropriate steps to realize the intent of this Section 9.01(g) (which may include executing a form of tripartite agreement between the Seller Employer, the relevant AZ Affiliate and the Transferred Employee, if the parties agree such a mechanism is in their mutual interest).
SECTION 9.02  Pre-Closing Covenants.
(a)    Seller Pre-Closing Obligations. Seller shall, and shall cause any other Seller Employer to, (i) pay all salaries, fees, contributions to Seller Benefit Plans, holiday pay, commissions, retention payments, expenses, and other compensation (except cash bonus), to the extent due and payable, to Transferred Employees or Transferred Contingent Workers up to and

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including their respective Transition Date (unless terminated earlier); (ii) pay cash bonuses due to Transferred Employees with respect to calendar year 2013; (iii) pay or pay AZ as soon as practicable after the Closing Date for all holiday or vacation pay, and all other compensation (except cash bonuses attributable to periods after December 31, 2013), accrued by Transferred Employees but unpaid as of the Closing Date (except to the extent such Liability is reflected on the books of a Transferred Entity and included to the benefit of AZ in an adjustment to working capital), (iv) waive any conditions applicable under Seller stock plan rules that might prevent pro-rata vesting of restricted-, market- and performance-stock units awarded to Transferred Employees more than 12 months before Closing; and (v) take all commercially reasonable steps to comply with all applicable Laws requiring information and consultation with Business Employees or with their representatives for periods prior to the Closing Date.
(b)    AZ Cooperation. AZ shall, and shall cause any applicable AZ Employer to, take all commercially reasonable steps to assist Seller or its Affiliates, at the reasonable request of Seller, with respect to (i) the information and consultation processes referenced in Section 9.02(a) and (ii) informing Seller and the Business Employees about the expected roles of the Business Employees with the applicable AZ Employer, the terms and conditions of employment that are expected to apply to them and the employment transition process.
SECTION 9.03  Post-Closing Covenants.
(a)    Continuation Period. Subject to applicable Law and any applicable collective bargaining agreement, trade union agreement or works council agreement, from the Transition Date until the first anniversary of the Closing Date (the “Continuation Period”), with respect to each Transferred Employee (which, for the avoidance of doubt, includes any Business Employee who becomes an employee of an AZ Employer pursuant to clause (i), (ii) or (iii) of Section 9.01(a)), AZ shall, or shall cause an applicable AZ Employer to, provide and maintain terms and conditions of employment consistent with clauses (A) through (D) of Section 9.01(c)(i) above. Without limiting the generality of the foregoing, AZ shall, or shall cause an applicable AZ Employer to, provide and maintain during the Continuation Period: (i) for Transferred Employees in the United States (“U.S. Transferred Employees”), defined contribution plan, medical, dental, short term disability, long term disability, life insurance and accident insurance benefits under AZ Benefit Plans that are substantially similar in the aggregate to the defined contribution plan, medical, dental, short term disability, long term disability, life insurance and accident insurance benefits offered under the corresponding Seller Benefit Plans as of the Closing Date, and (ii) for Transferred Employees outside of the United States (“Non-U.S. Transferred Employees”), health and welfare, pension and retirement plan benefits that are substantially similar in the aggregate to, respectively, the health and welfare, pension and retirement benefits offered under the corresponding Seller Benefit Plans as of the Closing Date. For the avoidance of doubt, nothing in this Agreement requires AZ or any other AZ Employer to maintain any particular employee benefit plan or infringes upon the right of AZ and the other AZ Employers to amend or terminate all employee benefit plans.
(b)    Compensation Commitments. AZ shall, or shall cause an applicable AZ Employer to, honor (i) any salary merit increases set forth in Section 9.03(b)(i) of the Seller Disclosure Schedule that are currently scheduled to become effective for Transferred Employees on the date set forth in such section of the Seller Disclosure Schedule, and (ii) the planned

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compensation commitments set forth in Section 9.03(b)(ii) of the Seller Disclosure Schedule with respect to applicable Transferred Employees, in each case, to the extent the Transferred Employee continues to be employed by an AZ Employer during the relevant period.
(c)    Service Credit. Each Transferred Employee will receive credit for years of service with any Seller Employer (and its Affiliates and their respective predecessors), to the extent such Seller Employer, immediately prior to the Transition Date, credits such service prior to the Transition Date, under the compensation and benefit plans of the AZ Employers for purposes of eligibility to participate (including, for example, in AZ’s retiree medical plan), vesting, rate of vacation accrual, rate of contributions under AZ Employers’ defined contribution retirement plans, and determining eligibility for, and amount of, severance benefits and termination indemnities, to the extent such recognition of credit does not result in duplication of benefits; provided that, in any case, service shall be credited to the extent required by applicable Law or pursuant to any collective bargaining agreement, trade union agreement or works council agreement. AZ will, and will cause other AZ Employers to, cause, to the extent practicable, any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements to be waived under the AZ Benefit Plans for Transferred Employees to the extent such conditions and exclusions were satisfied or did not apply to such individuals under the corresponding Seller Benefit Plan prior to the Transition Date and will, if practicable, provide credit to the Transferred Employees under such AZ Benefit Plans for any co-payments and deductibles made prior to the Transition Date in a corresponding Seller Benefit Plan in satisfying any deductible requirement, out-of-pocket maximum or similar terms under any of the AZ Benefit Plans. For the avoidance of doubt, each Transferred Employee will be treated as a new hire under AZ Benefit Plans, except as provided in this Section 9.03(c) or as required by Law.
(d)    Severance. If the applicable AZ Employer initiates any dismissal or employment termination process with respect to a Transferred Employee during the Continuation Period, the AZ Employer shall provide to such individual severance benefits determined as the more favorable of (x) the severance benefits for such individual pursuant to a severance plan, program or arrangement in effect with a Seller Employer immediately prior to the individual’s Transition Date using the formula in effect under such plan, program or arrangement at that time (or, for applicable jurisdictions where there is no such established plan or program, pursuant to the most recent negotiated social plan for employees of the relevant Seller Employer and if there is no such relevant plan then consistent with past practice for individual separation agreements over the past two (2) years to the extent set forth in Section 9.03(d) of the Seller Disclosure Schedule, or (y) the applicable severance plan, program or arrangement of the AZ Employer (in each case of (x) or (y), taking into account any service for the Seller Employer (and its Affiliates and their respective predecessors) to the extent credited by the Seller Employer prior to the Transition Date in accordance with Section 9.03(c) and service for an AZ Employer).
(e)    No Continuation of Employment Required. For the avoidance of doubt, nothing in this Agreement affects or in any way limits the right of the AZ Employers to terminate the employment of any employee, including a Transferred Employee.
SECTION 9.04  Benefit Plans.

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(a)    Assumed Benefit Plans. In addition to the other obligations, Liabilities and commitments assumed by AZ or its Affiliates hereunder, AZ or one of its Affiliates shall, as of the Closing Date, assume sponsorship and administration of and responsibility for all Liabilities and obligations related to, the Assumed Benefit Plans set out in Section 9.04(a) of the Seller Disclosure Schedule (the “Assumed Benefit Plans”), including, for the avoidance of doubt, through AZ’s acquisition of a Transferred Entity that sponsors or maintains such Assumed Benefit Plan and, to the extent required by Law in countries where AZ agrees the Acquired Rights Regulations apply, pension plans and/or relevant pension plan liabilities of a Seller Employer in such countries. For the avoidance of doubt, a plan is not considered to be sponsored or maintained by a Transferred Entity for purposes of this Section 9.04(a) and Section 9.04(a) of the Seller Disclosure Schedule if it is sponsored or maintained by, or covers employees of, a Seller Employer that is not a Transferred Entity, in which case such plan shall remain with Seller or a Seller Employer that is not a Transferred Entity. Seller shall, prior to Closing, make any contribution under the Assumed Benefit Plans with respect to a calendar year before 2014, and, if Seller does not make such contributions, Seller shall reimburse AZ for any such contribution AZ (or an AZ Employer) is required to make (except to the extent such Liability is reflected on the books of a Transferred Entity and included to the benefit of AZ in an adjustment to working capital).
(b)    Health and Welfare and Workers’ Compensation Claims. Seller and its Affiliates shall retain all Liabilities for all medical, dental, vision, life insurance, accidental death and dismemberment, and prescription drug claims incurred by the Business Employees or their eligible dependents prior to the applicable Transition Date and all workers’ compensation claims incurred by the Business Employees prior to the applicable Transition Date under the terms of any workers’ compensation program of Seller or its Affiliates with respect to the Business Employees. AZ or its Affiliates shall be responsible for all medical, dental, vision, basic life insurance, accidental death and dismemberment, and prescription drug claims incurred by the Transferred Employees (or their eligible dependents) under employee benefit plans of AZ Employers (to the extent the Transferred Employee elects such coverage) on or after the applicable Transition Date and all workers’ compensation claims under the terms of any workers’ compensation program of AZ or its Affiliates with respect to the Transferred Employees incurred on or after the applicable Transition Date. For these purposes, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation, at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident. Notwithstanding anything to the contrary in the foregoing, Seller and its Affiliates shall have no responsibility pursuant to this Section 9.04(b) with respect to any Liability of the Transferred Entities (other than with respect to liability incurred prior to the Closing Date under self-insured welfare plans, if any) on and after the Closing Date.
(c)    U.S. Savings and Investment Plan.
(i)    Savings Plan Continuation Period Coverage. Without limiting the generality of Section 9.03(a), effective as of the Closing Date, AZ or its Affiliate shall

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have in place a defined contribution plan covering U.S. Transferred Employees that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to Section 401(a) of the Code (the “AZ 401(k) Plan”). Each U.S. Transferred Employee who participates in the Bristol-Myers Squibb Company Savings and Investment Program (the “Seller SIP”) shall be fully vested in his or her account under the Seller SIP immediately prior to the Closing Date and shall be eligible to become a participant in the AZ 401(k) Plan as of, or as soon as practicable after, the Closing Date, and each U.S. Transferred Employee who would become eligible to participate in the Seller SIP during the Continuation Period if they remained employed by a Seller Employer (pursuant to its terms in effect immediately prior to the Closing) shall be eligible to participate in the AZ 401(k) Plan no later than such date.
(ii)    U.S. Plan Rollovers. At such time as Seller is reasonably satisfied that the AZ 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, and AZ is reasonably satisfied that the Seller SIP meets the requirements for qualification under Section 401(a) of the Code, the AZ 401(k) Plan shall accept rollover contributions by U.S. Transferred Employees from the Seller SIP, including any loans under the Seller SIP. Seller shall retain, and shall indemnify and hold harmless AZ, its Affiliates, and the AZ 401(k) Plan against, any Liability associated with the Seller SIP (other than with respect to the management and payment of rolled over assets after the rollover), including, for example, any Liability for failing to make contributions to the Seller SIP or failing to operate the SIP in accordance with ERISA or the tax-qualification requirements of the Code. AZ shall indemnify and hold Seller and its Affiliates and the Seller SIP harmless against any Liability arising after the rollover with respect to the amounts rolled over to the AZ 401(k) Plan.
(d)    No Other Plan Transfer. Except as expressly provided in this Section 9.04 (or as required by Law), AZ shall not assume any Liabilities with respect to benefits under any employee benefit plan of the Seller or any other Seller Employer (including but not limited to Seller’s U.S. Retirement Income Plan and Seller’s Benefit Equalization Plan – Savings and Investment Program).
SECTION 9.05  Non-Solicitation. To the extent permitted under applicable Law, for a period of one (1) year following the Closing Date, (i) without the prior written consent of AZ, neither Seller nor any of its Affiliates shall directly or indirectly knowingly employ or solicit any Transferred Employee or any other individual who was, immediately prior to the applicable Transition Date, a Business Employee (other than an Excluded Employee and any individual who ceases to be employed by an AZ Employer due to an involuntary termination or redundancy), unless such individual contacts Seller or any of its Affiliates independently and on his or her own initiative in response to a general recruitment advertisement issued by Seller or any of its Affiliates, and (ii) without the prior written consent of Seller, neither AZ nor any of its Affiliates shall directly or indirectly knowingly employ or solicit (A) any non-Business Employee employed by Seller or an Affiliate of Seller who is providing services to the Business or the transition of the Business, (B) any Excluded Employee or (C) any individual set forth on Section 9.05 of the Seller Disclosure Schedule (other than, in each case, any individual who

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ceases to be employed by Seller or its Affiliate due to an involuntary termination or redundancy), unless such individual contacts AZ or any of its Affiliates independently and on his or her own initiative in response to a general recruitment advertisement issued by AZ or any of its Affiliates.
SECTION 9.06  Allocation of Employment Liabilities.
(a)    Seller Retained Employee Liabilities. Retained Employee Liabilities shall include all obligations, Liabilities and commitments of Seller or any Selling Affiliate relating to (i) actions, suits or claims to the extent relating to any person’s employment with or engagement by Seller or any Selling Affiliate to provide services to the Business, including Business Employees and Contingent Workers, whether brought prior to, on or after the applicable Transition Date, that are solely based on events, facts or circumstances first existing or occurring prior to the Transition Date, (ii) any employee benefit plan sponsored or maintained by Seller or any Selling Affiliate prior to the Closing Date (or, with respect to a particular Transferred Employee, the relevant Transition Date) (including any employee benefit plan to which Seller or any Selling Affiliate contributed or could be required to contribute whether before or after the Closing Date or, if applicable, Transition Date), except for any obligations, Liabilities and commitments with respect to such plans assumed by AZ or its Affiliates pursuant to the terms of this Agreement, and (iii) any obligation to provide severance or similar benefits as a result of the transactions contemplated by this Agreement, except as provided in Section 9.01(c)(i).
(b)    AZ Assumed Employee Liabilities. Notwithstanding anything to the contrary in this Agreement (except Section 9.06(b)), on and after the Closing Date, AZ shall be solely responsible for any and all:
(i)    Liabilities arising from or relating to obligations and payments owed in respect of the employment or retention of (including the termination of such employment or retention), or pursuant to any agreement or other arrangement for the provision of services to the Business, that arise on or after the applicable Transition Date with respect to any Transferred Employee or Contingent Worker providing services to the Business pursuant to an arrangement with AZ or its Affiliate.
(ii)    Liabilities arising from or relating to any Assumed Benefit Plan, including any benefit Liabilities and any action, suit or claim or threatened action, suit or claim relating to such Assumed Benefit Plan, whenever accrued and whether based on events, facts or circumstances first existing or occurring prior to, on or after such date.
(iii)    Liabilities arising from or relating to any AZ Benefit Plan, whether incurred prior to, on or after the Closing Date.
(iv)    Liabilities arising from AZ's or its Affiliate's failure to perform and discharge any obligation or requirement of AZ or its Affiliate in connection with the transactions contemplated by this Agreement (A) to inform and consult with any works council, union or employee representatives or (B) pursuant to the applicable Acquired Rights Regulations, whether incurred prior to, on or after the Closing Date, provided always such default on AZ’s part is not directly caused by Seller’s failure to comply with Section 9.09 below.

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SECTION 9.07  WARN Act. AZ and its Affiliates shall be responsible for compliance with, and any Liabilities incurred pursuant to, the U.S. Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) and any similar applicable Law with respect to employment of the Transferred Employees by AZ or its Affiliates after the Closing Date. Seller shall provide, upon request from AZ with reasonable advanced notice, information concerning changes in the workforce of Seller and Seller’s Affiliates to the extent such information is necessary to determine what is required for AZ or an Affiliate of AZ to comply with the requirements of the WARN Act or such similar applicable Law. The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the transactions contemplated by this Agreement.
SECTION 9.08  Personnel Records. To the extent permitted by applicable Law, the originals of all records created prior to the Closing Date (or such later Transition Date with respect to any Transferred Employees, as applicable) set forth in the Transferred Employees' personnel files (the “Personnel Records”) shall be transferred to the AZ Employers. The originals of all personnel records of all former employees who performed services for the Business and all Business Employees who do not become Transferred Employees shall remain with the Seller Employers; provided that Seller shall permit AZ or its Affiliates or successors and their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for AZ or any of its Affiliates or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings. AZ or its Affiliates (or their respective successors) shall retain the Personnel Records for a period of at least ten (10) years following the Closing Date, or such longer period as may be required under applicable Law (the “Record Retention Period”). AZ and its Affiliates shall permit Seller and its authorized representatives to have full access upon reasonable notice during normal business hours to all the Personnel Records during the Record Retention Period in order for Seller or any of its Affiliates to respond to a subpoena, court order, audit, investigation, to obtain data for pension or other benefits, or otherwise as required by applicable Law (such determination by the parties of access shall be reasonable and shall not be unreasonably delayed) and AZ and its Affiliates shall provide Seller, upon Seller’s reasonable request and at Seller’s expense, with copies of such Personnel Records. Notwithstanding the foregoing, the parties may agree to waive or modify the terms of this Section 9.08 to the extent provided for in a writing acknowledged by both parties.
SECTION 9.09  Cooperation. Seller shall make commercially reasonable efforts, subject to the provisions of any works council agreement or arrangement and applicable Law, to provide AZ in a timely manner with information and documents relating to the Seller Benefit Plans (including service crediting), employment contracts and policies, pay and performance data, personnel records, bonus, incentive and commission plans, and such other HR-related information as may reasonably be requested by AZ to facilitate AZ’s efforts to provide corresponding employee benefits and employment terms to the Transferred Employees; provided, however, that Seller shall not be required to provide confidential, proprietary or otherwise nonpublic information and documents relating to the Seller Benefit Plans, which Seller shall have the exclusive right to determine and withhold. Seller shall and shall cause its Affiliates

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to reasonably cooperate with AZ to provide reasonable access for AZ and its Affiliates to Business Employees in connection with any offers of employment to be made hereunder. Each party shall reasonably cooperate with the other: (i) in providing access to relevant data and employment records of Transferred Employees reasonably necessary to administer the benefits of the Transferred Employees under any Seller Benefit Plan or any employee benefit plan maintained by AZ or its Affiliates in which Transferred Employees are eligible to participate; (ii) in determining final lists of Business Employees in each country before Closing; and (iii) in deciding whether Acquired Rights Regulations apply automatically to transfer some or all Business Employees to AZ, or its Affiliates, in particular Acquired Rights Countries, or whether AZ should instead procure that relevant Affiliates offer employment to such Business Employees in accordance with its obligations under Section 9.01(c) above.
SECTION 9.10  Potential Business Employees. Section 9.10 of the Seller Disclosure Schedule sets forth certain groups of employees of Seller and its Affiliates whose members perform or may perform functions for or on behalf of the Business (the “Potential Business Employees”). Promptly and as soon as practicable after the date hereof AZ, working together in good faith with Seller, shall discuss and determine which members of the Potential Business Employees qualify as Business Employees, and AZ shall determine whether each such employee shall transfer to (or be offered employment with) an AZ Employer. Upon AZ’s determination that a Potential Business Employee shall transfer to (or be offered employment with) an AZ Employer, Seller shall within a reasonable amount of time update the schedules to this Agreement accordingly, including Section 4.08(a) of the Seller Disclosure Schedule. Until and unless such determination is made, the Potential Business Employees shall not be deemed to be Business Employees for any purpose under this Agreement. Notwithstanding the foregoing, Seller and AZ shall mutually agree on which Potential Business Employees set forth in Part A of Section 9.10 of the Seller Disclosure Schedule shall transfer to (or be offered employment by) an AZ Employer.
SECTION 9.11  Japan Employees. With respect to the employees of Seller or its Affiliates who are located in Japan and spend at least 50% of their working time performing services for the Business (the “Japan Employees”), promptly and as soon as practicable after the date hereof, AZ shall, working together in good faith with the Seller, determine whether all or any of the Japan Employees shall be deemed to be Business Employees for purposes of this Agreement. Section 9.11 of the Seller Disclosure Schedule sets forth the position of each Japan Employee. Upon AZ’s determination that a Japan Employee is a Business Employee, Seller shall within a reasonable amount of time update the schedules to this Agreement accordingly, including Section 4.08(a) of the Seller Disclosure Schedule. Any Japan Employee determined not to be deemed a Business Employee shall be deemed an Excluded Employee for all purposes of this Agreement.
SECTION 9.12  Effect of Article IX. Nothing in this Agreement shall constitute an amendment to any employee benefit plan, and no employee benefit plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures. Nothing in this Article IX is intended or shall be construed to entitle any person other than the parties hereto and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind.

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SECTION 9.13  Payroll Administration.
(a)    Seller shall satisfy (or cause its Affiliates to satisfy) all employee payroll reporting obligations (including distribution of Forms W-2 and filing Forms W-3 and 941 with the Internal Revenue Service, and similar state and local requirements) associated with compensation paid by the Transferred Entities for the 2014 tax year (except for adjustments made after the Closing as noted below). Any adjustments required to be made to the payments after the Closing relating to compensation for services performed prior to the Closing Date will be the responsibility of AZ and shall be paid subject to Section 9.13(c). AZ shall satisfy (or cause its Affiliates to satisfy) all payroll reporting obligations (including distribution of Forms W-2 and filing Forms W-3 and 941 with the Internal Revenue Service, and similar state and local requirements) associated with such adjustments.
(b)    Seller shall make commercially reasonable efforts to (or cause its Affiliates to) (i) process payments on and after the Closing Date, on behalf of AZ and its Affiliates, to non-employee services providers and vendors who performed services for the Business prior to the Closing Date until such time as AZ or one of its Affiliates is able to process such payments under its own general ledger, but in no case later than December 31, 2014 and (ii) satisfy all statutory reporting obligations (including distribution of Form 1099s and similar state and local requirements) relating to such payments. AZ shall make commercially reasonable efforts to take over the processing of such non-employee service providers and vendors as soon as practicable after the Closing Date and shall provide all information reasonably requested by Seller to perform its obligations under this Section 9.13(b).
(c)    AZ agrees that no compensation shall be paid under the federal employer identification number of Amylin Pharmaceuticals, LLC or any other Transferred Entity in the United States on or after the Closing Date during the 2014 tax year. Individuals employed or retained by Transferred Entities in the United States immediately prior to the Closing Date shall be paid for services, if any, on and after the Closing Date during the 2014 tax year under the federal employer identification number of AZ or an Affiliate of AZ other than the Transferred Entities, and AZ shall be responsible for payroll obligations associated with such compensation.
(d)    The parties shall, and shall cause their respective Affiliates to, cooperate and provide information required to effectuate the provisions of this Section 9.13, including with respect to communications, inquiries and proceedings by or involving employees, service providers, vendors and governmental agencies.
ARTICLE X

Indemnification
SECTION 10.01  Indemnification by Seller.
(a)    Subject to the provisions of this Article X, from and after the Closing, Seller shall indemnify AZ and its Affiliates and each of their respective officers, directors, managers, employees, successors, assigns, agents and representatives (collectively, the “AZ Indemnitees”) against and hold them harmless from any claim, loss, liability, cost, damage,

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deficiency, assessment, fine, judgment, fee, cost or expense (including reasonable legal fees and expenses and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) (collectively, “Losses”) suffered or incurred by any such AZ Indemnitee to the extent arising from, or relating to:
(i)    any inaccuracy or breach of any representation or warranty of Seller contained in Article IV (without giving effect to any “material,” “materially,” “Business Material Adverse Effect,” “Seller Material Adverse Effect” or similar qualification or standard contained in any such representation or warranty);
(ii)    any breach of any covenant or agreement of Seller contained in this Agreement;
(iii)    any Excluded Liability related to the Business, the Acquired Assets or any Transferred Entity, or the failure by Seller or any of its Affiliates to pay, perform or otherwise discharge when due any such Excluded Liability; and
(iv)    any claim for indemnification, whether asserted or claimed prior to, on or after the Closing Date, by any officer or director of any Transferred Entity serving between August 8, 2012 and the Closing Date;
provided, however, that this Section 10.01 shall not provide for any indemnification arising out of or relating to Taxes (indemnification for which is provided solely in Section 10.03).
(b)    Notwithstanding the foregoing, Seller shall not be required to indemnify any AZ Indemnitee and Seller shall not have any liability under Section 10.01(a)(i) unless the individual item relating to the Loss is in excess of [*] dollars ($[*]) and in respect of each individual item where the Loss relating thereto is equal to or greater than [*] dollars ($[*]). the aggregate amount of all Losses for which Seller would be liable exceeds on a cumulative basis an amount equal to [*] dollars ($[*]) (the “Deductible”), and then only to the extent of any such excess; provided, however, that the Deductible shall not apply to any breach of a Seller Fundamental Representation.
(c)    Notwithstanding anything to the contrary herein, (i) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the AZ Indemnitees pursuant to Section 10.01(a)(i) (other than for any breach of a Seller Fundamental Representation) exceed [*] dollars ($[*]) (the “Cap”); (ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the AZ Indemnitees pursuant to breaches of Seller Fundamental Representations exceed the lesser of (A) [*] dollars ($[*]) and (B) the aggregate amounts actually paid to Seller and its Affiliates under this Agreement; and (iii) in no event shall Seller be obligated to indemnify any AZ Indemnitee to the extent any such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.03.
SECTION 10.02  Indemnification by AZ. (a) From and after the Closing, AZ and the Transferred Entities shall, jointly and severally, indemnify Seller and its Affiliates (other than any Transferred Entity) and each of their respective officers, directors, managers, employees,

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successors, heirs, assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from, or relating to:
(i)    any inaccuracy or breach of any representation or warranty of AZ contained in Article VI;
(ii)    any breach of any covenant or agreement of AZ contained in this Agreement; and
(iii)    any Assumed Liability or the failure by AZ or any of its Affiliates to pay, perform or otherwise discharge when due any Assumed Liability (subject, for the avoidance of doubt, to Section 10.04);
provided, however, that this Section 10.02 shall not provide for any indemnification arising out of or relating to Taxes (indemnification for which is provided solely in Section 10.03).
(b)    Notwithstanding the foregoing, (i) AZ shall not be required to indemnify any Seller Indemnitee and AZ shall not have any liability under Section 10.02(a)(i) unless the aggregate of all Losses for which AZ would be liable, but for this clause (i), exceeds on a cumulative basis the Deductible, and then only to the extent of any such excess; provided, however, that the Deductible shall not apply to any breach of a Purchaser Fundamental Representation; (ii) in no event shall the aggregate amount of Losses for which AZ is obligated to indemnify the Seller Indemnitees pursuant to Section 10.02(a)(i) (other than for any breach of a Purchaser Fundamental Representation) exceed the Cap; (iii) in no event shall the aggregate amount of Losses for which AZ is obligated to indemnify the Seller Indemnitees pursuant to breaches of Purchaser Fundamental Representations exceed the Purchase Price; and (iv) in no event shall AZ be obligated to indemnify any Seller Indemnitee to the extent any such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.03.
SECTION 10.03  Tax Indemnification.
(a)    Seller shall indemnify AZ and its Affiliates (including the Transferred Entities) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from:
(i)    all liability for Taxes of the Transferred Entities for a Pre-Closing Tax Period;
(ii)    Excluded Tax Liabilities;
(iii)    Taxes arising, as a result of (A) the application of Treasury Regulation § 1.1502-6(a), or any comparable provision of state, local or foreign Tax Law, by reason of any Transferred Entity being a member of an affiliated group that includes Seller and its Affiliates (other than the Transferred Entities), (B) any Transferred Entity being a party to a tax sharing agreement (other than, for the avoidance of doubt, the TRA) entered into

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during a Seller Pre-Closing Tax Period or (C) any Transferred Entity being a party to any agreement or arrangement with any taxing authority with regard to the Tax liability of any other person entered into in a Seller Pre-Closing Tax Period;
(iv)    Taxes (whenever arising) arising by reason of (A) BMS Holdco being treated for U.S. Federal income Tax purposes as an entity other than a corporation or (B) any Transferred Entity (other than BMS Holdco) not being treated as a “disregarded entity” for U.S. Federal income Tax purposes, in each case as of the Closing;
(v)    Taxes arising as a result of Seller or BMS Holdco (or any predecessor for Tax purposes of BMS Holdco) or their respective Affiliates having failed to comply with their obligations described in the TRA under the caption “Asset Purchase Gain Tax Reporting” in any Pre-Closing Tax Period;
(vi)    VAT that is the responsibility of Seller pursuant to Section 8.07(k); and
(vii)    Transfer Taxes that are the responsibility of Seller pursuant to Section 8.07(e).
Notwithstanding the foregoing, Seller shall not indemnify and hold harmless AZ and its Affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any action taken after the Closing by AZ, any of its Affiliates (including the Transferred Entities), or any transferee of AZ or any of its Affiliates (other than any such action expressly required by applicable law or by this Agreement) or attributable to a breach by AZ of its obligations under this Agreement.
(b)    AZ shall and shall cause the Transferred Entities to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from:
(i)    all liability for Taxes of Amylin and its Subsidiaries for a Pre-Closing Tax Period that are the responsibility of AZ pursuant to the TRA Amendment;
(ii)    all liability for Taxes of the Transferred Entities for all Post-Closing Tax Periods;
(iii)    Assumed Tax Liabilities;
(iv)    all liability for Taxes attributable to any action taken after the Closing by AZ, any of its Affiliates (including the Transferred Entities), or any transferee of AZ or any of its Affiliates (other than any such action expressly required by applicable law or by this Agreement) or attributable to a breach by AZ of its obligations under this Agreement;
(v)    VAT that is the responsibility of AZ pursuant to Section 8.07(k); and
(vi)    Transfer Taxes that are the responsibility of AZ pursuant to Section 8.07(e).

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Notwithstanding the foregoing, AZ shall not indemnify and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to a breach by Seller of its obligations under this Agreement.
Notwithstanding anything to the contrary set forth in this Section 10.03, the provisions of the TRA shall govern the obligations of the parties hereto to share the burden of, or indemnify each other for, any Taxes for any Pre-Closing Tax Period to the extent provided therein, and to the extent of any inconsistency between this Agreement and the TRA, the provisions of the TRA shall govern.
SECTION 10.04  Acknowledgment of Other Indemnities.
(a)    Each of Seller and AZ hereby acknowledges that, notwithstanding anything else to the contrary in this Agreement (including, for the avoidance of doubt, Section 1.03, Section 10.01 and Section 10.02) or in any other notice, consent, agreement or document, pursuant to the Amylin Collaboration Agreement and subject to the terms, conditions and limitations set forth therein and in Exhibit G, Affiliates of each of Seller and AZ are obligated to share and/or indemnify the other for certain Losses in respect of the Amylin Business, including with respect to fifty percent (50%) of the Historical Amylin Business Liabilities and Amylin Liabilities (as each is defined in the Amylin Collaboration Agreement and subject to any exceptions set forth in the Amylin Collaboration Agreement), each to the extent incurred or attributable to periods on or prior to the Closing Date (for the avoidance of doubt, which obligations survive the Closing in accordance with Exhibit G). To the extent Losses are expressly shared and/or indemnifiable pursuant to the Amylin Collaboration Agreement, no indemnification with respect to such Losses may be sought hereunder.
(b)    Each of Seller and AZ hereby acknowledges that, notwithstanding anything else to the contrary in this Agreement (including, for the avoidance of doubt, Section 1.03, Section 10.01 and Section 10.02) or in any other notice, consent, agreement or document, pursuant to the Saxa Collaboration Agreement and subject to the terms, conditions and limitations set forth therein and in the Saxa Collaboration Termination Agreement, Affiliates of each of Seller and AZ are obligated to share and/or indemnify the other for certain Losses in respect of the Saxa Business to the extent incurred or attributable to periods on or prior to the Closing Date (for the avoidance of doubt, which obligations survive the termination of the Saxa Collaboration Agreement in accordance with the terms of the Saxa Collaboration Termination Agreement). To the extent Losses are expressly shared and/or indemnifiable pursuant to the Saxa Collaboration Termination Agreement, no indemnification with respect to such Losses may be sought hereunder.
(c)    Each of Seller and AZ hereby acknowledges that, notwithstanding anything else to the contrary in this Agreement (including, for the avoidance of doubt, Section 1.03, Section 10.01 and Section 10.02) or in any other notice, consent, agreement or document, pursuant to the Dapa Collaboration Agreement and subject to the terms, conditions and limitations set forth therein and in the Dapa Collaboration Termination Agreement, Affiliates of each of Seller and AZ are obligated to share and/or indemnify the other for certain Losses in respect of the Dapa Business to the extent incurred or attributable to periods on or prior to the Closing Date (for the avoidance of doubt, which obligations survive the termination of the Dapa

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Collaboration Agreement in accordance with the terms of the Dapa Collaboration Termination Agreement). To the extent Losses are expressly shared and/or indemnifiable pursuant to the Dapa Collaboration Termination Agreement, no indemnification with respect to such Losses may be sought hereunder.
(d)    Each of Seller and AZ hereby agrees that the aforementioned indemnities and other allocations of liabilities and costs set forth in the Amylin Collaboration Agreement, the Saxa Collaboration Agreement and the Dapa Collaboration Agreement shall remain in full force and effect in accordance with the terms of such agreements (as modified by Exhibit G, the Saxa Collaboration Termination Agreement and the Dapa Collaboration Termination Agreement, respectively) and nothing herein to the contrary shall be deemed to alter or amend in any way such obligations.
(e)    All indemnities relating to the supply or manufacturing of products pursuant to the Master Supply Agreement and each of the supply agreements set forth on Section 10.04(e) of the Seller Disclosure Schedule shall be governed exclusively by the terms of the applicable agreement.
(f)    Seller and its Affiliates, on the one hand, and AZ and its Affiliates, on the other hand, shall each be responsible for fifty percent (50%) of all Losses arising from or relating to any indemnification payments to Kyowa Hakko Kirin Co., Ltd. (“KHK”), its affiliates or any of their respective directors, officers, employees or agents under the letter, dated January 29, 2014, pursuant to which KHK consented to the Assignment (as defined in such letter).
SECTION 10.05  Limitations on Liability; Cooperation.
(a)    NOTWITHSTANDING ANY PROVISION HEREIN, NEITHER SELLER NOR AZ SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS (OR LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.05 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO DAMAGES AWARDED TO THIRD PARTY CLAIMANTS (OTHER THAN AN AZ INDEMNITEE OR SELLER INDEMNITEE) IN THIRD PARTY CLAIMS UNDER THIS ARTICLE X, OR DAMAGES AVAILABLE FOR BREACHES OF SECTION 8.09.
(b)    Subject to the procedures set forth in Section 10.08 and Section 10.09, AZ and Seller shall cooperate with each other in good faith with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder. Nothing in this Article X shall act to negate any obligation under common law of either Seller or AZ to mitigate damages with respect to any claim for which such party is being indemnified against by the other party hereunder.

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(c)    Each party hereto further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Acquisition, any document, certificate or instrument delivered in connection herewith, the Business, the Transferred Entities, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities (other than claims of, or causes of action arising from, fraud, willful breach or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article X (including those referenced under Section 10.04). In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, willful misconduct or intentional misrepresentation) it or any of its Affiliates may have against the other party and its Affiliates arising under or based upon this Agreement, the Acquisition, any document, certificate or instrument delivered in connection herewith, the Business, the Transferred Entities, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities (except pursuant to the indemnification provisions set forth in this Article X, including those referenced under Section 10.04). Notwithstanding the foregoing, nothing in this Section 10.05(c) shall be deemed to limit or waive in any manner the rights of the parties hereto under the Other Transaction Documents.
SECTION 10.06  Indemnity Net; Losses Net of Insurance, etc.
(a)    For the purposes of the indemnification provisions set forth in this Article X, any Losses or amounts otherwise payable hereunder (including amounts relating to Taxes pursuant to Section 10.03) shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party under insurance policies, but excluding self-insurance arrangements) as a result of any event giving rise to a claim for such indemnification.
(b)    The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to take account of any net Tax cost actually realized (in the taxable year in which the applicable indemnity payment is made or a prior taxable period) by the indemnified party arising from the receipt of indemnity payments hereunder and (b) reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized (in the taxable year in which the applicable indemnity payment is made or a prior taxable period) by the indemnified party arising from the incurrence or payment of any such Loss.
(c)    Notwithstanding anything contained herein to the contrary, after the Closing, in any case where an AZ Indemnitee or Seller Indemnitee actually recovers, under insurance policies or from any other person alleged to be responsible for indemnifiable Losses, any amount in respect of a matter for which such indemnitee was indemnified pursuant to Section 10.01 or Section 10.02, such indemnitee shall promptly pay over to the indemnifying party the amount so recovered, but not in excess of the amount received by such indemnitee (net of any previously unpaid or unreimbursed expenses incurred in collecting such amounts and, if applicable, any increases in insurance premiums that are proximately caused by such recovery).

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SECTION 10.07  Termination of Indemnification. If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein shall survive the Closing. Notwithstanding the foregoing, all covenants, agreements, representations and warranties made herein, and all indemnification obligations under Sections 10.01(a)(i) and (ii) and Sections 10.02(a)(i) and (ii) with respect to any such covenants or agreements or representations or warranties, shall:
(a)    in the case of any such representations or warranties, terminate and expire at the close of business on the three (3)-year anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and continue in effect until the expiration of the statute of limitations applicable thereto; and
(b)    in the case of any such covenants or agreements to be fully performed prior to the Closing, terminate and expire at the close of business on the date that is three (3) years after the last date that a person is required to take any action or refrain from taking any action under such covenant or agreement;
provided, however, that as to clause (a) and (b) of this Section 10.07 such obligations to indemnify and hold harmless shall not terminate with respect to any matter as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party (but only with respect to matters described in such notice) so long as such claim for indemnification has not been satisfied or otherwise resolved as provided in this Article X.
SECTION 10.08  Procedures Relating to Indemnification for Third Party Claims.
(a)    A party believing that it is entitled to indemnification under Section 10.01 or 10.02 (an “indemnified party”) shall give prompt written notification to the other party (the “indemnifying party”) of the commencement of any claim, action, lawsuit or other proceeding for which indemnification may be sought or, if earlier, upon the assertion of any such claim, action, lawsuit or other proceeding by made by any person against the indemnified party (a “Third Party Claim”) (it being understood and agreed, however, that the failure by an indemnified party to give notice of a Third Party Claim as provided in this Section 10.08 shall not relieve the indemnifying party of its indemnification obligation under this Agreement except and only to the extent that such indemnifying party is actually materially prejudiced as a result of such failure to give notice).
(b)    Within thirty (30) days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnifying party shall not be entitled to assume control of the defense of any Third Party Claim if (i) such Third Party Claim could reasonably be expected to result in criminal liability of, or equitable remedies against, the indemnified party; or (ii) the indemnified party reasonably believes that the interests of the indemnifying party and the indemnified party with respect to such Third Party Claim are in conflict with one another, and as

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a result, the indemnifying party could not adequately represent the interests of the indemnified party in such Third Party Claim; provided, further, that an indemnifying party shall relinquish control of the defense of any Third Party Claim if such indemnifying party is not diligently defending such Third Party Claim. If the indemnifying party believes that a Third Party Claim presented to it for indemnification is one as to which the indemnified party is not entitled to indemnification under Article X, it shall so notify the indemnified party and the indemnifying party shall not be entitled to assume control of the defense thereof. The failure of the indemnifying party to respond in writing to the notice of a Third Party Claim within thirty (30) days after receipt thereof shall be deemed an election not to assume control of the defense of the same. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party; provided that if the indemnified party reasonably concludes, based on advice from counsel, that the indemnifying party and the indemnified party have conflicting interests with respect to such Third Party Claim, the indemnifying party shall be responsible for the reasonable fees and expenses of counsel to the indemnified party solely in connection therewith. In the event, however, that the indemnifying party declines or fails to assume, or is not permitted to assume, the defense of such Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the indemnified party, in each case within such thirty (30)-day period, then the indemnified party may employ counsel to represent or defend it in any such Third Party Claim, and the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party as incurred.
(c)    The indemnifying party shall keep the indemnified party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the indemnified party with respect thereto. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
(d)    If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and the indemnified parties shall use their reasonable best efforts to make their employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(e)    Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall not agree to any compromise, discharge or settlement of such Third Party Claim or consent to any judgment in respect thereof, in each case without the prior written consent of the indemnified party, unless (i) such compromise, discharge, or settlement provides for a complete and

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unconditional release of the indemnified party from all liability with respect thereto and does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified party or any of its officers, directors, managers, employees, agents or representatives, and (ii) the sole relief provided in connection therewith is monetary damages that are paid in full by the indemnifying party.
SECTION 10.09  Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 10.01 or 10.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party promptly after obtaining knowledge of such claim. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 10.01 or 10.02, except and only to the extent that such indemnifying party is actually materially prejudiced as a result of such failure to give notice. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
SECTION 10.10  Procedures Relating to Indemnification of Tax Claims.
(a)    If AZ receives written notice of a claim by any taxing authority, which, if successful, might result in an indemnity payment to AZ, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 10.03 (a “Tax Claim”), AZ shall, within 10 days of receipt of such notice, notify Seller in writing of such Tax Claim in reasonable detail to apprise Seller of the nature of the Tax Claim.
(b)    Except as otherwise provided in this Section 10.10(b), with respect to any Tax Claim, Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Seller and AZ shall jointly control all proceedings taken in connection with any Tax Claim for a Straddle Period or in connection with any Tax Claim relating to a Historic Amylin Tax Period of a Transferred Entity. AZ shall control all proceedings taken in connection with any Tax Claim for any Post-Closing Tax Period; provided, however, that AZ shall not settle any claim for Taxes relating to such proceedings without Seller's prior written consent (which shall not be unreasonably withheld) to the extent any such settlement would adversely affect Seller or any of its Affiliates or oblige it to make any indemnification payments for any Pre-Closing Tax Period.
(c)    Without limiting the rights of any party to control the proceedings in connection with a Tax Claim pursuant to this Section 10.10, the parties hereto and their respective Affiliates shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and (upon the other party’s request) the provision to such party of copies of Records and information which are reasonably relevant to such Tax Claim, and

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making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
(d)    Neither Seller and its Affiliates, on the one hand, nor AZ and its Affiliates (including the Transferred Entities), on the other hand, shall settle or compromise a Tax Claim without the other party's prior written consent, such consent not to be unreasonably withheld, if such settlement would result in the other party’s or any of its Affiliates’ having to make any payment to a taxing authority (for which it is not indemnified hereunder) or be required to make an indemnity payment pursuant to Section 10.03.
SECTION 10.11  Tax Treatment of Indemnification Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.
SECTION 10.12  Right to Set-Off. AZ and its Affiliates shall have the right, in their sole discretion, to apply any amounts determined to be payable to Seller or any of its Affiliates pursuant to Section 2.02 of this Agreement toward the satisfaction of Seller’s payment obligations to AZ with respect to any indemnification obligations of Seller pursuant to this Article X that have been finally determined to be owed to AZ or any AZ Indemnitees (whether by agreement of the parties, a final nonappealable order or decision issued by any court of competent jurisdiction or arbitrator, or otherwise); provided, that such right to set-off shall not be available until thirty (30) days after the time of such final determination.
ARTICLE XI

Termination
SECTION 11.01  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by:
(a)    mutual written consent of Seller and AZ;
(b)    Seller if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of AZ which has rendered any conditions set forth in Section 3.03 incapable of being satisfied, such violation or breach has not been waived by Seller, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) ninety (90) days following Seller’s written notice to AZ of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 11.01(b) shall not be available to Seller if AZ is then permitted to terminate this Agreement pursuant to Section 11.01(c);
(c)    AZ if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller which has

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rendered any conditions set forth in Section 3.02 incapable of being satisfied, such violation or breach has not been waived by AZ, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) ninety (90) days following AZ’s written notice to Seller of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 11.01(c) shall not be available to AZ if Seller is then permitted to terminate this Agreement pursuant to Section 11.01(b);
(d)    either party hereto if the Closing does not occur on or prior to February 17, 2014 (as may be extended pursuant to the following proviso, the “Outside Date”); provided, however, that if as of such date the only conditions to the Closing which have not been satisfied or waived are the conditions to Closing set forth in Section 3.01(b), then neither AZ nor Seller shall be permitted to terminate this Agreement pursuant to this Section 11.01(d) until August 15, 2014; provided, further, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to a party that is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e)    either party hereto if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to a party that is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
SECTION 11.02  Consequences of Termination. In the event of termination by Seller or AZ pursuant to this Article XI, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated pursuant to this Article XI, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 8.09 relating to the obligation of Seller and AZ to keep confidential certain information and data obtained by it, (b) Section 8.03 relating to publicity, (c) this Article XI, and (d) Section 12.03 relating to certain expenses. Nothing in this Article XI shall be deemed to release either party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement prior to such termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.
ARTICLE XII

Miscellaneous
SECTION 12.01  Assignment    . Neither Seller nor AZ may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that a party may make such an assignment or transfer without the other party’s prior written consent to (i) any of its Affiliates (but only for so long as such person is and remains an Affiliate of such party, it being agreed that such party shall cause such assignment to terminate prior to such time, if any, as such person ceases to be an Affiliate of such party) and provided that

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any such assignment of AZ’s obligations set forth in Section 2.02 other than to a Permitted Purchaser Affiliate shall require the written consent of Seller (such consent not to be unreasonably withheld), or (ii) any successor to all or substantially all of the business and assets of such party, whether in a merger, consolidation, sale of stock, sale of all or substantially all of its assets or other similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing delivered to the other party, expressly assume performance of such rights and/or obligations. In the event of an assignment or transfer to an Affiliate as provided above in this Section 12.01, the assigning or transferring party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either party in violation of the terms of this Section 12.01 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each party, its successors and permitted assigns.
SECTION 12.02  No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
SECTION 12.03  Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement (including in Sections 1.05(b), 2.04, 7.04, 8.02(a) and 10.08), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
SECTION 12.04  [Intentionally Omitted].
SECTION 12.05  Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, AZ, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
SECTION 12.06  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile (with confirmation of receipt) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if by facsimile, when receipt is so confirmed, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

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(a)    if to AZ,
AstraZeneca AB (Publ)
Pepparedsleden 1,
SE-431 83 Mölndal
Sweden
Facsimile: +46 31 7763871
Attention: Legal Department

with a copy (which shall not constitute notice) to:

AstraZeneca UK Limited
Mereside
Alderley Park
Macclesfield
Cheshire SK10 4TG, United Kingdom
Facsimile: +44 1625 510752
Attention: Deputy General Counsel
Covington & Burling LLP
1201 Pennsylvania Avenue N.W.
Washington, DC 20004
Facsimile:     (202) 778-5567
(212) 841-1010
Attention:     [OMITTED]
[OMITTED]
Email: [OMITTED]
[OMITTED]; and
(b)    if to Seller,
Bristol-Myers Squibb Company
345 Park Avenue
New York, NY 10154
Facsimile: (212) 546-9562
Attention: General Counsel
Email: [OMITTED]
with a copy (which shall not constitute notice) to:
Bristol-Myers Squibb Pharmaceutical Group
Route 206 & Province Line Road
Princeton, NJ 08540
Facsimile: (609) 252-7680
Attention: [OMITTED]
Email: [OMITTED]

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Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 446-6460
Attention: [OMITTED]
     [OMITTED]
Email: [OMITTED]
    [OMITTED]
SECTION 12.07  Interpretation; Exhibits and Seller Disclosure Schedule; Certain Definitions.
(a)     The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “exclusively used or held for use” shall be construed as “exclusively used or exclusively held for use”. All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule or any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Seller Disclosure Schedule and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. In the event of any conflict or difference of any kind between the provisions of any International Asset Purchase Agreement, on the one hand, and the provisions of this Agreement (including the Exhibits or Schedules thereto), on the other hand, this Agreement shall control in all respects. Except as otherwise expressly provided herein, all references to “the date hereof”, “the date of this Agreement” or similar phrases shall mean December 19, 2013.

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(b)    For all purposes hereof:
“2013 Amylin Bonuses” means the cash bonuses to be paid for the 2013 calendar year pursuant to the 2013 Annual Bonus Plan – San Diego and the 2013 Annual Bonus Plan – Ohio for the participating employees of Amylin Pharmaceuticals, LLC and Amylin Ohio LLC, as accrued in the Amylin Working Capital.
“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller and its Affiliates.
“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or the Selling Affiliates as of the effective time of the Closing on the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the effective time of the Closing and the full benefit of any security for such accounts or debts.
“Acquired Rights Countries” means jurisdictions that have implemented Acquired Rights Regulations.

“Acquired Rights Regulations” means (i) local laws implementing EU Council Directive 2001/23/EC relating to the safeguarding of employee rights on the transfer of undertakings, or parts of undertakings, and (ii) any similar laws in any jurisdiction providing for an automatic transfer, by operation of law, of employees from one party to another on the acquisition of a business or undertaking, transfer of establishment, employer substitution or otherwise, including in Argentina (Argentinian Labour Contract Law No. 20,744), Colombia (Articles 67 and 69 of the Colombian Labour Code), Mexico (Section 41 of the Mexico Federal Labour Law) and Switzerland (Articles 333 and 333a of the Swiss Code of Obligations).
“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement (a) prior to the Closing, the Transferred Entities shall be deemed to be Affiliates of Seller and shall not be deemed to be Affiliates of AZ, and (b) following the Closing, the Transferred Entities shall be deemed to be Affiliates of AZ and shall not be deemed to be Affiliates of Seller.
“Allocable Portion” means the proportionate Liability to be allocated solely between AZ and its Affiliates on the one hand, and Seller and its Affiliates on the other hand, based on (i) the amount of Products sold to ultimate consumers (or administered to participants in clinical trials) prior to the Closing in respect of such Liability (which would result in an Excluded Liability) relative to (ii) the amount of Products sold to ultimate consumers (or administered to participants in clinical trials) following the Closing in respect of such Liability (which would result in an Assumed Liability), taking into account the liability sharing by the

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parties under the Amylin Collaboration Agreement, Saxa Collaboration Agreement or Dapa Collaboration Agreement, as applicable, as in effect immediately prior to the Closing.
“Amylin Business” means the research, development, manufacture, marketing, distribution, sale and other exploitation of the Amylin Compounds and the Amylin Products.
“Amylin Compound” means “Collaboration Compound” as defined in the Amylin Collaboration Agreement.
“Amylin Expense Adjustment Amount” means an amount equal to thirty seven million five hundred thousand ($37,500,000).
“Amylin Product” means “Product” as defined in the Amylin Collaboration Agreement.
“Amylin Receptor” means the calcitonin receptor co-expressed with RAMP-1 or RAMP-3.
“Amylin U.S. Royalty Rate” means the following:

2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
2%	2%	5%	10%	12%	12%	10%	9%	9%	6%	5%

“Amylin U.S. Sales” means Net Sales of Amylin Products in the U.S.
“Assigned Marks” means all Trademarks included in the Transferred Intellectual Property or owned by the Transferred Entities as of the Closing Date.
“AZ Benefit Plan” means an employee benefit plan or program maintained or sponsored by (or required to be contributed to by) AZ or any of its Affiliates, whether now or hereafter established, that covers or shall cover any Transferred Employee or Transferred Contingent Worker.
“AZ Employer” means AZ or any Affiliate of AZ that employs a Business Employee pursuant to Section 9.01.
“AZ Mark” means “AstraZeneca”, “AstraZeneca AB”, “AstraZeneca UK Limited”, and “AZ” and any associated logos and any names, logos or other Trademarks of AZ or of any of its Affiliates (including the Transferred Entities as of the Closing Date), including the Trademarks included in the Transferred Intellectual Property, and any Trademarks that are similar to, or are otherwise variations or derivatives of, any of the foregoing.
“AZ Parent” means AstraZeneca plc and any successor thereto.
“BMS Marks” means “Bristol-Myers”, “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, “E.R. Squibb & Sons”, “E.R. Squibb”, and “Squibb” and any associated

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logos and any names, logos or other Trademarks of Seller or of any of its Affiliates (other than the Transferred Entities) not identified in Section 1.02(b)(ii) of the Seller Disclosure Schedule and any Trademarks that are similar to, or are otherwise variations or derivatives of, any of the foregoing. For the avoidance of doubt, “BMS Marks” does not include any Trademarks that are owned by any Transferred Entity as of the Closing Date or that are included in the Transferred Intellectual Property.
“Business” means, individually and collectively, the Saxa Business, the Dapa Business and the Amylin Business.
“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.
“Business Employee” means each employee of Seller or a Selling Affiliate (i) whose employment shall automatically transfer to an AZ Employer pursuant to an applicable Acquired Rights Regulation or (ii) who spends at least 50% of their working time performing services for the Business, being (A) those individuals set forth on Section 4.06(a) of the Seller Disclosure Schedule, as the same may be updated consistent with the terms of this Agreement, and (B) such other employees who may be hired by Seller or its Affiliates for the Business between the date hereof and the Closing Date (or Deferred Transfer Date, if applicable) and who are described by clause (i) or clause (ii) above; provided that the term “Business Employee” does not include anyone designated as an “Excluded Employee”.
“Business Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Acquired Assets and the Business, taken as a whole. For purposes of this Agreement, “Business Material Adverse Effect” shall exclude any effects to the extent resulting from (i) changes in the United States or foreign economies in general, (ii) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (iii) changes in the pharmaceutical industry in general and not specifically relating to the Business, (iv) the pendency or announcement of the Acquisition or the other transactions contemplated by this Agreement or any Other Transaction Document, or (v) the failure to obtain any Regulatory Approval (including FDA approval) for any Product; provided, however, that with respect to clauses (i), (ii) or (iii), such matter shall be considered to the extent (but solely the disproportionate extent) that it disproportionately affects the Business as compared to similarly situated businesses manufacturing, marketing or selling pharmaceutical products.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combination Product” means a product that is comprised of or contains one or more Compound(s) as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.
“Competing Product” means a DPP-IV Competing Product, GLP-1 Competing Product, Leptin Competing Product, Pramlintide Competing Product, or SGLT-2 Competing Product.

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“Compound” means any and all Amylin Compound, Dapa Compound or Saxa Compound.
“Contingent Worker” means any person providing material services to the Business and who is not a Business Employee, including consultants and agency workers, being those set forth on Section 12.07(b)(i) of the Seller Disclosure Schedule
“Contract” means any contract, agreement, lease, license or other commitment or arrangement, whether oral or written, that is binding on any person or any of its property under applicable Law, including all amendments thereto.
“Copyright Registrations” means copyright registrations and copyright applications, together with any extensions and renewals thereof.
“Corresponding Product” means, with respect to any Competing Product, all Products that contain the Compound that corresponds with an active ingredient in such Competing Product.
“Cumulative Ex-U.S. Sales” means cumulative Net Sales of all Products outside the U.S.
“Cumulative U.S. Sales” means cumulative Net Sales of all Products in the U.S.
“Dapa Business” means the research, development, manufacture, marketing, distribution, sale and other exploitation of the Dapa Compounds and the Dapa Products.
“Dapa Compound” means “Collaboration Compound” as defined in the Dapa Collaboration Agreement.
“Dapa Product” means “Product” as defined in the Dapa Collaboration Agreement.
“Deferred Transfer Payment” means, with respect to a Deferred Business, the value of the Inventory held by such Deferred Business in such Deferred Jurisdiction.
“Development Agreement” means the Development Agreement in substantially the form of Exhibit I.
“Divest” means, with respect to a Competing Product, a divestiture of such Competing Product to a Third Party by sale, license or otherwise; provided that if such divestiture is by way of one or more licenses or sublicenses, (i) the licensing person and its Affiliates hold or retain no rights with respect to such Competing Product other than (A) the right to receive license fees, milestone payments and royalties on sales of such Competing Product, (B) the right to defend claims of infringement, (C) the right to assert claims of infringement against persons who may infringe its intellectual property rights with respect to such Competing Product and (D) the right to otherwise control filings and patent term extensions connected with any licensed patents, and (ii) the licensing person and its Affiliates are not consulted with respect to or otherwise participate in any decisions (other than those described in clause (i) above), or

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otherwise collaborate with any Third Party, with respect to (x) the development or commercialization of such Competing Product or (y) the regulatory, developmental or commercial strategy with respect to such Competing Product.
“dollars” or “$” means lawful money of the United States of America.
“DPP‑IV”‑ means the dipeptidyl peptidase IV enzyme.
“DPP‑IV Class”‑ means the class of compounds or products that has, as a primary mechanism of action (i.e., having a Ki less than 0.1 micromolar), the direct binding and inhibition of DPP‑IV. For clarity, in the case of prodrugs used for the delivery of a compound in the DPP‑IV Class, the foregoing definition pertains to the bioactive agent that would be released from the prodrug upon administration to patients.
“DPP-IV Competing Product” means (i) any pharmaceutical compound or product that has, as a primary mechanism of action (i.e., having a Ki less than 0.1 micromolar), the direct binding and inhibition of DPP‑IV, or (ii) any combination product for which one of the active ingredients in such combination product has, as a primary mechanism of action (i.e., having a Ki less than 0.1 micromolar), the direct binding and inhibition of DPP-IV. For clarity, in the case of prodrugs used for the delivery of a compound in the DPP‑IV Class, the foregoing definition pertains to the bioactive agent that would be released from the prodrug upon administration to patients.
“EEIG” means the European Economic Interest Grouping entitled the “Bristol-Myers Squibb/AstraZeneca EEIG” and formed under EC Council Regulation (EEC) 2137/85 and the European Economic Interest Grouping Regulations 1989 pursuant to the EEIG Formation Agreement, dated as of June 4, 2008, by and between Bristol-Myers Squibb Sarl and AZ UK.
“EEIG Member Interest” means all of Bristol-Myers Squibb Sarl’s interest as a member of the EEIG, including its rights in and to any profits, losses, goodwill, assets and voting rights in the EEIG and to any and all benefits to which it may be entitled under the EEIG Operating Agreement, together with its obligations thereunder.
“EEIG Operating Agreement” means the EEIG Operating Agreement, dated as of June 4, 2008, by and between Bristol-Myers Squibb Sarl and AZ UK.
“Environmental Law” means any notice of liability, inquiry or violation, Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.
“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under or resulting from (a) any actual or alleged (i) compliance or noncompliance with any Environmental Law or Permit, (ii) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous

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Material (including any exposure of any Business Employee, Transferred Employee or former employee of the Transferred Entities or the Business to Hazardous Materials) or (b) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“EU Major Markets” means France, Germany, Italy and the United Kingdom.
“EU Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).
“European Commission” means the Commission of the European Union.
“Ex-U.S. Sales Measurement Period” means the period from January 1, 2015 through December 31, 2019.
“Ex-U.S. Saxa/Dapa Launch” means the first Launch of a Saxa/Dapa Combination Product in any EU Major Market.
“Excluded Employees” means any individuals employed or engaged by Seller or a Seller Affiliate in providing transitional services or research and development services pursuant to transitional services and/or other services agreements between Seller or a Seller Affiliate and AZ or an AZ Affiliate, and those individuals set forth on Section 12.07(b)(ii) of the Seller Disclosure Schedules, as may be amended from time to time prior to the Closing as mutually agreed by the parties in writing or by Seller with respect to an individual hired after the date hereof who Seller determines in its sole discretion shall not be deemed a Business Employee
“Excluded Tax Attributes” means any Tax attribute, including any loss, loss carry forward, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing for any Pre-Closing Tax Period.
“First Tier Non-Amylin Royalty Rate” means for Net Sales from the Closing to December 31, 2014:

Date of Closing	First Tier Non-Amylin Royalty Rate payable during 2014 on Net Sales
If the Closing occurs on or prior to February 14, 2014	3%
If the Closing occurs on or after February 15, 2014 and on or prior to March 14, 2014	5%
If the Closing occurs on or after March 15, 2014 and on or prior to before April 14, 2014	7%

If the Closing occurs on or after April 15 and on or prior to May 31, 2014	9%

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“FDA” means the United States Food and Drug Administration and any successor agency thereto.
“GLP-1 Competing Product” means (i) any GLP-1 Compound or (ii) any product (including a combination product) that contains a GLP-1 Compound as an active ingredient, in each case ((i) and (ii)) regardless of mechanism of delivery or formulation used and regardless of the indication(s) for which it is developed or approved.
“GLP-1 Compound” means any compound, biologic agent (e.g., a peptide) or other molecule that (a) binds directly to the GLP-1 receptor and (b) has as one of its intended primary mechanisms of action the direct activation of the GLP-1 receptor.
“GLP-1 receptor” means the glucagon-like peptide-1 (“GLP-1”) receptor.
“Hazardous Material” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation.
“Historic Amylin Tax Period” means any Pre-Closing Tax Period or portion thereof of a Transferred Entity (or any predecessor for tax purposes of such Transferred Entity) that does not include any Seller Pre-Closing Tax Period or portion thereof.
“Information” means all technical, scientific, regulatory and other information, results, techniques and data, in whatever form and whether or not confidential, proprietary, patented or patentable, including Inventions, invention disclosures, plans, processes, practices, methods, know how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions. Information does not include Patents or Inventions claimed thereby.
“Intellectual Property” means Patents, Trademarks, Copyright Registrations, Unregistered Intellectual Property and rights in Information.
“International Acquired Assets” means all the Acquired Assets that are owned by any International Selling Affiliate as of the effective time of the Closing Date.
“International Assumed Liabilities” means all the Assumed Liabilities that are Liabilities of any International Selling Affiliate as of the effective time of the Closing Date.
“International Selling Affiliate” means any Selling Affiliate that is a legal entity organized under the laws of a jurisdiction outside the United States.
“Inventions” means any discovery or invention, whether or not patentable.
“IT Know-How” means Information relating to configuration and use of information technology systems and software used in the manufacture, promotion and

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distribution of the Products, excluding, for the avoidance of doubt, the actual information technology systems and software.
“Japan Co-Promotion and Supply Agreements” means (a) the Amendment to Co-Development and Co-Promotion Agreement (SGLT-2), dated as of December 3, 2013, between Seller and AZUK, (b) the Supply Agreement, dated as of December 3, 2013, between Seller and AZUK, (c) the Tolling Agreement, dated as of December 3, 2013, between Bristol-Myers K.K. and AstraZeneca K.K., and (d) the letter agreement, dated as of December 3, 2013, among Seller, AZUK and Ono Pharmaceutical Co., Ltd.
“Japanese Forxiga Approval” means receipt of regulatory approval from the Japanese Ministry of Health, Labor and Welfare of the NDA to commercialize Forxiga in Japan in accordance with applicable Law, excluding any pricing or reimbursement approval.
“KHK Consent Agreement” means that certain agreement between Seller, Otsuka Pharmaceutical Co. Ltd., and KHK, dated as of June 29, 2012.
“knowledge of Seller” means the actual knowledge of the persons identified in Section 12.07(b)(iii) of the Seller Disclosure Schedule and the knowledge that such persons would reasonably be expected to have after making due inquiry of the personnel having responsibility for any such matter in question.
“Launch” means, with respect to the applicable product in the applicable country, the first commercial sale of such product to a Third Party in such country once all required Regulatory Approvals (including pricing and reimbursement) have been obtained. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales,” shall not be construed as a Launch.
“Leptin Competing Product” means (i) any Leptin Compound or (ii) any product (including a combination product) that contains a Leptin Compound as an active ingredient, in each case ((a) and (b)) regardless of mechanism of delivery or formulation used and regardless of the indication(s) for which it is developed or approved.
“Leptin Compound” means any compound, biologic agent (e.g., a peptide) or other molecule that (i) binds directly to the leptin receptor and (ii) has as one of its intended primary mechanisms of action the direct activation of the leptin receptor.
“Manufacturing Know-How” means Information relating to the manufacture and production of the Products.
“Master Supply Agreement” means the Master Supply Agreement in substantially the form of Exhibit H.
“Net Sales” means, with respect to a Product (including a Corresponding Product) for any period, the gross amount billed (net of (a) any revenue deferrals taken in accordance with IFRS and AZ’s customary business policies for its products generally and (b) any inventory management fees or similar fees) by AZ, an Affiliate of AZ or any sublicensee of AZ for sales of

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such Product (including such Corresponding Product) to a Third Party (including any distributor) during such period, less:

(i)
discounts (including cash discounts and quantity discounts), cash and non‑cash coupons, retroactive price reductions, charge‑back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers;

(ii)	credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including Product returned in connection with recalls or withdrawals;

(iii)
taxes or duties levied on, absorbed or otherwise imposed on sale of the Product (and Corresponding Product), including value‑added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the Third Party), as adjusted for rebates and refunds, in each case as accounted for by the party recording such Net Sales. For clarity, these taxes include excise taxes or annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) (or any successor legislation thereto) reasonably allocable to sales of the Product; and

(iv)	amounts written off by reason of uncollectible debt.
For clarity, (a) Net Sales shall not include any amounts or other consideration received by AZ or its Affiliates from sublicensees, whether or not in consideration of the grant of a sublicense to such sublicense, and (b) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a Third Party; provided, however, that Net Sales by AZ or its Affiliates to a Third Party consignee are not recognized as Net Sales by such party until the Third Party consignee sells the Product. If AZ or any of its Affiliates sells a Competing Product within the period specified in Section 2.02(q), such Competing Product will be a Corresponding Product.
It is understood that any accruals of amounts reflected in Net Sales are periodically (at least quarterly) trued-up by AZ consistent with its customary practices and in accordance with IFRS, and Net Sales shall be adjusted to reflect such trued up amounts (including any reversals of revenue deferrals).
If AZ or its Affiliate or sublicensee sells a Combination Product in a given country during a given accounting period, the Net Sales for such Combination Product will be allocated as follows: In the event that a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold

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separately in such country; provided that the invoice price in a country for each Product that contains only the Compound(s) and each product that contains solely active ingredient(s) other than the Compound(s), included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Product that contains the Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Compound(s), on the one hand and all of the other active ingredient(s) collectively, on the other hand.
Should AZ enter into a Third Party agreement for the purchase of a Product that provides discounts or rebates on such Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or controlled by such Third Party, then the discount or rebate on such Product under such agreement shall be determined, for purposes of determining Net Sales for a given accounting period, based on the weighted average of discounts or rebates for such Product and such other product(s) sold under such agreement for the applicable accounting period. For the purposes of calculating Net Sales, metformin shall not be treated as a separate active ingredient.
“Non-Amylin WW Sales” means the Net Sales of Saxa Products plus the Net Sales of Dapa Products.
“Non-Collaboration Assets Agreement” means the Non-Collaboration Assets Agreement, dated as of September 18, 2103 and fully effective as of August 8, 2012, by and between BMS Holdco and AZ Pharmaceuticals.
“Other Transaction Documents” means the Transaction Documents other than this Agreement.
“Patents” means patents, patent applications and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof.
“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Entity, including Regulatory Approvals.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, Regulatory Authority or other entity.
“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

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“Pramlintide Competing Product” means (i) any Pramlintide Compound or (ii) any product (including a combination product) that contains a Pramlintide Compound as an active ingredient, in each case ((i) and (ii)) regardless of mechanism of delivery or formulation used and regardless of the indication(s) for which it is developed or approved.
“Pramlintide Compound” means any compound, biologic agent (e.g., a peptide) or other molecule that has as one of its intended primary mechanisms of action the direct activation of the Amylin Receptor.
“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A., in its New York City office as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365.
“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture or production of a specific Product, taken as a whole and not in part.  For the avoidance of doubt, a Product Formula (a) does not include Manufacturing Know-How associated with the manufacture of the Product to which such Product Formula relates and (b) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formula.
“Products” means any and all Amylin Product, Dapa Product or Saxa Product.
“Purchaser Fundamental Representations” shall mean the representations and warranties of AZ contained in Section 6.01 and Section 6.06.
“Purchaser Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that (a) prevents or materially impedes or delays the consummation by AZ of the Acquisition or the other transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of AZ to perform its obligations under this Agreement and the Other Transaction Documents.
“Regulatory Approval” means, with respect to the applicable Product in the applicable regulatory jurisdiction, all approvals, clearances, or other authorizations of or recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, manufacture, distribute, market, sell and/or use such Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs, INDs, PMAs, 510(k)s, IDEs or their foreign equivalents, and pricing and reimbursement approvals, and all supplements and amendments thereto).
“Regulatory Authority” means any applicable supranational, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other Governmental Entity, including the FDA, regulating or otherwise exercising authority with respect to any of the Products.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the

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environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Saxa Business” means the research, development, manufacture, marketing, distribution, sale and other exploitation of the Saxa Compounds and the Saxa Products.
“Saxa Compound” means the “Collaboration Compound” as defined in the Saxa Collaboration Agreement.
“Saxa Product” means “Product” as defined in the Saxa Collaboration Agreement.
“Saxa/Dapa Combination Product” means any pharmaceutical product containing both a Saxa Compound and a Dapa Compound, in any and all forms, presentations, doses and formulations, whether available by prescription or over‑the‑counter, or by any other means.
“Second Tier Non-Amylin Royalty Rate” means for Net Sales during a calendar quarter in the following years on Net Sales up to five hundred million dollars ($500,000,000) per calendar year.

2014	2015	2016
41%	28%	18%

“Seller/KHK Saxa Supply Agreement” means that certain Supply Agreement by and between Seller and Kyowa Hakko Kirin Co., Ltd., dated as of March 15, 2013.
“Seller/Otsuka Saxa Commercialization Agreement” means that certain Development and Collaboration Agreement by and between Seller and Otsuka Pharmaceutical Co., Ltd., dated as of December 26, 2006, as amended – assigned to KHK by Otsuka pursuant to a Consent and Agreement, between Bristol-Myers Squibb Company, Otsuka Pharmaceutical Co., Ltd., and Kyowa Hakko Kirin Co., Ltd., dated as of June 29, 2012.
“Seller Employer” means Seller or one of its Affiliates that employs one or more Business Employees.
“Seller Fundamental Representations” shall mean the representations and warranties of Seller contained in Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.06(a), Section 4.06(d) and Section 4.10.
“Seller Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that (a) prevents or materially impedes or delays the consummation by Seller of the Acquisition or the other transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Other Transaction Documents.

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“Seller Pre-Closing Tax Period” means any Tax period or portion thereof beginning after August 8, 2012 (or, in the case of BMS Holdco, beginning on the date of its formation) and ending on or before the Closing Date.
“Selling Affiliate” means each Affiliate of Seller that owns right, title and interest to any of the Acquired Assets or the Purchased Company’s Equity Interests or is liable for any of the Assumed Liabilities, in each case immediately prior to the Closing.
“SGLT‑2”‑ means the low affinity high capacity Na+ / glucose cotransporter, having a Na+ to glucose coupling ratio of 1:1, which serves as the major reabsorption mechanism for D‑glucose in the kidney.
“SGLT‑2 Class”‑ means the class of compounds that has as a primary mechanism of action (i.e., having an IC50 less than 100 nanomolar), the inhibition of SGLT‑2. For clarity, in the case of prodrugs used for the delivery of compounds in the SGLT‑2 Class, the foregoing definition pertains to the bioactive agent that would be released from the prodrug upon administration to patients. Also for clarity, the foregoing definition shall exclude any delivery vehicle, such as O‑glucosides, that is utilized solely for drug delivery purposes in respect of a biologically active agent.
“SGLT-2 Competing Product” means (i) any pharmaceutical compound or product that has, as a primary mechanism of action (i.e., having an IC50 less than 100 nanomolar), the direct binding and inhibition of SGLT‑2, or (ii) any combination product for which one of the active ingredients in such combination product has, as a primary mechanism of action (i.e., having an IC50 less than 100 nanomolar), the direct binding and inhibition of SGLT‑2, but shall exclude any delivery vehicle, such as O‑glucoside prodrugs that are utilized solely for the delivery of bioactive agents outside the SGLT‑2 Class. For clarity, in the case of prodrugs used for the delivery of a compound in the SGLT‑2 Class, the foregoing definition pertains to the bioactive agent that would be released from the prodrug upon administration to patients.
“Shared Contract” means all Contracts of Seller or any of its Affiliates relating in part to, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business, but not exclusively related to, or exclusively used or held for use in, the Saxa Business, the Dapa Business or the Amylin Business, respectively, and not otherwise a Transferred Contract.
“Site Asset Purchase Agreement” means the Asset Purchase Agreement in substantially the form of Exhibit J.
“Software Assets” means all information technology systems and software (whether in source code or object code) and all related license, maintenance and service Contracts.
“Specified Ancillary Agreement” means the Transitional Services Agreement.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

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“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.
“Supply Chain Contracts” means the supply Contracts set forth on Section 12.07(b)(iv) of the Seller Disclosure Schedules.
“Tax” means all federal, state, local and foreign taxes, charges, duties, fees, levies and similar assessments imposed by a taxing authority, including all interest, penalties and additions imposed with respect to such amounts (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return).
“Tax Return” means any return, declaration, report, form, claim for refund, information return, estimate or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means Product Formulae, Manufacturing Know-How and IT Know-How.
“Technology License Agreement” means the Technology License Agreement in substantially the form of Exhibit C.
“Third Party” means any person other than Seller, AZ or any of their Affiliates.
“Third Tier Non-Amylin Royalty Rate” means for Net Sales during a calendar quarter in the following years:

2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
7%	9%	12%	20%	22%	25%	20%	19%	15%	15%	14%

“TRA” means the Project Antigua: Summary of Terms of Tax Reimbursement Agreement, dated August 8, 2012, among Seller, BMS Holdco, AZ Pharmaceuticals and AstraZeneca plc, including any amendment thereof.
“TRA Amendment” means the first amendment to the TRA, to be dated as of the Closing Date, a form of which is attached hereto as Exhibit A.
“Trademarks” means all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all trademark registrations, trademark applications, service mark registrations,

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service mark applications, domain name registrations and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith.
“Transaction Documents” means (a) this Agreement, (b) the Transitional Services Agreement, (c) the Technology License Agreement, (d) the Transfer Documents, (e) the Master Supply Agreement, (f) the Development Agreement, (g) the Saxa Collaboration Termination Agreement, (h) the Dapa Collaboration Termination Agreement, (i) the TRA Amendment, and (j) the Site Asset Purchase Agreement.
“Transfer Documents” means the documents that are executed and delivered pursuant to Sections 2.01(f)(i), 2.01(f)(ii), 2.01(f)(iii), 2.01(g)(ii) and 2.01(g)(iii).
“Transfer Taxes” means all transfer, documentary, stamp duty, sales, use, registration, filing, conveyance, real property transfer gains, commodities and any similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby.
“Transferred Electronic Mail” shall mean all electronic mail (or portions of electronic mail) of a Transferred Employee that exclusively relates to the Business and that is actually transferred by Transferred Employees pursuant to Section 5.06.
“Transferred Entity Contract” means each Contract to which a Transferred Entity is a party or by which its properties are bound.
“Transferred Entity Permits” means all Permits held by any of the Transferred Entities and exclusively used or held for use in any of, individually or collectively, the Saxa Business, the Dapa Business or the Amylin Business.
“Transitional Services Agreement” means the transitional services agreement in substantially the form of Exhibit B.
“Unique Instance Software License” means any Contract providing for the license of software to Seller or any of its Affiliates exclusively for use in the Business, which software is installed, operated and licensed on a single-site basis uniquely by installation.
“Unregistered Intellectual Property” means those Trademarks and copyrights that are not the subject of a pending application for registration with, or that are not registered with, an appropriate trademark and copyright office.
“U.S. Farxiga Approval” means approval by the FDA of the NDA to commercialize Farxiga in the United States in accordance with applicable Law.
“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect as of the date hereof.
“U.S. Sales Measurement Period” means the period from the January 1, 2015 through December 31, 2019.

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“VAT” shall mean (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in subparagraph (a) above, or imposed elsewhere.
(c)    The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.03(b)
Accounts Payable	12.07(b)
Accounts Receivable	12.07(b)
Acquired Assets	1.02(a)
Acquired Rights Countries	12.07(b)
Acquired Rights Regulations	12.07(b)
Acquisition	Recitals
Affiliate	12.07(b)
Agreement	Preamble
Allocable Portion	12.07(b)
Amylin	Recitals
Amylin Business	12.07(b)
Amylin Collaboration Agreement	Recitals
Amylin Compound	12.07(b)
Amylin Expense Adjustment Amount	12.07(b)
Amylin Product	12.07(b)
Amylin Receptor	12.07(b)
Amylin U.S. Royalty Rate	12.07(b)
Amylin U.S. Sales	12.07(b)
Amylin Working Capital Statement	2.03(a)
Antitrust Approvals	2.01(b)
Assigned Marks	12.07(b)
Assignment Agreement	Recitals
Assumed Benefit Plans	9.04(a)
Assumed Liabilities	1.03(a)
Assumed Tax Liabilities	1.03(a)(v)
AZ	Preamble
AZ 401(k) Plan	9.04(c)(i)
AZ Amylin U.S. Sales Statement	2.02(k)
AZ Benefit Plan	12.07(b)
AZ Email Account	5.06
AZ Employer	12.07(b)
AZ Indemnitees	10.01(a)
AZ MAH	8.17

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Term	Section
AZ Mark	12.07(b)
AZ Non-Amylin WW Sales Statement	2.02(j)
AZ Parent	12.07(b)
AZ Parent Guaranty	7.06
AZ Pharmaceuticals	Recitals
AZ UK	Recitals
BMS Holdco	Recitals
BMS Marks	12.07(b)
Business	12.07(b)
Business Confidential Information	5.04(a)
business day	12.07(b)
Business Employee	12.07(b)
Business Material Adverse Effect	12.07(b)
Business Offeree	9.01(c)
Cap	10.01(c)
Closing	2.01(a)
Closing Certificate	2.02(b)
Closing Date	2.01(a)
Closing Date Amount	2.02(a)
Closing Ex-Entity Inventory	2.03(a)
Closing Ex-Entity Inventory Difference	2.03(a)
Closing Meeting	2.01(a)
Code	12.07(b)
Combination Product	12.07(b)
Competing Activities	5.07(a)
Competing Product	12.07(b)
Compound	12.07(b)
Confidential Information	8.09(a)
Consultation Completion	2.01(b)
Contingent Worker	12.07(b)
Continuation Period	9.03(a)
Contract	12.07(b)
control	12.07(b)
Copyright Registrations	12.07(b)
Corresponding Product	12.07(b)
Covered Data and Samples	8.15(b)
Covered Fee	8.16(c)
Cumulative Ex-U.S. Sales	12.07(b)
Cumulative U.S. Sales	12.07(b)
Current Customer List	8.08(a)
Dapa Business	12.07(b)
Dapa Collaboration Agreement	Recitals
Dapa Compound	12.07(b)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
Dapa Product	12.07(b)
Dapagliflozin	Recitals
Deductible	10.01(b)
Deferred Business	2.01(b)
Deferred Jurisdiction	2.01(b)
Deferred Transfer	2.01(c)
Deferred Transfer Date	2.01(d)
Deferred Transfer Payment	12.07(b)
Development Agreement	12.07(b)
Diligent Efforts	7.05
Divest	12.07(b)
DOJ	8.05(a)
dollars	12.07(b)
DPP-IV	12.07(b)
DPP-IV Class	12.07(b)
DPP-IV Competing Product	12.07(b)
EEIG	12.07(b)
EEIG Member Interest	12.07(b)
EEIG Operating Agreement	12.07(b)
EEIG Transfer Completion Date	8.17
Employment Consultation Process	1.01(b)
Environmental Law	12.07(b)
Environmental Liability	12.07(b)
Estimated Ex-Entity Inventory	2.02(b)
Estimated Ex-Entity Inventory Difference	2.02(b)
Estimated Working Capital and Inventory Amounts	2.02(b)
EU Data Protection Directive	12.07(b)
EU Major Markets	12.07(b)
EU Merger Regulation	12.07(b)
European Commission	12.07(b)
Excluded Assets	1.02(d)
Excluded Contract Liabilities	1.03(b)(i)
Excluded Employees	12.07(b)
Ex-Entity Inventory	2.03(d)
Ex-Entity Inventory Difference	2.03(d)
Ex-Entity Inventory Difference Statement	2.03(a)
Ex-Entity Inventory Statement	2.03(a)
Excluded Liability	1.03(b)
Excluded Tax Attributes	12.07(b)
Excluded Tax Liabilities	1.03(d)(ii)
Existing PV Agreements	8.14(c)
Ex-U.S. Sales Measurement Period	12.07(b)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
Ex-U.S. Saxa/Dapa Launch	12.07(b)
Ex-U.S. Saxa/Dapa Launch Amount	2.02(e)
FDA	12.07(b)
First Tier Non-Amylin Royalty Rate	12.07(b)
Fixed Price Tender Commitments	7.07
FSS	8.16(a)(vi)
FTC	8.05(a)
GLP-1 Competing Product	12.07(b)
GLP-1 Compound	12.07(b)
GLP-1 receptor	12.07(b)
Governmental Entity	3.01(a)
Hazardous Material	12.07(b)
Historic Amylin Tax Period	12.07(b)
HSR Act	3.01(b)
Inactive Employee	9.01(c)
including	12.07(a)
indemnified party	10.08(a)
indemnifying party	10.08(a)
Injunction	3.01(a)
Information	12.07(b)
Intellectual Property	12.07(b)
International Acquired Assets	12.07(b)
International Asset Purchase Agreement	1.01(b)
International Assumed Liabilities	12.07(b)
International Selling Affiliate	12.07(b)
Inventions	12.07(b)
Inventory	12.07(b)
IT Know-How	12.07(b)
Japan Co-Promotion and Supply Agreements	12.07(b)
Japan Employees	9.11
Japanese Forxiga Approval	12.07(b)
Japanese Forxiga Approval Amount	2.02(d)
KHK	8.18
KHK Consent Agreement	12.07(b)
knowledge of Seller	12.07(b)
Launch	12.07(b)
Law	3.01(a)
Leptin Competing Product	12.07(b)
Leptin Compound	12.07(b)
Liabilities	1.03(a)
Liens	4.02(a)
Losses	10.01(a)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
Manufacturing Know-How	12.07(b)
Master Supply Agreement	12.07(b)
Modified Agreements	8.13
Net Sales	12.07(b)
Non-Amylin WW Sales	12.07(b)
Non-Collaboration Assets Agreement	12.07(b)
Non-U.S. Customer List	8.08(b)
Non-U.S. Transferred Employees	9.03(a)
Notice of Disagreement	2.03(b)
Original SAPA	Recitals
Other Transaction Documents	12.07(b)
Outside Date	11.01(d)
Patents	12.07(b)
Permits	12.07(b)
Permitted Purchasing Affiliate	2.02(p)
Permitted Liens	4.06(a)
person	12.07(b)
Personnel Records	9.08
Pharmacovigilance Agreement	8.14(c)
Post-Closing Tax Period	12.07(b)
Pramlintide Competing Product	12.07(b)
Pramlintide Compound	12.07(b)
Pre-Closing Tax Period	12.07(b)
Prime Rate	12.07(b)
Potential Business Employees	9.10
Product Formulae	12.07(b)
Product Know-How	1.02(b)(vi)
Products	12.07(b)
Purchase Price	2.02(m)
Purchase Price Allocation Schedule	8.07(a)
Purchased Company	Recitals
Purchased Company’s Equity Interests	Recitals
Purchased Company Subsidiaries	Recitals
Purchased Company Subsidiaries’ Equity Interests	Recitals
Purchaser Fundamental Representations	12.07(b)
Purchaser Material Adverse Effect	12.07(b)
Quarter Day	2.02(j)
Record Retention Period	9.08
Records	1.02(a)(iii)
Regulatory Approval	12.07(b)
Regulatory Authority	12.07(b)
Release	12.07(b)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
Requested Information	8.02(a)
Restricted Period	5.07(a)
Retained Employee Liabilities	1.03(b)(v)
Saxa Business	12.07(b)
Saxa Collaboration Agreement	Recitals
Saxa Compound	12.07(b)
Saxa Product	12.07(b)
Saxa/Dapa Combination Product	12.07(b)
Saxagliptin	Recitals
Second Tier Non-Amylin Royalty Rate	12.07(b)
Seller	Preamble
Seller/KHK Saxa Supply Agreement	12.07(b)
Seller/Otsuka Saxa Commercialization Agreement	12.07(b)
Seller Disclosure Schedule	Article IV
Seller Disclosure Schedule Update	8.11(b)
Seller Employer	12.07(b)
Seller Fundamental Representations	12.07(b)
Seller Indemnitees	10.02
Seller Material Adverse Effect	12.07(b)
Seller Pre-Closing Tax Period	12.07(b)
Seller Returns	4.11(a)
Seller SIP	9.04(c)(i)
Selling Affiliate	12.07(b)
SGLT‑2	12.07(b)
SGLT‑2 Class	12.07(b)
SGLT‑2 Competing Product	12.07(b)
Shared Contract	12.07(b)
Site Asset Purchase Agreement	12.07(b)
Software Assets	12.07(b)
Specified Ancillary Agreement	12.07(b)
Statements	2.03(a)
Straddle Period	12.07(b)
Subsidiary	12.07(b)
Supply Chain Contracts	12.07(b)
Support Services	8.06
Tax	12.07(b)
Tax Claim	10.10(a)
Tax Return	12.07(b)
Technology	12.07(b)
Technology License Agreement	12.07(b)
Terminated Leased Business Vehicle	7.12
Terminating Agreements	8.13

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
Termination Costs	7.12
Third Party	12.07(b)
Third Tier Non-Amylin Royalty Rate	12.07(b)
Third Party Claim	10.08(a)
Tier I Ex-U.S. Sales Milestone	2.02(f)
Tier I Ex-U.S. Sales Milestone Amount	2.02(f)
Tier II Ex-U.S. Sales Milestone	2.02(g)
Tier II Ex-U.S. Sales Milestone Amount	2.02(g)
Tier I U.S. Sales Milestone	2.02(h)
Tier I U.S. Sales Milestone Amount	2.02(h)
Tier II U.S. Sales Milestone	2.02(i)
Tier II U.S. Sales Milestone Amount	2.02(i)
TRA	12.07(b)
TRA Amendment	12.07(b)
Trademarks	12.07(b)
Transaction Documents	12.07(b)
Transfer Documents	12.07(b)
Transfer Taxes	12.07(b)
Transferred Contingent Worker	9.01(a)
Transferred Contracts	1.02(a)(i)
Transferred Electronic Mail	12.07(b)
Transferred Employee	9.01(a)
Transferred Entities	Recitals
Transferred Entity Contract	12.07(b)
Transferred Entity Permits	12.07(b)
Transferred Entity Voting Debt	4.05(a)
Transferred Equity Interests	Recitals
Transferred Intellectual Property	1.02(b)
Transferred Inventory	1.02(a)(iv)
Transferred Permits	1.02(a)(ii)
Transferred Personal Property	1.02(a)(xiv)
Transferred Records	1.02(a)(iii)
Transferred Regulatory Documentation	1.02(a)(ix)
Transition Date	9.01(a)
Transitional License	7.09(b)
Transitional Services Agreement	12.07(b)
TSA Pricing and Reimbursement Payments	8.16(b)
Unique Instance Software License	12.07(b)
Unregistered Intellectual Property	12.07(b)
U.S. Customer List	8.08(a)
U.S. Farxiga Approval	12.07(b)
U.S. Farxiga Approval Amount	2.02(c)
U.S. GAAP	12.07(b)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Term	Section
U.S. Sales Measurement Period	12.07(b)
U.S. Transferred Employees	9.03(a)
VAT	12.07(b)
WARN Act	9.07
Wind-Down Period	7.09(a)
Working Capital and Inventory Principles	2.03(e)

SECTION 12.08  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 12.09  Entire Agreement. This Agreement and the Other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. This Agreement amends, restates and supersedes the Original SAPA in its entirety.
SECTION 12.10  Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.
SECTION 12.11  Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York sitting in New York County (and, if such Supreme Court of the State of New York shall be unavailable, in any other New York State court or in the United States District Court for the Southern District of New York), and any

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

appellate court from any thereof, this being in addition to any other remedy to which any party is entitled at law or in equity.
SECTION 12.12  Consent to Jurisdiction. Each of AZ and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, and any appellate court from any thereof, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such suit, action or other proceeding may be heard and determined in such New York State or, to the extent permitted by applicable Law, in such Federal court. Each of AZ and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of AZ and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.12. Each of AZ and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in any court referred to in the first sentence of this Section 12.12(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 12.13  Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any of the Other Transaction Documents or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.13.
SECTION 12.14  GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
* * * * *

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IN WITNESS WHEREOF, Seller and AZ have duly executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY
by /s/ Frances K. Heller
Name: Frances K. Heller
Title: Senior Vice President, Business Development
ASTRAZENECA AB (PUBL)

by /s/ Jane-OlofJacke
Name: Jan-OlofJacke
Title: Authorized Signatory

[Signature Page to Amended and Restated Stock and Asset Purchase Agreement]